AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                           RJR NABISCO HOLDINGS CORP.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              6719                             13-3490602
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 258-5600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          LAWRENCE R. RICCIARDI, ESQ.
                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 258-5600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                                COPIES TO:
    SAMUEL F. PRYOR III, ESQ.             CHARLES I. COGUT, ESQ.            ANDREW R. BROWNSTEIN, ESQ.
      DAVIS POLK & WARDWELL             SIMPSON THACHER & BARTLETT        WACHTELL, LIPTON, ROSEN & KATZ
       450 LEXINGTON AVENUE                425 LEXINGTON AVENUE                51 WEST 52ND STREET
     NEW YORK, NEW YORK 10017            NEW YORK, NEW YORK 10017            NEW YORK, NEW YORK 10019
          (212) 450-4000                      (212) 455-2000                      (212) 403-1000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Offering Circular/Prospectus.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
      TITLE OF EACH CLASS OF              AMOUNT          OFFERING PRICE      AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED(1)    TO BE REGISTERED(2)    PER UNIT(3)    OFFERING PRICE(3)      FEE(3)
Common Stock, par value $.01 per
  share............................  353,680,264 shares   Not Applicable    Not Applicable    $409,524.52

(1) This Registration Statement relates to securities of the Registrant exchangeable for shares of common stock, par value $.625 per share ("Borden Common Stock"), and, unless and until redeemed by Borden, the associated Preferred Stock Purchase Rights, of Borden, Inc., a New Jersey corporation ("Borden"), in the exchange offer by Borden Acquisition Corp., a New Jersey corporation ("Borden Acquisition"), for all of the outstanding shares of Borden Common Stock (the "Exchange Offer") and in the proposed merger of Borden Acquisition with and into Borden (the "Merger").
(2) The number of shares of common stock, par value $.01 per share ("Holdings Common Stock"), of the Registrant to be registered is based upon 141,515,502 shares (excluding shares held in treasury, which Borden has agreed to cancel and retire upon consummation of the Merger) of Borden Common Stock outstanding on September 23, 1994, plus 45,031 shares of Borden Common Stock issuable upon conversion of Borden's Preferred Stock--Series B and 7,357,473 shares of Borden Common Stock issuable upon exercise of stock options of Borden, in each case, outstanding on September 23, 1994 multiplied by 2.375, the maximum Exchange Ratio (as defined in the enclosed Offering Circular/Prospectus).
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f). Based on a price of $13.75 per share of Borden Common Stock, calculated on the basis of the average high and low prices of a share of Borden Common Stock as reported on the New York Stock Exchange Composite Tape on September 28, 1994.

                              ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE OFFERING CIRCULAR/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART 1 OF FORM S-4

                    FORM S-4 ITEM
      -----------------------------------------  LOCATION IN OFFERING CIRCULAR/PROSPECTUS
                                                 -----------------------------------------
                              A. INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus...  Outside Front Cover Page; Facing Page
2.    Inside Front and Outside Back Cover Pages
      of Prospectus............................  Table of Contents; Available Information;
                                                 Incorporation of Certain Documents by
                                                 Reference
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information............  Summary; Certain Significant
                                                 Considerations; The Exchange Offer
4.    Terms of the Transaction.................  Summary; The Exchange Offer; Description
                                                 of Holdings Capital Stock; Description of
                                                 Borden Capital Stock and Rights;
                                                 Comparison of Rights of Holders of Borden
                                                 and Holdings Common Stock
5.    Pro Forma Financial Information..........  Not Applicable
6.    Material Contacts with Company Being
      Acquired.................................  Summary; The Exchange Offer
7.    Additional Information Required for
        Reoffering by Persons and Parties
      Deemed to be Underwriters................  The Exchange Offer; Security Ownership of
                                                 Certain Beneficial Owners and Management
8.    Interests of Named Experts and Counsel...  Legal Matters; Experts
9.    Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities..............................  Not Applicable

                              B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to
        S-3 Registrants........................  Available Information; Incorporation of
                                                 Certain Documents by Reference; Summary;
                                                 Comparative Market Prices and Dividends;
                                                 RJR Nabisco Holdings Corp.; RJR Nabisco
                                                 Holdings Corp. Selected Historical
                                                 Consolidated Financial Data; Description
                                                 of Holdings Capital Stock; Comparison of
                                                 Rights of Holders of Borden and Holdings
                                                 Common Stock
11.   Incorporation of Certain Information
        by Reference...........................  Incorporation of Certain Documents by
                                                 Reference
12.   Information with Respect to S-2
        or S-3 Registrants.....................  Not Applicable

                    FORM S-4 ITEM
      -----------------------------------------  LOCATION IN OFFERING CIRCULAR/PROSPECTUS
                                                 -----------------------------------------
13.   Incorporation of Certain Information by
      Reference................................  Not Applicable
14.   Information with Respect to Registrants
      Other than S-2 or S-3 Registrants........  Not Applicable

                        C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to
        S-3 Companies..........................  Available Information; Incorporation of
                                                 Certain Documents by Reference;
                                                 Summary--Borden, Inc.; Borden, Inc.
                                                 Selected Historical Consolidated
                                                 Financial Data; Description of Borden
                                                 Capital Stock and Rights; Comparison of
                                                 Rights of Holders of Borden and Holdings
                                                 Common Stock
16.   Information with Respect to S-2
        or S-3 Companies.......................  Not Applicable
17.   Information with Respect to Companies
      Other than S-2 or S-3 Companies..........  Not Applicable

                              D. VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.......  Not Applicable
19.   Information if Proxies, Consents or
        Authorizations are not to be Solicited,
        or in an Exchange Offer................  Available Information; Incorporation of
                                                 Certain Documents by Reference; Summary;
                                                 The Exchange Offer; Security Ownership of
                                                 Certain Beneficial Owners and Management

OFFERING CIRCULAR/PROSPECTUS (Subject to Completion)
Issued October 5, 1994
                               Exchange Offer for
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                                  Borden, Inc.
                       By Exchanging for Each Such Share
                     A Number of Shares of Common Stock of
                           RJR Nabisco Holdings Corp.
                  Based on the Exchange Ratio Described Below
                                       by
                            Borden Acquisition Corp.
                              -------------------

                THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE
        AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                , 1994,
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.
                              -------------------

   Borden Acquisition Corp., a New Jersey corporation (the "Purchaser"), a wholly owned subsidiary of Whitehall Associates, L.P. (the "Partnership"), an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Exchange Offer"), to exchange shares of common stock, par value $.01 per share (the "Holdings Common Stock"), of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"), owned by the Purchaser for all outstanding shares (the "Borden Shares") of common stock, par value $.625 per share (collectively, the "Borden Common Stock"), and the associated Preferred Stock Purchase Rights (the "Rights"), of Borden, Inc., a New Jersey corporation ("Borden"), not already owned by the Purchaser or its affiliates. Each Borden Share accepted by the Purchaser in accordance with the Exchange Offer shall be exchanged for that number of fully paid and nonassessable shares of Holdings Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $14.25 by (ii) the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of expiration of the Exchange Offer, including any extension thereof (the "Valuation Period"), provided that the Exchange Ratio shall not be less than
1.78125 or greater than 2.375.

   The Exchange Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer a number of Borden Shares which, when added to any Borden Shares previously acquired by the Partnership or the Purchaser (other than pursuant to the Option (as hereinafter defined)), represents more than 41% of the Borden Shares outstanding on a fully diluted basis (other than dilution due to the Rights) (the "Minimum Condition"). The Exchange Offer is also subject to other terms and conditions, which Borden shareholders should carefully consider. See "The Exchange Offer--Certain Conditions of the Exchange Offer" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."

   The Board of Directors of Borden has, among other things, (1) determined that the Merger Agreement and the Conditional Purchase/Option Agreement (each as hereinafter defined) and the transactions contemplated thereby, including the Exchange Offer and the merger of the Purchaser with Borden (such merger is hereinafter called the "Proposed Merger" and, collectively with the other transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement, the "Transactions"), taken together, are fair to the shareholders of Borden, and resolved to recommend that holders of Borden Shares accept the Exchange Offer, tender their Borden Shares to the Purchaser in the Exchange Offer and, if required by applicable law, approve and adopt the Merger Agreement, and (2) approved the Merger Agreement, the Conditional Purchase/Option Agreement and the Transactions.

   The last reported sale price of the Holdings Common Stock on October 3, 1994 on the NYSE Composite Tape was $6 7/8 per share. The last reported sale price of the Borden Common Stock on October 3, 1994 on the NYSE Composite Tape was $13 3/4 per share. On September 9, 1994, the last full trading day prior to the public announcement of the execution of the letter of intent with respect to the Transactions (as defined herein), the closing sale price, as reported on the NYSE Composite Tape, was $7 for the Holdings Common Stock and $11 7/8 for the Borden Common Stock. Borden shareholders should obtain a current quote for the Holdings Common Stock and the Borden Common Stock.

                                                        (continued on next page)
                              -------------------

SEE "CERTAIN SIGNIFICANT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY HOLDERS OF BORDEN SHARES IN
                CONNECTION WITH THEIR CONSIDERATION OF THE
                        EXCHANGE OFFER.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING
           CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
              A CRIMINAL OFFENSE.

                              -------------------

                 The Dealer Manager for the Exchange Offer is:
                              MORGAN STANLEY & CO.
                                 Incorporated

          , 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS OFFERING CIRCULAR/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

(continued from prior page)

    The Purchaser, the Partnership and Borden have entered into an Agreement and Plan of Merger dated as of September 23, 1994 (the "Merger Agreement") pursuant to which, among other things, following the consummation of the Exchange Offer, subject to certain conditions, the Purchaser will be merged with Borden in the Proposed Merger. If, following the Exchange Offer and exercise of the Option, the Purchaser and its affiliates own more than 90% of the outstanding Borden Shares, the Purchaser will take all necessary or appropriate action, without further action by the Board of Directors or shareholders of Borden, to merge the Purchaser with Borden as soon as practicable. If, following the Exchange Offer and exercise of the Option, approval of Borden's shareholders is required by applicable law in order to consummate the Proposed Merger, provided that the Minimum Condition is satisfied without being reduced or waived, Borden will submit the Proposed Merger to Borden's shareholders for approval. If the Proposed Merger is submitted to Borden's shareholders for approval, the Proposed Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares owned by the Purchaser and its affiliates. In the event the Proposed Merger is consummated, holders of Borden Shares will receive the same number of shares of Holdings Common Stock for each Borden Share as are exchanged for each Borden Share in the Exchange Offer. This Offering Circular/Prospectus, as amended or supplemented from time to time, also relates to shares of Holdings Common Stock that may be issued in connection with the consummation of the Proposed Merger, unless the Proposed Merger is submitted to Borden's shareholders for approval.

    This Offering Circular/Prospectus does not constitute a solicitation of a proxy, consent or authorization for or with respect to any special meeting or other meeting of Borden's shareholders or any action in lieu thereof. Any such solicitation will be made only pursuant to separate proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Pursuant to a Conditional Purchase/Stock Option Agreement dated as of September 23, 1994 (the "Conditional Purchase/Option Agreement"), Borden has granted to the Purchaser (or its designee, which shall be the Partnership or a wholly owned direct or indirect subsidiary of the Partnership) a right (the "Option") to purchase up to 28,138,000 shares of Borden Common Stock (the "Option Shares") (approximately 19.9% of the outstanding Borden Shares) in exchange for the number of shares of Holdings Common Stock (rounded to the nearest 1/100,000) obtained by dividing (i) $11.00 by (ii) the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of notice of exercise of the Option (or, if exercise of the Option is required as described below, the date of exercise), as adjusted in certain events, for each share of Borden Common Stock. Subject to applicable law, if the Purchaser (or the Partnership or a wholly owned direct or indirect subsidiary of the Partnership) acquires more than 41% (but not more than 50%) of the outstanding Borden Shares in the Exchange Offer, the Option must be exercised to the extent necessary so that, following such exercise, the Purchaser will own more than 50% of the outstanding Borden Shares. If the Purchaser shall have exercised the Option in whole or in part prior to the termination of the Exchange Offer, the Purchaser may not waive or reduce the Minimum Condition. In addition, if the Purchaser has not exercised the Option prior to the expiration of the Exchange Offer, it will not be entitled to exercise the Option thereafter if it waives or otherwise reduces the Minimum Condition and accepts fewer than 41% of the Borden Shares for exchange in the Exchange Offer. See "The Exchange Offer--Purpose of the Exchange Offer; the Proposed Merger" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Unless the context requires otherwise, all references in this Offering Circular/Prospectus to "Borden Shares" shall be deemed to refer also to the associated Rights issued pursuant to the Rights Agreement, dated as of January 28, 1986 (as amended, the "Rights Agreement"), between Borden and The Bank of New York, as Rights Agent (the "Rights Agent"), and all references to "Rights" shall be deemed to include all benefits that may inure to the shareholders of Borden or to holders of the Rights pursuant to the Rights Agreement, unless and until the Rights are redeemed by Borden in accordance with the Merger Agreement.

                                                        (continued on next page)

(continued from prior page)

    Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, Borden will be required to file with the Securities and Exchange Commission (the "Commission") and with the NYSE a statement on Schedule 14D-9 (together with any amendments thereto, the "Schedule 14D-9") furnishing certain information with respect to its recommendation concerning the Exchange Offer. The Schedule 14D-9 should be available for inspection and copying as described herein under "Available Information" (except that the Schedule 14D-9 will not be available at the regional offices of the Commission). Borden shareholders should obtain and read the Schedule 14D-9 before making a decision whether to exchange their Borden Shares in the Exchange Offer.

                              -------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Borden Shares and Rights (if applicable) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Exchange Agent (as defined herein), and either deliver the certificates representing the tendered Borden Shares ("Share Certificates") and, if separate, certificates representing the tendered Rights ("Rights Certificates"), and any other required documents to the Exchange Agent or tender such Borden Shares and Rights (if applicable) pursuant to the procedure for book-entry transfer described herein or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Borden Shares and Rights (if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Borden Shares and Rights (if applicable) so registered. Unless and until the Rights are redeemed in accordance with the Merger Agreement, holders of Borden Shares will be required to tender the Rights associated with such Borden Shares in order to effect a valid tender of such Borden Shares.

    A shareholder who desires to tender Borden Shares and Rights (if applicable) and whose Share Certificates and Rights Certificates (if applicable) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Borden Shares and Rights (if applicable) by following the procedures for guaranteed delivery described herein.

                              -------------------

    Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated (the "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offering Circular/Prospectus. Additional copies of this Offering Circular/Prospectus, a Letter of Transmittal and a Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS OFFERING CIRCULAR/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP, THE PURCHASER OR ANY AFFILIATE THEREOF, HOLDINGS OR BORDEN OR BY THE DEALER MANAGER. THIS OFFERING CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR/PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE PARTNERSHIP, THE PURCHASER OR ANY AFFILIATE THEREOF, HOLDINGS OR BORDEN OR BY THE DEALER MANAGER THAT WOULD PERMIT A PUBLIC OFFERING OF THE SECURITIES OFFERED HEREBY OR POSSESSION OR DISTRIBUTION OF THIS OFFERING CIRCULAR/PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS OFFERING CIRCULAR/PROSPECTUS COMES ARE REQUIRED BY THE PARTNERSHIP, THE PURCHASER AND THEIR AFFILIATES, HOLDINGS AND BORDEN AND BY THE DEALER MANAGER TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SECURITIES OFFERED HEREBY AND THE DISTRIBUTION OF THIS OFFERING CIRCULAR/PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Available Information.................................................................     5
Incorporation of Certain Documents by Reference.......................................     5
Summary...............................................................................     7
Certain Significant Considerations....................................................    24
The Exchange Offer....................................................................    31
RJR Nabisco Holdings Corp.............................................................    71
RJR Nabisco Holdings Corp. Selected Historical Consolidated Financial Data............    73
Security Ownership of Certain Beneficial Owners and Management........................    75
Borden, Inc...........................................................................    77
Borden, Inc. Selected Historical Consolidated Financial Data..........................    78
The Purchaser and the Partnership.....................................................    80
Description of Holdings Capital Stock.................................................    80
Description of Borden Capital Stock and Rights........................................    88
Comparison of Rights of Holders of Borden and Holdings Common Stock...................    89
Legal Matters.........................................................................    92
Experts...............................................................................    93

                             AVAILABLE INFORMATION

    Holdings and Borden are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Holdings and Borden with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Holdings and Borden can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    Holdings has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Holdings Common Stock to be offered in the Transactions. The Purchaser will be filing a Tender Offer Statement on Schedule 14D-1 (together with any amendments thereto, the "Schedule 14D-1") with the Commission in connection with the Exchange Offer. This Offering Circular/Prospectus does not contain all the information set forth in the Registration Statement or the Schedule 14D-1 and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Offering Circular/Prospectus or in any document incorporated in this Offering Circular/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or the Schedule 14D-1 or such other document, each such statement being qualified in all respects by such reference.

    Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, Borden will be required to file with the Commission and with the NYSE a statement on the
Schedule 14D-9 furnishing certain information with respect to its position concerning the Exchange Offer. The Schedule 14D-9 should be available for inspection and copying as set forth above (except that the Schedule 14D-9 will not be available at the regional offices of the Commission). In addition to the information set forth herein, Borden shareholders should obtain and read the
Schedule 14D-9 before making a decision whether to exchange their Borden Shares in the Exchange Offer.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Holdings (File No. 1-10215) pursuant to the Exchange Act are incorporated by reference in this Offering Circular/Prospectus:

        1. Holdings' Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from Holdings' Proxy Statement relating to the 1994 Annual Meeting of Shareholders);

        2. Holdings' Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and the six months ended June 30, 1994;

        3. Holdings' Current Report on Form 8-K/A filed April 27, 1994; and

        4. The Consolidated Financial Statements of Holdings as of December 31, 1993 and 1992 and for each of the years in the three year period ended December 31, 1993 and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included in the Registration Statement on Form S-3 (Registration No. 33-52381), at the time such Registration Statement was declared effective by the Commission.

    The following documents filed with the Commission by Borden (File No. 1-71) pursuant to the Exchange Act are incorporated by reference in this Offering Circular/Prospectus:

        1. Borden's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from Borden's Proxy Statement relating to the 1994 Annual Meeting of Shareholders and Borden's 1993 Annual Report to Shareholders);

        2. Borden's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and the six months ended June 30, 1994; and

        3. Borden's Current Reports on Form 8-K dated January 5, 1994, March 21, 1994, September 11, 1994, September 12, 1994 and October 5, 1994.

    All documents and reports filed by Holdings and Borden pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular/Prospectus and prior to the completion of the Transactions shall be deemed to be incorporated by reference in this Offering Circular/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

    THIS OFFERING CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS OFFERING CIRCULAR/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO HOLDINGS, TO RJR NABISCO, INC., 1301 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 (TELEPHONE NUMBER (212) 258-5600), ATTENTION: INVESTOR RELATIONS DEPARTMENT; OR, IN THE CASE OF DOCUMENTS RELATING TO BORDEN, TO BORDEN, INC., 180 EAST BROAD STREET, COLUMBUS, OHIO 43215 (TELEPHONE NUMBER (614) 225-3395), ATTENTION: DOCUMENTS MAILING DEPT. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE DAYS PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED), AS IT MAY BE EXTENDED FROM TIME TO TIME.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere or incorporated by reference in this Offering Circular/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Offering Circular/Prospectus. As used herein, "Holdings" means RJR Nabisco Holdings Corp. and its consolidated subsidiaries, unless the context otherwise requires. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Offering Circular/Prospectus.

                              -------------------

    The Registration Statement is being filed by Holdings at the request of the Partnership pursuant to the terms of a Registration Rights Agreement between Holdings and the Partnership dated as of July 15, 1990 and a Registration Rights Agreement among Holdings, certain affiliates of KKR and others dated as of February 9, 1989 (collectively, the "Registration Rights Agreements"). All information contained or incorporated by reference in this Offering Circular/Prospectus relating to KKR, the Partnership, the Purchaser and the Transactions has been supplied by the Purchaser, all such information relating to Holdings has been supplied by Holdings and all such information relating to Borden has been supplied by Borden. Although Holdings does not have any knowledge that would indicate that any of the information which has been furnished by others is inaccurate or untrue in any material respect, no assurance can be given that facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished.

                              -------------------

    For a discussion of certain factors that should be considered by Borden shareholders in connection with their consideration of the Exchange Offer, see "Certain Significant Considerations."

                           RJR NABISCO HOLDINGS CORP.

    The operating subsidiaries of Holdings owned through RJR Nabisco, Inc. ("RJRN") comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by R.J. Reynolds Tobacco Company ("RJRT"), the second largest manufacturer of cigarettes, and the packaged foods business is conducted by the Nabisco Group ("Nabisco"), the largest manufacturer and marketer of cookies and crackers. Tobacco operations outside the United States are conducted by R.J. Reynolds Tobacco International, Inc. ("Tobacco International") and food operations outside the United States and Canada are conducted by Nabisco International, Inc. ("Nabisco International"). Together, RJRT's and Tobacco International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

    Domestic Tobacco. RJRT's largest selling cigarette brands in the United States include WINSTON, DORAL, SALEM, CAMEL, MONARCH and VANTAGE. RJRT's other cigarette brands, including BEST VALUE, MORE, NOW, STERLING, MAGNA and CENTURY, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. A primary long-term objective of RJRT is to increase earnings and cash flow through selective marketing investments in its key brands and continual improvements in its cost structure and operating efficiency. Marketing programs for full-price brands are designed to build brand awareness and add value to the brands in order to retain current adult smokers and attract adult smokers of competitive brands. RJRT believes it is essential to compete in all segments of the cigarette market, and accordingly offers a range of lower-priced brands intended to appeal to more cost-conscious adult smokers. Based on data collected for RJRT by an independent market research firm, RJRT had an overall share of retail consumer cigarette sales during 1993 of 29.8%, an increase of approximately one share point from 1992.

    International Tobacco. Tobacco International operates in over 160 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market. Tobacco International markets over 55 brands of which WINSTON, CAMEL and SALEM, all American Blend cigarettes, are its international leaders. Tobacco International has strong brand presence in Western Europe and is well established in its other key markets in the Middle East/Africa, Asia and Canada. Tobacco International is aggressively pursuing development opportunities in Eastern Europe and the former Soviet Union.

    Nabisco Group. Nabisco's domestic operations represent one of the largest packaged food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, margarine, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, SNACKWELL'S, NEWTONS, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE, ORTEGA, CREAM OF WHEAT, FLEISCHMANN'S and BLUE BONNET. Nabisco Biscuit Company ("Nabisco Biscuit") is the largest manufacturer and marketer in the United States cookie and cracker industry with the nine top selling brands, each of which had annual sales of over $100 million in 1993. Overall, in 1993, Nabisco Biscuit had a 37% share of the domestic cookie industry sales, more than double the share of its closest competitor, and a 55% share of the domestic cracker industry sales, more than three times the share of its closest competitor. In 1992, Nabisco Biscuit became the leading manufacturer and marketer of no fat/reduced fat cookies and crackers with the introduction of the SNACKWELL'S line. In 1993, the SNACKWELL'S brand recorded over $200 million in sales to become the sixth largest cookie/cracker brand in the United States. On the basis of the most recent data available, LIFE SAVERS is the largest selling hard candy in the United States, with an approximately 16.5% share of the hard candy category, and PLANTERS nuts are the clear leader in the packaged nut category, with a market share of more than five times that of its nearest competitor.

    Nabisco International. Nabisco International is a leading producer of powdered dessert and drink mixes, biscuits, baking powder and other grocery items, industrial yeast and bakery ingredients in many of the 17 Latin American countries in which it has operations. Nabisco International has significantly increased its presence in Europe through the acquisition of Royal Brands S.A. in Spain and Royal Brands Portugal.

    RJRN was acquired in 1989 by an indirect, wholly owned subsidiary of Holdings (the "Acquisition") at the direction of KKR. Prior to the Acquisition, RJRN was a publicly held corporation. See "Certain Significant
Considerations--KKR Ownership."

    The principal executive office of Holdings is located at 1301 Avenue of Americas, New York, New York 10019; its telephone number is (212) 258-5600.

                                  BORDEN, INC.

    Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products. Borden is organized into three operating divisions: North American Foods, International Foods and Packaging and Industrial Products. North American Foods is comprised of niche grocery, pasta and sauce, and dairy products, while International Foods includes international milk powder, European bakery products and several European grocery and pasta businesses. Packaging and Industrial Products includes primarily wallcoverings, adhesives and resins, and plastic films and packaging.

    Borden was incorporated in New Jersey on April 24, 1899 as the successor to a business founded in 1857. Borden's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215 (telephone number 614-225-4000).

    Recent Announcement. Borden has announced that it expects to record pretax charges of $150 million to $200 million in its third quarter 1994 results, scheduled to be announced October 26. Approximately $95 million of the amount relates to less-than-estimated proceeds from the divestiture of discontinued operations, as announced by Borden in January 1994. Third quarter results will also include charges for the write-down of certain impaired assets and the reversal of the unused portion of the 1993 restructuring charge for business re-engineering. Management reviewed the 1993 restructuring program in light of recent events and determined that a portion of the reserve for this project would not be utilized. Borden said in its announcement that the charges would lead to a net loss for the third quarter of 1994.

                       THE PURCHASER AND THE PARTNERSHIP

    The Purchaser, a New Jersey corporation and a wholly owned subsidiary of the Partnership, was organized in connection with the Transactions and has not carried on any activities to date other than those incident to its formation and the Transactions. The Partnership is a Delaware limited partnership, whose general partner is KKR Associates, an affiliate of KKR. The Partnership's principal assets consist of investments in various entities, including its investment in Holdings Common Stock. The Partnership may transfer to another partnership, of which KKR Associates is also the general partner (together with the Partnership, the "Common Stock Partnerships"), a portion of its interest in the Purchaser (or the other Common Stock Partnership may acquire an interest directly from the Purchaser). The principal offices of the Purchaser and the Common Stock Partnerships are located at 9 West 57th Street, New York, New York 10019; telephone number (212) 750-8300.

    The Purchaser has reserved the right to transfer or assign, in whole or from time to time in part, to one or more affiliates, the right to exchange all or any portion of the Borden Shares tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations pursuant to the Exchange Offer and will in no way prejudice the rights of tendering shareholders to exchange for Borden Shares validly tendered and accepted for exchange pursuant to the Exchange Offer. According to the Merger Agreement, it is presently contemplated that the right of the Purchaser to exchange for shares of Borden Common Stock pursuant to the Exchange Offer and the right of the Purchaser to exercise the Option will be assigned to the Partnership (or a direct or indirect wholly owned subsidiary of the Partnership).

        THE EXCHANGE OFFER, THE PROPOSED MERGER AND RELATED TRANSACTIONS

    The Purchaser, the Partnership and Borden have entered into the Merger Agreement and the Conditional Purchase/Option Agreement, which provide for the consummation of the Transactions, upon the terms and subject to the conditions thereof. The Board of Directors of Borden has, among other things, (1) determined that the Merger Agreement and the Conditional Purchase/Option Agreement and the Transactions, including the Exchange Offer and the Proposed Merger, taken together, are fair to the shareholders of Borden, and resolved to recommend that holders of Borden Shares accept the Exchange Offer, tender their Borden Shares to the Purchaser in the Exchange Offer and, if required by applicable law, approve and adopt the Merger Agreement, and (2) approved the Merger Agreement, the Conditional Purchase/Option Agreement and the Transactions. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    In the Exchange Offer, each Borden Share accepted by the Purchaser in accordance with the Exchange Offer shall be converted into the right to receive from the Purchaser that number of fully paid and nonassessable shares of Holdings Common Stock equal to the Exchange Ratio, which is the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $14.25 by (ii) the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape during the Valuation Period, provided that the Exchange Ratio shall not be less than 1.78125 or greater than 2.375.

    If the Proposed Merger is consummated, holders of Borden Shares will receive the same number of shares of Holdings Common Stock for each Borden Share as are exchanged for each Borden Share in the Exchange Offer.

    The Exchange Offer is being made for the purpose of acquiring 100% of the outstanding Borden Shares. If, following the Exchange Offer and exercise of the Option, the Purchaser and its affiliates own more than 90% of the outstanding Borden Shares, the Purchaser will take all necessary or appropriate action, without further action by the Board of Directors or shareholders of Borden, to consummate the Proposed Merger of the Purchaser with Borden as soon as practicable. If, following the Exchange Offer and exercise of the Option, approval of Borden's shareholders is required by applicable law in order to consummate the Proposed Merger, provided that the Minimum Condition is satisfied without being reduced or waived, Borden will submit the Proposed Merger to the Borden shareholders for approval. If the Proposed Merger is required to be submitted to Borden's shareholders for approval, the Proposed Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares owned by the Purchaser and its affiliates.

    THIS OFFERING CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OR OTHER MEETING OF BORDEN'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH SECTION 14(A) OF THE EXCHANGE ACT.

EXCHANGE OFFER

    Terms of the Exchange Offer; Expiration Date. Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser hereby offers to exchange shares of Holdings Common Stock for all outstanding Borden Shares at the Exchange Ratio, provided that such Borden Shares are validly tendered on or prior to the Expiration Date and not properly withdrawn as described under "The Exchange Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, on
            , 1994, unless the Purchaser shall have extended the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Exchange Offer, as so extended by the Purchaser, shall expire.

    The Exchange Offer is subect to, among other things, the Minimum Condition. The Exchange Offer is also subject to other material terms and conditions, which Borden shareholders should carefully consider. The Purchaser has reserved the right (but shall not be obligated) to waive any or all of the conditions, provided, however, that if the Purchaser shall have exercised the Option in whole or in part prior to the termination of the Exchange Offer, the Purchaser shall not be permitted to waive the Minimum Condition. See "Certain Significant Considerations--Exchange Offer Conditions Related to Indebtedness," "The Exchange Offer--Certain Conditions of the Exchange Offer" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Exchange of Shares of Borden Common Stock. Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for exchange, and will exchange for shares of Holdings Common Stock, all Borden Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Exchange Offer set forth under "The Exchange Offer--Certain Conditions of the Exchange Offer."

    In all cases, exchange of Borden Shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Share Certificates and Rights Certificates (if applicable) for Borden Shares, or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Borden Shares into the Exchange Agent's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth under "The Exchange Offer--Procedure for Tendering Shares of Borden Common Stock," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Borden Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    Unless and until the Rights are redeemed in accordance with the Merger Agreement, holders of Borden Shares will be required to tender the Rights associated with such Borden Shares in order to effect a valid tender of such Borden Shares. As of the date hereof, the Rights trade together with the Borden Shares and a tender of the Borden Shares will be deemed to be a tender of the associated Rights. If separate Rights Certificates are issued, tendering shareholders will then be required to tender both Share Certificates and Rights Certificates in order to effect a valid tender.

    If any tendered Borden Shares are not accepted for exchange for any reason or if Share Certificates and Rights Certificates (if applicable) are submitted for more Borden Shares than are tendered, Share Certificates and Rights Certificates (if applicable) for Borden Shares evidencing un-exchanged or un-tendered Borden Shares will be returned, without expense to the tendering shareholder (or, in the case of Borden Shares tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures described under "The Exchange Offer--Procedures for Tendering Shares of Borden Common Stock--Book-Entry Transfer," such Borden Shares will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates (if applicable), as promptly as practicable following the expiration, termination or withdrawal of the Exchange Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Exchange Offer, such increased consideration will be given to all shareholders whose Borden Shares are exchanged pursuant to the Exchange Offer, whether or not such Borden Shares were tendered or accepted for exchange prior to such increase in consideration.

    Procedure for Tendering Shares of Borden Common Stock. Except as set forth below, in order for Borden Shares and Rights (if applicable) to be validly tendered pursuant to the Exchange Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Borden Shares and Rights (if applicable) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus on or prior to the Expiration Date and either (i) the Share Certificates and Rights Certificates (if applicable) evidencing tendered Borden Shares and Rights (if applicable) must be received by the Exchange Agent at such address or such Borden Shares and Rights (if applicable) must be tendered pursuant to the procedure for book-entry transfer and a Book-Entry Confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures must be complied with.

    THE METHOD OF DELIVERY OF BORDEN SHARES AND RIGHTS (IF APPLICABLE), AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Withdrawal Rights. Tenders of Borden Shares and Rights (if applicable) made pursuant to the Exchange Offer are irrevocable, except that Borden Shares and Rights (if applicable) tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for exchange by the Purchaser pursuant to the Exchange Offer, may also be
withdrawn at any time after            , 1994. If the Purchaser extends the
Exchange Offer, is delayed in its acceptance for exchange of or exchange for Borden Shares or is unable to exchange Borden Shares validly tendered pursuant to the Exchange Offer for any reason, then, without prejudice to the Purchaser's rights under the Exchange Offer, the Exchange Agent may nevertheless, on behalf of the Purchaser, retain tendered Borden Shares and Rights (if applicable), and such Borden Shares and Rights (if applicable) may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described below. Any such delay will be by an extension of the Exchange Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Borden Shares and Rights (if applicable) to be withdrawn, the number of Borden Shares and Rights (if applicable) to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Borden Shares and Rights (if applicable). If Share Certificates or Rights Certificates (if applicable) for Borden Shares and Rights (if applicable) to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Borden Shares and Rights (if applicable) have been tendered for the account of an Eligible Institution. If Borden Shares and Rights (if applicable) have been tendered pursuant to the procedure for book-entry transfer as described under "The Exchange Offer--Procedure for Tendering Shares of Borden Common Stock--Book-Entry Transfer," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Borden Shares and Rights (if applicable), in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in the first sentence of this paragraph.

    Any Borden Shares and Rights (if applicable) properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Borden Shares and Rights (if applicable) may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described under "The Exchange Offer--Procedure for Tendering Shares of Borden Common Stock."

    Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Exchange Offer is open for any reason, including the occurrence of any of the conditions specified under "The Exchange Offer--Certain Conditions of the Exchange Offer," by giving oral or written notice of such extension to the Exchange Agent. During any such extension, all Borden Shares and Rights (if applicable) previously tendered and not properly withdrawn will remain subject to the Exchange Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Borden Shares and Rights (if applicable). Pursuant to the Merger Agreement, the Purchaser has agreed that, upon the request of Borden (and without limiting the number of times that the Purchaser may extend the Exchange Offer, or the total number of days for which the Exchange Offer may be extended), the Purchaser will extend the Exchange Offer, one or more times, for an aggregate of not more than twenty business days. See "The Exchange Offer--Withdrawal Rights" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Subject to the applicable regulations of the Commission, the Purchaser also reserves the right, in its sole discretion, at any time or from time to time to
(i) delay acceptance for exchange of or, regardless of whether such Borden Shares were theretofore accepted for exchange, exchange for any Borden Shares pending receipt of any regulatory approvals specified under "The Exchange Offer--Certain Regulatory Approvals and Legal Matters," (ii) terminate the Exchange Offer (whether or not any Borden Shares have theretofore been accepted for exchange) if any of the conditions referred to under "The Exchange Offer--Certain Conditions of the Exchange Offer" has not been satisfied or upon the occurrence of any of the conditions specified thereunder and (iii) waive any condition or otherwise amend the Exchange Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Exchange Agent and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Borden Shares and Rights (if applicable) tendered promptly after the termination or withdrawal of the Exchange Offer and (ii) that the Purchaser may not delay acceptance for exchange of, or exchange for (except as provided in clause (i) of the preceding sentence), any Borden Shares upon the occurrence of any of the conditions specified under "The Exchange Offer-- Certain Conditions of the Exchange Offer" without extending the period of time during which the Exchange Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Borden Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    Merger. Pursuant to the Merger Agreement, if approval of Borden's shareholders is required by applicable law in order to consummate the Proposed Merger, provided that the Minimum Condition is satisfied without being reduced or waived, following the acceptance for exchange of Borden Shares pursuant to the Exchange Offer, Borden, acting through its Board of Directors, will, in accordance with applicable law, as soon as practicable following the expiration or termination of the Exchange Offer, duly call, give notice of, convene and, subject to the right of the parties to delay a special meeting under certain circumstances described in the Merger Agreement, hold a special meeting of its shareholders (the "Borden Shareholders' Meeting") for the purpose of considering and taking action upon the Merger Agreement and the Proposed Merger and to obtain the necessary approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, including the Proposed Merger.

    Under the Merger Agreement, in the event that the Partnership and the Purchaser, or any other direct or indirect subsidiary of the Partnership acquires at least 90% of the outstanding Borden Shares, the parties have agreed to take all necessary or appropriate action to cause the Proposed Merger to become effective as soon as practicable after the expiration of the Exchange Offer without a meeting of shareholders of Borden, in accordance with applicable provisions of the New Jersey Business Corporation Act (the "NJBCA").

    By virtue of the Proposed Merger and without any further action on the part of the holder of any shares of Borden Common Stock or any shares of capital stock of the Purchaser, each issued and outstanding share of Borden Common Stock (other than shares owned by Borden or any subsidiary of Borden or the Partnership, the Purchaser or any other subsidiary of the Partnership) will be converted into the right to receive a number of fully paid and nonassessable shares of Holdings Common Stock equal to the number of fully paid and nonassessable shares of Holdings Common Stock that were delivered by the Purchaser with respect to each share of Borden Common Stock that was validly tendered and not properly withdrawn and accepted for exchange pursuant to the terms of the Exchange Offer.

    Representations and Warranties. The Merger Agreement contains certain representations and warranties of Borden, the Partnership and the Purchaser. See "Description of Merger Agreement and Conditional Purchaser/Option Agreement."

    Covenants Regarding Conduct of Business. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the date on which a majority of the Board of Directors of Borden consists of designees or representatives of the Partnership, Borden, with respect to itself and each of its subsidiaries, has agreed in the Merger Agreement to conduct its operations according to its ordinary course of business consistent with past practice and to use its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it to the end that its goodwill and ongoing businesses will be unimpaired at the date on which a majority of the Board of Directors of Borden consists of designees or representatives of the Partnership.

    No Solicitation. Under the Merger Agreement, except with respect to divestitures in accordance with Borden's January 1994 restructuring plan, Borden has agreed that neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Borden or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Borden or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement or the Conditional Purchase/Option Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Proposed Merger or the exercise of the Option or which would or could reasonably be expected to materially dilute the benefits to the Purchaser of the transactions contemplated by the Merger

Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses will not prohibit Borden from (i) furnishing information pursuant to an appropriate confidentiality letter concerning Borden and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal or (iii) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Recommendations, but in each case referred to in the foregoing clauses (i) through (iii) only after the Board of Directors of Borden concludes in good faith that such action is necessary or appropriate in order for the Board of Directors of Borden to act in a manner which is consistent with its fiduciary obligations under applicable law. If the Board of Directors of Borden receives a Transaction Proposal, then Borden has agreed promptly to inform the Partnership of the terms and conditions of such proposal and the identity of the person making it and to keep the Partnership generally informed with reasonable promptness of any steps it is taking pursuant to the foregoing with respect to such Transaction Proposal.

    Cooperation and Best Efforts. Pursuant to the Merger Agreement, subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take appropriate actions so that the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement may be consummated.

    In addition, in the Merger Agreement, Borden and the Partnership have agreed that, as promptly as practicable, they will file notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and make any other necessary filings with the applicable governmental entities related to the transactions contemplated by the Merger Agreement, including the Exchange Offer and the Proposed Merger, and the Conditional Purchase/Option Agreement and will use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other governmental entities for additional information or documentation. Provided that following receipt of such approvals the Purchaser (or one of its affiliates) acquires at least 28,138,000 Shares pursuant to the Exchange Offer and/or the Option, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable government entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser. See "Certain Regulatory Approvals and Legal Matters."

    Redemption of Rights. Pursuant to the Merger Agreement, Borden has agreed to redeem all outstanding Rights at a redemption price of one and two-thirds cents per Right effective immediately prior to the acceptance for exchange of any Borden Shares pursuant to the Exchange Offer, provided that the Minimum Condition is satisfied in the Exchange Offer. In accordance with the Merger Agreement, Borden has amended the Rights Agreement so that none of the execution or the delivery of the Merger Agreement or the Conditional Purchase/Option Agreement, or both such agreements taken together, or commencement of the Exchange Offer or the acceptance of Borden Shares for exchange pursuant to the Exchange Offer, or the consummation of the transactions contemplated by the Conditional Purchase/Option Agreement will, among other things, trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provisions of the Rights Agreement. Borden has agreed, under certain circumstances, to take other specified actions with respect to the Rights. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Conditions to Each Party's Obligations to Effect the Proposed Merger. The Merger Agreement provides that the respective obligation of each party to effect the Proposed Merger is subject to certain conditions, including, among other things, the consummation of the Exchange Offer and the truth and correctness as of the effective date of the Proposed Merger of certain representations and warranties of the parties to the Merger Agreement with respect to material adverse changes in their business, financial condition or results of operations. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Termination. The Merger Agreement may be terminated and the Proposed Merger contemplated thereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of Borden, but prior to the effective time of the Proposed Merger: (a) by mutual written consent of the Partnership, the Purchaser and Borden; (b) by the Partnership or Borden, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either Borden or the Partnership, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Proposed Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by the Partnership if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Exchange Offer the Purchaser shall have terminated the Exchange Offer, unless such termination shall have been caused by or resulted from the failure of the Partnership or the Purchaser to perform in any material respect their material covenants and agreements contained in the Merger Agreement; (d) by the Partnership, if Borden shall have modified or amended in any respect materially adverse to the Partnership or the Purchaser or withdrawn its approval or recommendation of the Exchange Offer, the Proposed Merger or the Merger Agreement, subject to certain exceptions; (e) by the Partnership if Borden shall have (i) entered into any definitive agreement to effect the transaction contemplated by a Transaction Proposal, (ii) recommended any Transaction Proposal from a person other than the Partnership or the Purchaser or any of its affiliates or (iii) resolved to do any of the foregoing; (f) by the Partnership, if certain alternative acquisitions shall have occurred; (g) by Borden if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions of the Exchange Offer the Purchaser shall have terminated the Exchange Offer, subject to certain exceptions; (h) by the Partnership or Borden if, without fault of the terminating party, the effective time of the Proposed Merger shall not have occurred on or before June 30, 1995 (provided, that the right to terminate the Merger Agreement under this clause (h) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Proposed Merger to have been consummated within such period); (i) by Borden if on or after December 15, 1994, the termination date of a waiver granted to Borden of certain provisions relating to changes in control of Borden under the credit agreement dated as of August 16, 1994 among Borden and the banks' party thereto shall not then extend past December 15, 1994 and certain other events shall occur as a result thereof; or (j) by the Partnership or Borden if any required approval of the shareholders of Borden shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Certain Required Payments. Pursuant to the Merger Agreement, Borden has agreed to make certain payments to the Partnership and the Purchaser in respect of expenses (in the aggregate amount of up to $15 million) and fees (in the aggregate amount of up to $30 million), including upon certain termination events with respect to the Merger Agreement.

CERTAIN PROVISIONS OF THE CONDITIONAL PURCHASE/OPTION AGREEMENT

    Pursuant to the Conditional Purchase/Option Agreement, Borden has granted to the Purchaser the irrevocable Option to purchase up to 28,138,000 Option Shares (or approximately 19.9% of the outstanding Borden Shares), on the terms and subject to the conditions set forth therein.

    Exercise of Option. Under the Conditional Purchase/Option Agreement, the Option may be exercised by the Purchaser (or its designee, which designee must be the Partnership or a direct or indirect wholly owned subsidiary of the Partnership), in whole or in part, at any time, or from time to time, during the period beginning on the date of the Conditional Purchase/Option Agreement and ending on the Option Expiration Date (as defined below), provided that if the Purchaser (or its designee) has not exercised the Option in whole or in part prior to the expiration of the Exchange Offer, it will not be entitled to exercise the Option thereafter if it waives or otherwise reduces the Minimum Condition and accepts fewer than 41% of the outstanding Borden Shares for payment in the Exchange Offer. The term "Option Expiration Date" means the first to occur of the effective time of the Proposed Merger and March 21, 1995 (unless the Purchaser has theretofore sent a written notice of its intention to exercise the Option).

    Conversion of Option. The Conditional Purchase/Option Agreement provides that, upon the Conversion Date (as defined below), if any, the Option will be converted in part from an irrevocable option to purchase the Borden Shares into an obligation on the part of the Purchaser (or its designee, which designee must be the Partnership or a direct or indirect wholly owned subsidiary of the Partnership) to exercise the Option to acquire, and of the Partnership to cause the Purchaser to take such action, subject to applicable law (the "Mandatory Purchase"), on the terms and subject to the conditions set forth in the Conditional Purchase/Option Agreement, such number of Borden Shares which, when added to the number of Borden Shares purchased in the Exchange Offer (together with any Borden Shares previously purchased pursuant to the Option) will result in the Purchaser beneficially owning more than 50% of the outstanding shares of Borden Common Stock (the "Mandatory Purchase Shares"). Borden Shares subject to the Option in excess of the number of Mandatory Purchase Shares will continue to be subject to purchase at the option of the Purchaser. The term "Conversion Date" means the date, if any, on which the Purchaser or the Partnership or a direct or indirect wholly owned subsidiary of the Partnership acquires more than 41%, but less than 50%, of the outstanding shares of Borden Common Stock pursuant to the Exchange Offer.

    Payments. The Conditional Purchase/Option Agreement provides that, in the event the Purchaser exercises the Option, the Purchaser (or, at the Purchaser's option, its designee) will deliver to Borden, such number of shares (rounded to the nearest whole share) of Holdings Common Stock as will equal the product of the Option Exchange Ratio (as defined below) and the number of Borden Shares purchased pursuant to the exercise of the Option. The term "Option Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $11.00 (the "Option Purchase Price") by (ii) the average of the average of the high and low prices of Holdings Common Stock as reported on the NYSE Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to (x) the date of notice of exercise in the case of an Option Purchase or (y) the date of exercise in the case of a Mandatory Purchase, subject to adjustment under certain circumstances.

BOARD REPRESENTATION

    The Merger Agreement and the Conditional Purchase/Option Agreement provide that, if requested by the Partnership, Borden will, following the acceptance for exchange of the Borden Shares to be exchanged pursuant to the Exchange Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Option Agreement, and from time to time thereafter, take all actions necessary to cause the Applicable Percentage (as defined below) of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of Borden selected by the Partnership to consist of persons designated or elected by the Partnership (whether, at the election of Borden, by means of increasing the size of the Borden Board of Directors or seeking the resignation of directors and causing the Partnership's designees to be elected). The term "Applicable Percentage" means the ratio of (i) the total voting power of all Borden Shares accepted for exchange pursuant to the Exchange Offer and/or purchased in accordance with the

Conditional Purchase/Option Agreement to (ii) the total voting power of the outstanding voting securities of Borden, rounded to the nearest whole number and expressed as a percentage; provided that, if the Purchaser has acquired at least 28,138,000 Borden Shares, the Applicable Percentage will not be less than 33 1/3%.

DISSENTERS' RIGHTS

    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Exchange Offer or the Proposed Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock unless required by applicable law.

CERTAIN TAX CONSEQUENCES

    The receipt of shares of Holdings Common Stock pursuant to the Exchange Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. See "The Exchange Offer--Certain Tax Consequences."

FEES AND EXPENSES OF THE EXCHANGE OFFER

    Morgan Stanley & Co. Incorporated ("Morgan Stanley") is acting as the Purchaser's financial advisor in connection with the proposed acquisition of Borden Common Stock and as Dealer Manager for the Exchange Offer. The Purchaser
has retained D.F. King & Co., Inc. to act as the Information Agent and       to
act as the Exchange Agent in connection with the Exchange Offer.

    Morgan Stanley, the Information Agent and the Exchange Agent each will receive compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. See "The Exchange Offer--Fees and Expenses of the Exchange Offer and Source of Funds."

CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS

    Except as set forth in "The Exchange Offer--Certain Regulatory Approvals and Legal Matters," neither the Purchaser nor the Partnership is aware of any licenses or other regulatory permits that appear to be material to the business of Borden and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Borden Shares (and the indirect acquisition of the stock of Borden's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Borden Shares (or the indirect acquisition of the stock of Borden's subsidiaries) by the Purchaser pursuant to the Exchange Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not presently intend, however, to delay the exchange of Borden Shares tendered pursuant to the Exchange Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to exchange Borden Shares if any of the conditions described under "The Exchange Offer--Certain Conditions of the Exchange Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Borden, the Partnership or the Purchaser or that certain parts of the businesses of Borden, the Partnership or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Exchange Offer without the exchange of the Borden Shares thereunder.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    The Holdings Common Stock and the Borden Common Stock are listed and principally traded on the NYSE (Symbols: RN and BN, respectively). The following tables set forth the high and low sales prices per share of the Holdings Common Stock as reported on the NYSE Composite Tape and the high and low sales prices per share of the Borden Common Stock and cash dividends paid by Borden for each period indicated. Holdings has not paid dividends on the Holdings Common Stock. See "Description of Holdings Capital Stock." The fiscal year for each company ends on December 31 of each year. On September 9, 1994, the last full trading day prior to the public announcement of the execution of the letter of intent with respect to the Transactions, the closing sale price per share, as reported on the NYSE Composite Tape, was $7 for the Holdings Common Stock and $11 7/8 for the Borden Common Stock. Recent closing sale prices for shares of Holdings Common Stock and Borden Common Stock are set forth on the cover page of this Offering Circular/Prospectus.

    SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE HOLDINGS COMMON STOCK AND THE BORDEN COMMON STOCK.

HOLDINGS COMMON STOCK

                                                                              SALES PRICE
                                                                    -------------------------------
   FISCAL YEAR                                                          HIGH               LOW
- ---------------------------------------------------------------     -------------      ------------
1992
  First Quarter................................................     $      11 3/4      $      8 3/4
  Second Quarter...............................................            10 3/8             8 3/8
  Third Quarter................................................             9 7/8                 8
  Fourth Quarter...............................................             9 1/4             7 7/8
1993
  First Quarter................................................     $       9 1/4      $      7 5/8
  Second Quarter...............................................             8 1/8             5 1/8
  Third Quarter................................................             5 7/8             4 1/2
  Fourth Quarter...............................................             7 3/8             4 3/8
1994
  First Quarter................................................     $       8 1/8      $      5 5/8
  Second Quarter...............................................                 7             5 1/2
  Third Quarter................................................             7 1/8             5 5/8

BORDEN COMMON STOCK

                                                                  SALES PRICE
                                                        --------------------------------        CASH
   FISCAL YEAR                                              HIGH                LOW           DIVIDEND
- ---------------------------------------------------     -------------      -------------      --------
1992
  First Quarter....................................     $      34 7/8      $      31 3/8       $ .285
  Second Quarter...................................            34 3/4             29 1/2         .300
  Third Quarter....................................            31 1/8             26 1/4         .300
  Fourth Quarter...................................            29 1/2             26 1/4         .300
1993
  First Quarter....................................     $      29 1/8      $      24 1/4       $ .300
  Second Quarter...................................                27             17 5/8         .300
  Third Quarter....................................            19 5/8             14 3/4         .150
  Fourth Quarter...................................            19 5/8             14 3/8         .150
1994
  First Quarter....................................     $      18 3/8      $      13 1/8       $ .075
  Second Quarter...................................            13 7/8             11 7/8         .075
  Third Quarter....................................            14 1/4                 11         .075

                           RJR NABISCO HOLDINGS CORP.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below as of June 30, 1994 and for the six months ended June 30, 1994 and 1993 were derived from Holdings' unaudited quarterly consolidated condensed financial statements incorporated herein by reference. The summary consolidated financial data presented below as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 for Holdings were derived from Holdings' consolidated financial statements, incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the summary consolidated financial data as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for the period from February 9, 1989 through December 31, 1989 for Holdings and for the period from January 1, 1989 through February 8, 1989 for RJRN were derived from the consolidated financial statements of Holdings and RJRN as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for each of the periods within the one-year period ended December 31, 1989, not presented or incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The data should be read in conjunction with Holdings' consolidated financial statements and Holdings' unaudited quarterly consolidated condensed financial statements incorporated herein by reference.

                                                                     HOLDINGS
                                     ------------------------------------------------------------------------
                                                                                                                   RJRN
                                        FOR THE SIX                                                             ----------
                                     MONTHS ENDED JUNE
                                            30,
                                                                         FOR THE YEARS ENDED DECEMBER 31,
(DOLLARS IN MILLIONS EXCEPT PER      -----------------   -----------------------------------------------------------------
SHARE AMOUNTS)                        1994      1993      1993      1992      1991      1990               1989
                                     -------   -------   -------   -------   -------   -------   -------------------------
                                                                                                 2/9 TO 12/31   1/1 TO 2/8
                                                                                                 ------------   ----------
RESULTS OF OPERATIONS
 Net sales.........................  $ 7,356   $ 7,455   $15,104   $15,734   $14,989   $13,879     $ 12,114       $  650
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Cost of products sold.............    3,264     3,060     6,640     6,326     6,088     5,652        5,241          332
 Selling, advertising,
   administrative and
   general expenses................    2,473     2,820     5,731     5,788     5,358     4,801        4,276          295
 Amortization of trademarks and
   goodwill........................      312       310       625       616       609       608          557           10
 Restructuring expense.............    --        --          730       106     --        --          --            --
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Operating income(1).............    1,307     1,265     1,378     2,898     2,934     2,818        2,040           13
 Interest and debt expense.........     (588)     (620)   (1,209)   (1,449)   (2,217)   (3,176)      (3,340)         (44)
 Change in control costs...........    --        --        --        --        --        --          --             (247)
 Other income (expense), net.......      (43)        4       (58)        7       (69)      (44)         169           15
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Income (loss) from continuing
    operations before income
    taxes..........................      676       649       111     1,456       648      (402)      (1,131)        (263)
 Provision (benefit) for income
   taxes...........................      290       297       114       680       280        60         (156)         (66)
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Income (loss) from continuing
     operations....................      386       352        (3)      776       368      (462)        (975)        (197)
 Income (loss) from operations of
   discontinued businesses, net of
   income taxes(2).................    --        --        --        --        --        --              (1)          24
 Extraordinary item--(loss) gain on
   early extinguishments of debt,
   net of income
   taxes...........................     (145)     (112)     (142)     (477)    --           33       --            --
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Net income (loss).................      241       240      (145)      299       368      (429)        (976)        (173)
 Preferred stock dividends.........       65        13        68        31       173        50       --                4
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Net income (loss) applicable to
   common stock....................  $   176   $   227   $  (213)  $   268   $   195   $  (479)    $   (976)      $ (177)
                                     -------   -------   -------   -------   -------   -------       ------        -----
                                     -------   -------   -------   -------   -------   -------       ------        -----
PER SHARE DATA
 Income (loss) from continuing
   operations
   per common and common equivalent
   share...........................  $   .22   $   .25   $  (.05)  $   .55   $   .22   $ (1.19)    $  (3.21)      $ (.89)
 Dividends per share of Series A
   Preferred Stock(3)..............    1.670     1.670      3.34      3.34       .49     --          --            --
 Dividends per share of Series C
   Preferred Stock(3)..............     .935     --        --        --        --        --          --            --
 BALANCE SHEET DATA
   (AT END OF PERIODS)
 Working capital...................  $   510     --      $   202   $   730   $   165   $(1,089)    $    106        --
 Total assets......................   31,874     --       31,295    32,041    32,131    32,915       36,412        --
 Total debt........................   11,615     --       12,448    14,218    14,531    18,918       25,159        --
 Redeemable preferred stock(4).....    --        --        --        --        --        1,795       --            --
 Stockholders' equity(5)...........   10,814     --        9,070     8,376     8,419     2,494        1,237        --
 Book value per common share after
   conversion of Series A Preferred
   Stock and Series C Preferred
   Stock...........................     5.88     --         5.77     --        --        --          --            --

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) The 1992 amount includes a gain of $98 million on the sale of the ready-to-eat cold cereal business.

(2) The 1989 amount for Holdings included $237 million of interest expense allocated to discontinued operations.

(3) On November 8, 1991, Holdings issued 52,500,000 shares of Series A Preferred Stock and sold 210,000,000 Series A Depositary Shares. On May 6, 1994, Holdings issued 26,675,000 shares of Series C Preferred Stock and sold 266,750,000 Series C Depositary Shares. Because Series A Preferred Stock and Series C Preferred Stock mandatorily convert into Holdings Common Stock, dividends on such shares are reported similar to common equity dividends.

(4) On December 16, 1991, an amendment to the Amended and Restated Certificate of Incorporation of Holdings was filed which deleted the provisions providing for the mandatory redemption of the redeemable preferred stock of Holdings on November 1, 2015. Accordingly, such securities were presented as a component of Holdings' stockholders' equity as of December 31, 1992 and 1991. Such securities were redeemed on December 6, 1993.

(5) Holdings' stockholders' equity at June 30, 1994 and December 31 of each year from 1993 to 1989 includes non-cash expenses related to accumulated trademark and goodwill amortization of $3.327 billion, $3.015 billion, $2.390 billion, $1.774 billion, $1.165 billion and $.557 billion, respectively.

See Notes to Holdings' Consolidated Financial Statements and Holdings' Unaudited
  Quarterly Consolidated Condensed Financial Statements incorporated herein by reference.

                                  BORDEN, INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below for the six months ended June 30, 1994 and 1993 were derived from unaudited quarterly consolidated financial statements contained in Borden's Quarterly Report on Form 10-Q at and for the six months ended June 30, 1994 and incorporated herein by reference. The summary consolidated financial data presented below for each of the years in the three-year period ended December 31, 1993 for Borden were derived from the consolidated financial statements contained in Borden's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein, which have been audited by Price Waterhouse LLP, independent accountants. The unaudited quarterly consolidated financial statements include all adjustments which are, in the opinion of Borden management, necessary for a fair statement of the interim results. All such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results to be expected for the full year. The data below should be read in conjunction with the audited consolidated financial statements and unaudited quarterly consolidated condensed financial statements of Borden, and the related notes thereto, incorporated by reference herein.

                                                                FOR THE SIX MONTHS
                                                                  ENDED JUNE 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------    --------------------------------
                                                                 1994        1993        1993        1992        1991
                                                               --------    --------    --------    --------    --------
                                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUE
 Net sales..................................................   $  2,642    $  2,650    $  5,506    $  5,872    $  5,924

COST AND EXPENSES
 Cost of goods sold.........................................      1,998       1,944       4,078       4,302       4,269
 Marketing, general and administrative expenses.............        526         499       1,224       1,163       1,024
 Restructuring charges(1)...................................      --          --            115         298          67
 Interest expense...........................................         58          62         125         116         167
 Equity in income of affiliates.............................         (5)         (6)        (16)        (19)        (24)
 Minority interest..........................................         19          20          41          40           3
 Other (income) and expense, net............................         18          18          23          (4)        (13)
 Income taxes...............................................         11          39         (27)         14         151
                                                               --------    --------    --------    --------    --------
                                                                  2,625       2,576       5,563       5,910       5,644
                                                               --------    --------    --------    --------    --------
EARNINGS
 (Loss) income from continuing operations...................         17          74         (57)        (38)        280
 Discontinued operations:(1)(2)
   (Loss) income from operations............................      --            (28)        (66)        (86)         15
   Loss on disposal.........................................      --          --           (490)      --          --
                                                               --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and cumulative
   effect of
   accounting changes.......................................         17          46        (613)       (124)        295
 Extraordinary loss on early retirement of debt.............      --          --          --            (11)      --
 Cumulative effect of change in accounting for:
   Postemployment benefits..................................      --            (18)        (18)      --          --
   Postretirement benefits other than pensions..............      --          --          --           (189)      --
   Income taxes.............................................      --          --          --            (40)      --
                                                               --------    --------    --------    --------    --------
 Net (loss) income..........................................   $     17    $     28    $   (631)   $   (364)   $    295
                                                               --------    --------    --------    --------    --------
                                                               --------    --------    --------    --------    --------
SHARE DATA
 (Loss) income from continuing operations...................   $    .12    $    .53    $   (.40)   $   (.27)   $   1.90
 Discontinued operations:
   (Loss) income from operations............................      --           (.20)       (.47)       (.60)        .10
   Loss on disposal.........................................      --          --          (3.47)      --          --
                                                               --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and cumulative
   effect of
   accounting changes.......................................        .12         .33       (4.34)       (.87)       2.00
 Extraordinary loss on early retirement of debt.............      --          --          --           (.07)      --
 Cumulative effect of change in accounting for:
   Postemployment benefits..................................      --           (.13)       (.13)      --          --
   Postretirement benefits other than pensions..............      --          --          --          (1.32)      --
   Income taxes.............................................      --          --          --           (.28)      --
                                                               --------    --------    --------    --------    --------
 Net (loss) income per common share.........................   $    .12    $    .20    $  (4.47)   $  (2.54)   $   2.00
                                                               --------    --------    --------    --------    --------
                                                               --------    --------    --------    --------    --------
 Cash dividends paid per common share.......................   $    .15    $    .60    $    .90    $  1.185    $   1.12
 Average number of common shares outstanding during the
   period...................................................      141.5       140.8       141.0       143.4       147.6

                                                                          AT JUNE 30,    AT DECEMBER 31,
                                                                          -----------    ----------------
                                                                             1994         1993      1992
                                                                          -----------    ------    ------
                                                                           (DOLLARS IN MILLIONS, EXCEPT
                                                                                  PER SHARE DATA)
 BALANCE SHEET DATA
 Current assets........................................................     $ 1,469      $1,290    $1,928
 Investments and other assets..........................................         459         443       352
 Property and equipment................................................       1,338       1,337     1,788
 Intangibles...........................................................         790         802     1,178
 Total assets..........................................................       4,056       3,872     5,246
 Current liabilities...................................................       1,528       1,372     1,808
 Long-term debt........................................................       1,244       1,241     1,330
 Other liabilities (including long-term debt)..........................       2,270       2,254     2,312
 Shareholders' equity..................................................         258         246     1,126
 Book value per common share...........................................        1.82        1.74

- ------------

(1) 1993 includes a pretax charge of $752.3 million for business divestitures and restructuring. 1992 and 1991 include pretax restructuring charges of $377.2 million and $71.6 million, respectively.

(2) Financial data for the years prior to 1993 were restated in 1993 to reflect discontinued operations.

(3) Set forth below is selected financial data for the years ended December 31, 1990 and 1989 (in millions, except per share data).

                                                                        1990      1989
                                                                       ------    ------
Net sales...........................................................   $6,273    $6,391
Net (loss) income...................................................      320       (17)
Net (loss) income per common share..................................     2.16      (.11)
Cash dividends per common share.....................................    1.035       .90
Average number of common shares outstanding during period...........    147.9     148.2
Current assets......................................................    2,026     2,011
Total assets........................................................    5,284     4,825
Property, plant and equipment, net..................................    1,707     1,441
Current liabilities.................................................    1,847     1,466
Long-term debt......................................................    1,340     1,441
Shareholders equity.................................................    1,842     1,689

- ------------

Results for these years have been restated for discontinued operations and to consistently present marketing expenses.

(4) For a discussion concerning Borden's announcement that it expects to record pretax charges of $150 million to $200 million in its third quarter results, see "Borden--Recent Announcement."

 See Notes to Borden's Consolidated Financial Statements and Borden's Unaudited
  Quarterly Consolidated Financial Statements incorporated herein by reference.

                       CERTAIN SIGNIFICANT CONSIDERATIONS

    Holders of Borden Common Stock should carefully consider the following factors in connection with their consideration of the Exchange Offer.

INFORMATION CONCERNING HOLDINGS

  Tobacco-Related Legislation, Litigation and Other Concerns

    RJRT is the second largest cigarette manufacturer in the United States, and in the year ended December 31, 1993, RJRT's domestic tobacco business comprised approximately 33% of Holdings' net sales and approximately 42% of Holdings' operating income from continuing operations before corporate expenses, amortization of trademarks and goodwill and restructuring expense. Domestic cigarette industry retail unit sales have declined in the last three calendar years at an average rate of approximately 2.5% per year. Holdings believes that the decline is due to a number of factors, including manufacturers' price increases in recent years, excise tax increases, asserted adverse health effects of smoking, diminishing social acceptance of smoking and governmental and private restrictions on smoking. For many years, the advertising, sale and use of cigarettes has been under attack by government and health officials in the United States and in other countries, principally due to claims that cigarette smoking is harmful to health. This attack has resulted in a number of substantial restrictions on the marketing, advertising and use of cigarettes, diminishing social acceptability of smoking and activities by anti-smoking groups designed to inhibit cigarette sales, the form and content of cigarette advertising and the testing and introduction of new cigarette products. Together with substantial increases in state and federal excise taxes on cigarettes, this attack has had and will likely continue to have an adverse effect on cigarette sales.

    In addition, the Clinton Administration and members of Congress have introduced bills in Congress that would significantly increase the federal excise tax on cigarettes, eliminate the income tax deductibility of a portion of the cost of tobacco advertising, ban smoking in public buildings and workplaces, add additional health warnings on cigarette packaging and advertising and further restrict the marketing of tobacco products.

    In January 1993, the U.S. Environmental Protection Agency released a report on the respiratory effects of environmental tobacco smoke ("ETS") which concludes that ETS is a known human lung carcinogen in adults; and in children causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In September 1991, the U.S. Occupational Safety and Health Administration ("OSHA") issued a Request for Information relating to indoor air quality, including ETS, in occupational settings. In March 1994, OSHA announced proposed regulations that would restrict smoking in the workplace to designated smoking rooms that are separately exhausted to the outside. Although RJRT cannot predict the form of any regulations that may be finally adopted by OSHA, if the proposed regulations are adopted, RJRT expects that many employers who have not already done so will prohibit smoking in the workplace rather than make expenditures necessary to establish designated smoking areas to accommodate smokers. Because many employers currently do not permit smoking in the workplace, RJRT cannot predict the effect of any regulations that may be adopted, but incremental restrictions on smokers could have an adverse effect on cigarette sales and RJRT.

    During February 1994, the Commissioner of the U.S. Food and Drug Administration (the "FDA"), which historically has refrained from asserting jurisdiction over most cigarette products, stated that he intended to cause the FDA to work with the U.S. Congress to resolve the regulatory status of cigarettes under the Food, Drug and Cosmetic Act. During the second quarter of 1994, hearings were held in this regard, and RJRT, along with other members of the United States cigarette industry, were asked to provide voluntarily certain documents and other information to Congress. RJRT is unable to predict the outcome of any Congressional deliberations or the likelihood that the FDA will assert jurisdiction over cigarettes in some manner. Were the FDA to assert jurisdiction in a manner that materially restricts the availability of cigarettes to consumers, it would likely have a significant adverse effect on RJRT and Holdings.

    It is not possible to determine what additional federal, state or local legislation or regulations relating to smoking or cigarettes will be enacted or to predict any resulting effect thereof on RJRT, Tobacco International or the cigarette industry generally but such legislation or regulations could have an adverse effect on RJRT, Tobacco International or the cigarette industry generally.

    In addition, various legal actions, proceedings and claims are pending or may be instituted against RJRT or its affiliates or indemnitees, including those claiming that lung cancer and other diseases have resulted from the use of or exposure to RJRT's tobacco products. The plaintiffs in these actions seek recovery on a variety of legal theories, including strict liability in tort, design defect, negligence, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, indemnity and common law public nuisance. Eight of these cases purport to be class actions brought on behalf of thousands of claimants. Purported classes include individuals claiming to be addicted to cigarettes and flight attendants alleging personal injury from exposure to ETS in their workplace. In addition, three states, acting through their attorneys general, have sued RJRT (and in two cases, RJRN) and other industry members on various theories to recoup expenses incurred by the states in the treatment of diseases purportedly associated with cigarette smoking and to enjoin certain marketing practices. A fourth state has enacted legislation which would facilitate the filing of such an action in that state. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings or claims could be decided against RJRT or its affiliates or indemnitees. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if such rulings are not final, could adversely affect the litigation against RJRT and its affiliates or indemnitees and increase the number of such claims. Although it is impossible to predict the outcome of such events or their effect on RJRT, a significant increase in litigation activities could have an adverse effect on RJRT. RJRT believes that it has a number of valid defenses to any such actions, and intends to defend vigorously all such actions. Holdings believes that the ultimate outcome of all pending tobacco litigation matters should not have a material adverse effect on the financial position of Holdings; however, it is possible that the results of operations or cash flows of Holdings in particular quarterly or annual periods or the financial condition of Holdings could be materially affected by the ultimate outcome of certain pending litigation matters. For an additional discussion of legislation and litigation relating to the cigarette industry and RJRT, see Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1993 under "Business--Tobacco--Legislation and other Matters Affecting the Cigarette Industry" and "--Litigation Affecting the Cigarette Industry" and Holdings' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 under
Note 7 to Holdings' Consolidated Condensed Financial Statements for the period ending June 30, 1994 and "Legal Proceedings--Tobacco Related Litigation," both of which are incorporated herein by reference.

  Competitive Activity

    RJRT's largest U.S. competitor announced competitive initiatives in April 1993 that ultimately resulted in significant changes in the U.S. cigarette market. These competitive actions and responses by RJRT and other competitors effectively lowered the retail price of full price cigarette brands and raised the price of the most highly discounted brands in the second half of 1993. This resulted in a market comprised of a full price tier and a lower price tier of products (as opposed to the three or more tiers that had previously existed) and in smaller relative price differences between brands in different tiers.

    The costs of responding to these competitive initiatives and the decrease in list prices for full price cigarette brands of approximately 40 cents per pack were primarily responsible for a sharp decline in RJRT's 1993 operating company contribution, since improved net prices of approximately 12 cents per pack (including the price increase referenced below) in the most highly discounted brands did not and are not expected to offset the current lower margins on full price brands. Notwithstanding these lower margins, full price brands remain more profitable than lower price brands, which consist of certain national brands designed to have a lower price and of private label brands for retailers and distributors. The private label brands are generally the least profitable of RJRT's brands, but are important to facilitate RJRT's service to wholesale and retail customers.

    Although RJRT's full price volume as a percentage of total volume declined to 56% in 1993 from 65% in 1992, lower retail prices on full price brands since the third quarter of 1993 have resulted in an increase in full price volume to 60% in the second quarter of 1994. The increased full price volume occurred despite significantly reduced promotional expenses on full price brands during this period.

    During the fourth quarter of 1993, RJRT increased the list price of its brands by 4 cents per pack, which was generally matched by other competitors and reflected increased stability in the marketplace during the latter part of 1993. This stability has continued into 1994 and, together with operating cost reductions and favorable product mix shifts, has improved margins, although 1994 profit margins remain below first quarter 1993 levels. However, RJRT is unable to predict whether pricing stability and profit margin improvements are sustainable.

    The effect of a law requiring U.S. manufacturers to use at least 75% American-grown tobacco in their cigarettes produced after 1993 will increase RJRT's raw material costs for all brands, with a larger effect on costs for lower price brands since these brands historically have contained a higher percentage of lower cost foreign-grown tobacco than full price brands. The cost increase is expected to be more than offset by higher revenues for lower price brands resulting from the fourth quarter price increase referenced above. The same result is expected for full price brands. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Tobacco--1993 Competitive Activity" and "Business--Other Matters--Competition" in Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tobacco" in Holdings' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994, each of which is incorporated herein by reference.

  Leverage, Debt Service and Dividends

    Holdings, together with its subsidiaries, had, at June 30, 1994, a ratio of consolidated total debt to total stockholders' equity of 1.1-to-1.

    Although Holdings has significantly reduced its consolidated indebtedness and improved its consolidated debt-to-equity ratios since the Acquisition, the indebtedness and debt-to-equity ratio of Holdings and its subsidiaries continue to have the effect, generally, of restricting the flexibility of Holdings and its subsidiaries in responding to changing business and economic conditions insofar as they affect the financial condition and financing requirements of Holdings and its subsidiaries. Moreover, the terms governing certain of the indebtedness incurred in connection with the Acquisition impose significant operating and financial restrictions on Holdings and its subsidiaries. These restrictions limit the ability of Holdings and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with stockholders and affiliates, create liens, sell certain assets and certain subsidiaries' stock, engage in certain mergers or consolidations and make investments in unrestricted subsidiaries. The mandatory conversion of Holdings' Series A Conversion Preferred Stock (the "Series A Preferred Stock") on November 15, 1994 will constitute a change of control under the provisions of Holdings' bank credit agreements that, unless waived, will permit the lenders to terminate their commitments and then accelerate indebtedness outstanding thereunder. Holdings expects to obtain a waiver of these provisions. In addition, upon the change of control, the holders of certain of Holdings' public debt may tender such debt to Holdings for repurchase at a repurchase price in excess of its principal amount plus accrued interest. See "Description of Holdings Capital Stock--Contractual Restrictions on Payment of Dividends."

    Although Holdings pays dividends on its outstanding preferred stock, it has not paid a dividend on Holdings Common Stock. The timing, amount and form of future dividends on Holdings Common Stock, if any, will depend, among other things, upon the effect of applicable restrictions on the payment of dividends referred to above, Holdings' results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by its board of directors.

  Holding Company Structure

    Holdings' cash flow and consequent ability to meet its obligations under its indebtedness and to pay future dividends on the Holdings Common Stock, if any, and preferred stock are substantially dependent upon the earnings and cash flow available after debt service of RJRN and the availability of such earnings and cash flows to Holdings by way of dividends, distributions, loans and other advances. Holdings Common Stock is junior in right of payment to all existing and future liabilities, obligations (whether or not for borrowed money) and preferred stock of Holdings, and is structurally subordinate to all existing and future liabilities and obligations (whether or not for borrowed money) of RJRN and its subsidiaries. As of June 30, 1994, total current liabilities and long-term debt of Holdings' subsidiaries were approximately $14.8 billion.

  KKR Ownership

    As of August 31, 1994, an aggregate of approximately 44.81% (or 32.30% on a fully diluted basis) of the total voting power of Holdings was held by the Common Stock Partnerships. After giving effect to the mandatory conversion of the Series A Preferred Stock on November 15, 1994, and assuming all outstanding options for Borden Common Stock are exercised, all of Borden's Series B Preferred Stock is converted to Borden Common Stock and Borden Shares equal to the Minimum Condition are exchanged in the Exchange Offer at the minimum and maximum Exchange Ratios, respectively, an aggregate of approximately 32.00% to 29.41% (25.99% to 23.89% on a fully diluted basis) of the total voting power of Holdings will be held or controlled by the Common Stock Partnerships. The total voting power of Holdings held or controlled by the Common Stock Partnerships will decrease to an aggregate of approximately 20.82% to 14.51% (16.91% to 11.78% on a fully diluted basis) if 100% of the Borden Shares are exchanged. In addition, seven of Holdings' fifteen directors are partners or executives of KKR.

  Shares Available for Trading

    Of the 1,147,681,192 shares of Holdings Common Stock outstanding as of August 31, 1994, approximately 579 million are held by persons that are not affiliates or management of Holdings and are freely tradeable. After giving effect to the mandatory conversion of Holdings' Series A Preferred Stock on November 15, 1994 and assuming Borden Shares equal to the Minimum Condition are exchanged in the Exchange Offer at the minimum and maximum Exchange Ratios, respectively, an aggregate of up to an additional 109 million to 145 million shares of Holdings Common Stock will be freely tradeable (265 million to 354 million shares if all of the Borden Shares are exchanged). Moreover, based on the $6 7/8 closing price of Holdings Common Stock on September 30, 1994, an additional 45,020,800 shares of Holdings Common Stock would be freely tradeable if the Option were exercised in full and Borden elected to use its registration rights to sell or dispose of such shares in a public offering. The Registration Rights Agreements bar Borden from exercising these rights for nine months commencing on the effective date of the Registration Statement. Holdings is unable to predict the effect, if any, that the increase in freely tradeable shares of Holdings Common Stock will have on the market value of such shares.

INFORMATION CONCERNING THE TRANSACTIONS

  Market for Shares of Borden Common Stock

    If the Proposed Merger is not immediately consummated upon completion of the Exchange Offer, the exchange of Borden Shares pursuant to the Exchange Offer will reduce the number of Borden

Shares that might otherwise trade publicly and is likely to reduce the number of holders of Borden Shares, which could adversely affect the liquidity and market value of the remaining Borden Shares held by shareholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Borden Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Borden Shares. If the Proposed Merger is consummated, all trading of Borden Common Stock will cease and there will no longer be a market for shares of Borden Common Stock.

  Stock Exchange Listing of Borden Common Stock

    According to the NYSE's published guidelines, the NYSE would consider delisting the Borden Shares if, among other things, the number of publicly held Borden Shares (excluding Borden Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were fewer than 1,200 holders of at least 100 Borden Shares or the aggregate market value of the publicly held Borden Shares was less than $5 million.

    As of September 23, 1994, there were approximately 38,729 holders of record of Borden Shares. Approximately 38,614 holders held in the aggregate approximately 141,515,502 shares of Borden Common Stock (excluding 53,465,136 shares held in treasury). Because of the large number of shares of Borden Common Stock held in the names of brokers and nominees, the Purchaser is unable to estimate the number of beneficial owners of 100 or more shares or the aggregate number of shares of Borden Common Stock they own. If, upon the completion of the Exchange Offer (and if the Proposed Merger is not immediately thereafter consummated), the shares of Borden Common Stock no longer meet the requirements of the NYSE for continued listing and the listing of shares of Borden Common Stock is discontinued, the market for the shares of Borden Common Stock would be adversely affected.

    The Borden Common Stock also may be delisted from foreign exchanges on which it is listed, subject to applicable requirements of such exchanges.

    The extent of the public market for the shares of Borden Common Stock and availability of quotations would depend upon such factors as the number of holders and/or the aggregate market value of the publicly held shares of Borden Common Stock at such time, the interest in maintaining a market in the shares of Borden Common Stock on the part of securities firms, the possible termination of registration of the shares of Borden Common Stock under the Exchange Act (see "--Registration Under the Exchange Act") and other factors.

  Status as "Margin Securities"

    The shares of Borden Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Borden Common Stock. In the event that the shares of Borden Common Stock are no longer listed on the NYSE upon completion of the Exchange Offer, depending upon factors such as the number of holders of the shares of Borden Common Stock and the number and market value of publicly held shares of Borden Common Stock, such shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the shares of Borden Common Stock may no longer be used as collateral for loans by brokers. In addition, if registration of the shares of Borden Common Stock under the Exchange Act is terminated upon completion of the Exchange Offer, the shares of Borden Common Stock will no longer constitute "margin securities." There can be no assurance that, in the future, shares of Borden Common Stock will continue to constitute "margin securities" and be available as collateral for loans made by brokers; however, if the Proposed Merger is consummated, shares of Borden Common Stock will in any event no longer constitute "margin securities."

  Registration Under the Exchange Act

    The shares of Borden Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application of Borden to the Commission if the shares of Borden Common Stock are not listed on a national securities exchange and there are fewer than 300 holders of record. Termination of the registration of the shares of Borden Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Borden to holders of shares of Borden Common Stock and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholders action and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the shares of Borden Common Stock. Furthermore, "affiliates" of Borden and persons holding "restricted securities" of Borden Common Stock may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the shares of Borden Common Stock under the Exchange Act were terminated, the shares of Borden Common Stock would no longer be "margin securities" or eligible for listing or reporting on the Nasdaq National Market. The Purchaser does not currently intend to seek to terminate registration of the shares of Borden Common Stock.

  Inability to Participate in Future Borden Earnings

    Shareholders whose Borden Shares are exchanged for shares of Holdings Common Stock in the Exchange Offer or the Proposed Merger will not be entitled to participate as shareholders in any future growth of Borden's business or earnings, or in any future dividends that may be declared by the Board of Directors of Borden.

  Inability to Consummate the Proposed Merger

    Pursuant to the Merger Agreement, among other things, following the consummation of the Exchange Offer, subject to certain conditions, the Purchaser will be merged with Borden in the Proposed Merger. If, following the Exchange Offer and exercise of the Option, approval of Borden's shareholders is required by applicable law in order to consummate the Proposed Merger of the Purchaser with Borden, provided that the Minimum Condition is satisfied without being reduced or waived, Borden will submit the Proposed Merger to Borden's shareholders for approval. If the Proposed Merger is submitted to Borden's shareholders for approval, the Proposed Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares owned by the Purchaser and its affiliates. There can be no assurance that the required vote of Borden shareholders will be obtained or that the Proposed Merger will be consummated.

    If the Proposed Merger is consummated, shareholders of Borden who elected not to tender their Borden Shares in the Exchange Offer will receive upon consummation of such Proposed Merger the same number of shares of Holdings Common Stock in exchange for each of their Borden Shares as they would have received in the Exchange Offer.

    If, following the consummation of the Exchange Offer, the Proposed Merger is not consummated, KKR Associates, which is the general partner of the Common Stock Partnerships, indirectly will control the number of Borden Shares acquired by the Purchaser pursuant to the Exchange Offer and upon exercise of the Option. Under the Merger Agreement and the Conditional Purchase/Option Agreement, following the acceptance for exchange of the Borden Shares to be exchanged pursuant to the Exchange Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Option Agreement, and from time to time thereafter, subject to applicable law, Borden has agreed to take all actions necessary to cause the Applicable Percentage of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of Borden selected by the Partnership to consist of persons designated or elected by the Partnership (whether, at the election of Borden, by means of increasing the size of the board of directors or seeking the resignation of directors and causing the Partnership's designees to be elected); provided that, if the Purchaser has acquired at least 28,138,000 Borden Shares, the Applicable Percentage will not be less than 33 1/3%. As a result of its ownership of such Borden Shares and right to designate nominees for election to Borden's Board of Directors, KKR Associates, an affiliate of KKR, indirectly will be able to influence decisions of the shareholders and such Board. This concentration of influence in one shareholder may adversely affect the market value of the Borden Common Stock.

    To the extent KKR controls more than 50% of the outstanding Borden Shares following the consummation of the Exchange Offer and exercise of the Option, but the Proposed Merger is not consummated, Borden shareholders other than those affiliated with KKR, lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

EXCHANGE OFFER CONDITIONS RELATED TO INDEBTEDNESS

    The Exchange Offer is conditioned upon, among other things, the obtaining of all consents and waivers on terms satisfactory to the Partnership necessary in order that the consummation of the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement not constitute events giving rise to events of default or other rights permitting debt to become due prior to maturity.

    The Exchange Offer is also conditioned upon Borden having refinanced, or received commitments for refinancing or indications satisfactory to the Partnership from lenders that it will be able to refinance, in each case on market terms reasonably acceptable to the Partnership, the principal bank credit facilities of Borden and T.M.I. Associates, L.P., subject to certain limitations.

    In the event such consents, waivers or refinancing commitments are not obtained, the Purchaser will have the right not to accept for exchange, exchange or deliver shares of Holdings Common Stock for, subject to Rule 14e-1(c) under the Exchange Act, any Borden Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Exchange Offer or may postpone the acceptance for exchange of the Borden Shares tendered. No assurance can be given that such consents, waivers or refinancing commitments will be obtained. Further, if the Purchaser were to waive the condition to the Exchange Offer that the aforementioned consents and waivers be obtained, some or all of such indebtedness or other obligations could become payable prior to their maturities. See "The Exchange Offer--Terms of the Exchange Offer; Expiration Date" and "--Certain Conditions of the Exchange Offer."

                               THE EXCHANGE OFFER

BACKGROUND

    In early 1993, representatives of KKR met with Anthony S. D'Amato, then chairman and chief executive officer of Borden, Lawrence O. Doza, then vice president and chief financial officer of Borden, and a representative of one of Borden's financial advisors to discuss KKR's interest in exploring a possible transaction involving KKR and Borden. Following that meeting, Mr. D'Amato advised KKR's representatives that Borden preferred not to pursue a transaction with KKR at that time. Thereafter, although no formal discussions were held, KKR's interest in a possible transaction with Borden continued, especially when Borden's analysis of possible restructuring alternatives became known to KKR in the late summer of 1993. Borden continued to maintain that it was not interested in a transaction with any third parties, including KKR.

    In December 1993, Lazard Freres & Co., financial advisor to the Borden Board of Directors, initiated contact with KKR regarding a possible transaction with KKR. KKR, in turn, brought the possibility of a transaction with Borden to the attention of senior executives of Holdings. Holdings thereafter had several investigatory meetings with Borden's advisors in New York City, but no formal due diligence was conducted at Borden's headquarters in Columbus, Ohio. Following such meetings and further analysis by Holdings of a possible transaction with Borden, Holdings decided that it would not pursue a transaction with Borden. Among other things, Holdings believed that, in light of its own indebtedness, Borden's debt levels precluded the acquisition of all of Borden. Additionally, Holdings determined that its strategic interest was in substantially less than all of Borden's businesses.

    Investigatory discussions between representatives of KKR and Borden resumed in February 1994 and occurred sporadically thereafter. In April 1994, KKR indicated to Borden's representatives that it might be willing to assist Borden in connection with Borden's restructuring efforts, although Borden did not express interest in such assistance at that time. In July and August, KKR again initiated contact with Borden's advisors to reiterate KKR's continuing interest in exploring an investment in Borden. In early August 1994, KKR discussed with Borden's advisors its possible interest in an investment in Borden using securities owned by partnerships controlled by KKR. Lazard Freres & Co. indicated to KKR Borden's willingness to pursue discussions and, shortly thereafter, KKR and Borden signed a confidentiality agreement and KKR began to receive certain due diligence information concerning Borden.

    Following its initial review of this information, KKR indicated an interest in pursuing more complete due diligence. KKR was advised that, if it planned to make a proposal to Borden regarding a transaction, it should be prepared to do so by September 7, 1994, when Borden's Board of Directors was scheduled to meet to consider its management's proposed new restructuring plan. On August 25 and 26, 1994, representatives of KKR and representatives of Borden held due diligence meetings in Columbus, Ohio. Charles M. Harper, Chairman of the Board and Chief Executive Officer of Holdings, and H. John Greeniaus, Chairman of the Board and Chief Executive Officer of Nabisco Foods Group, attended the meetings on August 25, 1994 at the request of KKR.

    On Friday, September 2, 1994, KKR made an oral proposal to acquire a 75% interest in Borden for consideration valued at $13.50 per Borden Share, based on an exchange of Holdings Common Stock for Borden Common Stock. Negotiations continued over the next several days, particularly with regard to KKR's willingness to pursue an acquisition of the entire company. KKR's revised proposal for all of Borden was presented to Borden's Board of Directors on September 7, 1994, following meetings between representatives of KKR and the Chairman of the Board and the Chief Executive Officer of Borden. Discussions and negotiations continued between representatives of KKR and Borden and, on September 11, 1994, the Partnership and Borden signed a letter of intent with respect to the Transactions based on a value of $14.25 per Borden Share.

    Following the signing of the letter of intent on September 11, 1994, KKR and Borden, and their representatives, negotiated the Merger Agreement and Conditional Purchase/Option Agreement, which were executed on September 23, 1994, following approval by Borden's Board of Directors.

PURPOSE OF THE EXCHANGE OFFER; THE PROPOSED MERGER

    The Exchange Offer is being made for the purpose of acquiring 100% of the outstanding Borden Shares.

    If, following the Exchange Offer and exercise of the Option, the Purchaser and its affiliates own more than 90% of the outstanding Borden Shares, the Purchaser will take all necessary or appropriate action, without further action by the Board of Directors or shareholders of Borden, to consummate the Proposed Merger of the Purchaser with Borden as soon as practicable. If, following the Exchange Offer and exercise of the Option, approval of Borden's shareholders is required by applicable law in order to consummate the proposed merger of the Purchaser with Borden, provided that the Minimum Condition is satisfied without being reduced or waived, Borden will submit the proposed merger to Borden's shareholders for approval. If the Proposed Merger is submitted to Borden's shareholders for approval, the Proposed Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares owned by the Purchaser and its affiliates. In the event the Proposed Merger is consummated, holders of Borden Shares will receive the same number of shares of Holdings Common Stock for each Borden Share as are exchanged for each Borden Share in the Exchange Offer.

    This Offering Circular/Prospectus also relates to shares of Holdings Common Stock that may be issued in connection with the consummation of the Proposed Merger, unless the Proposed Merger is submitted to Borden's Shareholders for approval.

    The Board of Directors of Borden has (1) determined that the Exchange Offer, the Proposed Merger and the other Transactions, taken together, are fair to the shareholders of Borden, and recommends that holders of Borden Shares accept the Exchange Offer, tender their Borden Shares to the Purchaser in the Exchange Offer and, if required by applicable law, approve and adopt the Merger Agreement and (2) approved the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby. See the Schedule 14D-9 for a description of the background of the Transactions from Borden's perspective and for a discussion of the recommendation of Borden's Board of Directors and the reasons therefor and for other relevant information.

    The Exchange Offer is subject, among other things, to the Minimum Condition. Except as described below, the Minimum Condition, and the other conditions to the Exchange Offer, may be waived by the Purchaser in whole or in part, in its sole discretion. However, the Minimum Condition may not be waived if the Option has been exercised in whole or in part prior to the Expiration Date. In addition, if the Purchaser acquires more than 41% (but not more than 50%) of the outstanding Borden Shares in the Exchange Offer, the Purchaser must exercise the Option to the extent necessary so that, following such exercise, the Purchaser will own more than 50% of the outstanding Borden Shares. In the event the Proposed Merger is not consummated, the Purchaser will control the number of Borden Shares acquired by the Purchaser pursuant to the Exchange Offer and upon exercise of the Option. Under the Merger Agreement and the Conditional Purchase/Option Agreement, following the acceptance for exchange of the Borden Shares to be exchanged pursuant to the Exchange Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Option Agreement, and from time to time thereafter, subject to applicable law, Borden has agreed to take all actions necessary to cause the Applicable Percentage of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of Borden selected by the Partnership to consist of persons designated or elected by the Partnership (whether, at the election of Borden, by means of increasing the size of the board of directors or seeking the resignation of directors and causing the Partnership's designees to be elected); provided that, if the Purchaser has acquired at least 28,138,000 Borden Shares, the Applicable Percentage will not be less than 33 1/3%. As a result of its ownership of such Borden Shares and right to designate nominees for election to Borden's Board of Directors, the Purchaser will be able significantly to influence decisions of the shareholders and such Board. See "Certain Significant Considerations," "The Exchange Offer--Certain Conditions of the Exchange Offer" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    THIS OFFERING CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OR OTHER MEETING OF BORDEN'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH SECTION 14(A) OF THE EXCHANGE ACT.

TERMS OF THE EXCHANGE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser hereby offers to exchange shares of Holdings Common Stock for all outstanding Borden Shares at the Exchange Ratio, provided that such Borden Shares are validly tendered on or prior to the Expiration Date and not properly withdrawn as described under "--Withdrawal Rights."

    Upon the terms and subject to the conditions of the Exchange Offer, including without limitation the Minimum Condition, the Purchaser will exchange all such Borden Shares for shares of Holdings Common Stock. Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Letter of Transmittal, transfer taxes on the exchange of Borden Shares pursuant to the Exchange Offer will be paid by or on behalf of the Purchaser.

    No fractional shares of Holdings Common Stock will be distributed. The Exchange Agent, acting as agent for Borden shareholders otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such shareholders. Proceeds from sales of fractional shares will be paid by the Exchange Agent based upon the average net selling price per share of all such sales (following the deduction of applicable transaction costs of third parties other than the Exchange Agent, Borden, the Purchaser or affiliates of any of the foregoing). See "--Procedure for Tendering Shares of Borden Common Stock--Backup Federal Tax Withholding."

    The Exchange Offer is subject to certain conditions set forth under "--Certain Conditions of the Exchange Offer," any of which may be waived by the Purchaser, except that in the event the Purchaser exercises the Option in whole or in part, then the Purchaser is not permitted to waive the Minimum Condition. If any condition is not satisfied, the Purchaser may (i) terminate the Exchange Offer and return all tendered Borden Shares to tendering shareholders, (ii) extend the Exchange Offer and, subject to withdrawal rights as set forth under "--Withdrawal Rights," retain all such Borden Shares until the expiration of the Exchange Offer as so extended, (iii) waive such condition (other than, in certain circumstances described herein, the Minimum Condition) and, subject to any requirement to extend the period of time during which the Exchange Offer is open, exchange all Borden Shares validly tendered for exchange on or prior to the Expiration Date and not properly withdrawn, or (iv) delay acceptance for exchange of or exchange for any Borden Shares until satisfaction or waiver of such condition to the Exchange Offer even though the Exchange Offer has expired. The Purchaser's right to delay acceptance for exchange of or exchange for Borden Shares tendered for exchange pursuant to the Exchange Offer is subject to provisions of applicable law, including, to the extent applicable, Rule 14e-1(c) promulgated under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Borden Shares deposited by or on behalf of Borden shareholders promptly after the termination or withdrawal of the Exchange Offer. For a description of the Purchaser's right to extend the period of time during which the Exchange Offer is open and to amend, delay or terminate the

Exchange Offer, see "--Extension of Tender Period; Termination; Amendment." Pursuant to the Merger Agreement, the Purchaser has agreed that, upon the request of Borden (and without limiting the number of times that the Purchaser may extend the Exchange Offer, or the total number of days for which the Exchange Offer may be extended), the Purchaser will extend the Exchange Offer, one or more times, for an aggregate of not more than twenty business days. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Following the effectiveness of the Registration Statement, this Offering Circular/Prospectus and the related Letter of Transmittal will be mailed to record holders of Borden Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Borden shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Borden Shares.

EXCHANGE OF SHARES OF BORDEN COMMON STOCK

    Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for exchange, and will exchange for shares of Holdings Common Stock, all Borden Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Exchange Offer set forth under "--Certain Conditions of the Exchange Offer." Subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for exchange of or exchange for Borden Shares pending receipt of regulatory approvals referred to under "--Certain Regulatory Approvals and Legal Matters."

    Unless and until the Rights are redeemed in accordance with the Merger Agreement, holders of Borden Shares will be required to tender the Rights associated with such Borden Shares in order to effect a valid tender of such Borden Shares. As of the date hereof, the Rights trade together with the Borden Shares and a tender of the Borden Shares will be deemed to be a tender of the associated Rights. If separate Rights Certificates are issued, tendering shareholders will then be required to tender both Share Certificates and Rights Certificates in order to effect a valid tender. See "--Procedure for Tendering Shares of Borden Common Stock."

    In all cases, exchange of Borden Shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Share Certificates and Rights Certificates (if applicable) for Borden Shares, or a Book-Entry Confirmation of a book-entry transfer of such Borden Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "--Procedure for Tendering Shares of Borden Common Stock," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

    For purposes of the Exchange Offer, the Purchaser will be deemed to have accepted for exchange Borden Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Exchange Agent of the Purchaser's acceptance for exchange of such Borden Shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, exchange of Borden Shares accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered Borden Shares with the Exchange Agent, which will act as agent for the tendering shareholders for the purpose of receiving shares of Holdings Common Stock from the Purchaser and transmitting such shares of Holdings Common Stock to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID PURSUANT TO THE EXCHANGE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH EXCHANGE. If, for any reason whatsoever, acceptance for exchange of or exchange for any Borden Shares tendered pursuant to the Exchange Offer is delayed, or the Purchaser is unable to accept for exchange or exchange for Borden Shares tendered pursuant to the Exchange Offer, then, without prejudice to the

Purchaser's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Borden Shares and such Borden Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described under "--Withdrawal Rights."

    If any tendered Borden Shares are not accepted for exchange for any reason or if Share Certificates and Rights Certificates (if applicable) are submitted for more Borden Shares than are tendered, Share Certificates and Rights Certificates (if applicable) for Borden Shares evidencing un-exchanged or un-tendered Borden Shares will be returned, without expense to the tendering shareholder (or, in the case of Borden Shares tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures described under "--Procedures for Tendering Shares of Borden Common Stock--Book-Entry Transfer," such Borden Shares will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates (if applicable), as promptly as practicable following the expiration, termination or withdrawal of the Exchange Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Exchange Offer, such increased consideration will be given to all shareholders whose Borden Shares are exchanged pursuant to the Exchange Offer, whether or not such Borden Shares were tendered or accepted for exchange prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the Borden Shares tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Exchange Offer and will in no way prejudice the rights of tendering shareholders to exchange for Borden Shares validly tendered and accepted for exchange pursuant to the Exchange Offer. According to the Merger Agreement, it is presently contemplated that the right of the Purchaser to exchange for shares of Borden Common Stock pursuant to the Exchange Offer and the right of the Purchaser to exercise the Option will be assigned to the Partnership (or a direct or indirect wholly owned subsidiary of the Partnership).

PROCEDURE FOR TENDERING SHARES OF BORDEN COMMON STOCK

    Except as set forth below, in order for Borden Shares and Rights (if applicable) to be validly tendered pursuant to the Exchange Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Borden Shares and Rights (if applicable) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus on or prior to the Expiration Date and either (i) the Share Certificates and Rights Certificates (if applicable) evidencing tendered Borden Shares and Rights (if applicable) must be received by the Exchange Agent at such address or such Borden Shares and Rights (if applicable) must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

    Unless and until the Rights are redeemed in accordance with the Merger Agreement, holders of Borden Shares will be required to tender the Rights associated with such Borden Shares in order to effect a valid tender of such Borden Shares. Accordingly, shareholders who sell their Rights separately from their Borden Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Exchange Offer for a valid tender of Borden Shares. If the Distribution Date (as defined in the Rights Agreement) has occurred and Rights Certificates have been distributed to such holders prior to the date of tender pursuant to the Exchange Offer, Rights Certificates representing a number of Rights equal to the number of Borden Shares being tendered must be delivered to the

Exchange Agent in order for such Borden Shares to be validly tendered. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Borden Shares are tendered pursuant to the Exchange Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Borden Shares without Rights Certificates constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Borden Shares tendered pursuant to the Exchange Offer to the Exchange Agent within five business days after the date such Rights Certificates are distributed. Unless and until the Rights are redeemed in accordance with the Merger Agreement, the Purchaser reserves the right to require that it receive such Rights Certificates prior to accepting Borden Shares for exchange. In that event, exchange for Borden Shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of, among other things, Rights Certificates, if Rights Certificates have been distributed to holders of Borden Shares. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    THE METHOD OF DELIVERY OF BORDEN SHARES AND RIGHTS (IF APPLICABLE), AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer

    The Exchange Agent will make a request to establish accounts with respect to the Borden Shares at the Book-Entry Transfer Facilities for purposes of the Exchange Offer within two business days after the date of this Offering Circular/Prospectus. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Borden Shares by causing such Book-Entry Transfer Facility to transfer such Borden Shares into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Borden Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    If Rights Certificates are issued, to the extent that the Rights become eligible for book-entry transfer under procedures established by a particular Book-Entry Transfer Facility, the Exchange Agent will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility as soon as practicable. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering shareholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual delivery of Rights Certificates or pursuant to the guaranteed delivery procedures set forth below.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Signature Guarantees

    Signatures on Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Borden Shares are tendered (i) by a registered holder of Borden Shares who has not completed either the box labeled "Special Exchange Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates or the Rights Certificates (if applicable) are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment in respect of fractional shares of Holdings Common Stock is to be made, or Share Certificates or Rights Certificates (if applicable) not accepted for exchange or not tendered are to be returned, to a person other than the registered holder(s), the Share Certificates or Rights Certificates (if applicable), as the case may be, must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on such certificates, with the signature(s) on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates and Rights Certificates (if applicable) are forwarded separately to the Exchange Agent, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery

    If a shareholder desires to tender Borden Shares and Rights (if applicable) pursuant to the Exchange Offer and such shareholder's Share Certificates or Rights Certificates (if applicable) are not immediately available or such shareholder cannot deliver Share Certificates or Rights Certificates (if applicable) and all other required documents to reach the Exchange Agent on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Borden Shares and Rights (if applicable) may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

        (iii) the Share Certificates and Rights Certificates, as the case may be (or a Book-Entry Confirmation), representing all tendered Borden Shares and Rights (if applicable), in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Exchange Agent within (A) in the case of Borden Shares, five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery, and (B) in the case of Rights, a period ending on the later of (x) five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and (y) five business days after the date Rights Certificates are distributed to shareholders of Borden (if applicable).

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, exchange of Borden Shares accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange

Agent of Shares Certificates for, or of Book-Entry Confirmation with respect to, such Borden Shares, and if the Distribution Date has occurred, Rights Certificates for, or a Book-Entry Confirmation, if available, with respect to, the associated Rights (unless the Purchaser elects, in its sole discretion, to exchange such Borden Shares pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, exchange of Borden Shares might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates (or Rights Certificates) or Book-Entry Confirmations of such Borden Shares or Rights (if available) are received into the Exchange Agent's account at a Book-Entry Transfer Facility.

    If the Rights are redeemed by Borden in accordance with the Merger Agreement, the guaranteed delivery procedure with respect to Rights Certificates and the requirement for the tender of Rights will no longer apply.

  Appointment as Proxy

    By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Borden Shares and Rights (if applicable) tendered by such shareholder and accepted for exchange by the Purchaser (and with respect to any and all other Borden Shares and Rights (if applicable) or other securities issued or issuable in respect of such Borden Shares and Rights (if applicable) on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Borden Shares and Rights (if applicable). Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Borden Shares for exchange. Upon such acceptance for exchange, all prior powers of attorney and proxies given by such shareholder with respect to such Borden Shares and Rights (if applicable) (and such other shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Borden's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Borden Shares and Rights (if applicable) to be deemed validly tendered, immediately upon the Purchaser's exchange for such Borden Shares, the Purchaser must be able to exercise full voting rights with respect to such Borden Shares, Rights (if applicable) and other securities, including voting at any meeting of shareholders.

  Determination of Validity

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Borden Shares and Rights (if applicable) will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. Except as otherwise described herein, the Purchaser also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of Borden Shares and Rights (if applicable) of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Borden Shares and Rights (if applicable) will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Partnership, the Dealer Manager, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Federal Tax Withholding

    UNDER THE FEDERAL INCOME TAX LAWS, THE EXCHANGE AGENT WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN SHAREHOLDERS PURSUANT TO THE EXCHANGE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, EACH SUCH SHAREHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

  Other Matters

    The Purchaser's acceptance for exchange of Borden Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of Borden Shares and Rights (if applicable) made pursuant to the Exchange Offer are irrevocable, except that Borden Shares and Rights (if applicable) tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for exchange by the Purchaser pursuant to the Exchange Offer, may also be withdrawn at any
time after            , 1994. If the Purchaser extends the Exchange Offer, is
delayed in its acceptance for exchange of or exchange for Borden Shares or is unable to exchange Borden Shares validly tendered pursuant to the Exchange Offer for any reason, then, without prejudice to the Purchaser's rights under the Exchange Offer, the Exchange Agent may nevertheless, on behalf of the Purchaser, retain tendered Borden Shares and Rights (if applicable), and such Borden Shares and Rights (if applicable) may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described below. Any such delay will be by an extension of the Exchange Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Borden Shares and Rights (if applicable) to be withdrawn, the number of Borden Shares and Rights (if applicable) to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Borden Shares and Rights (if applicable). If Share Certificates or Rights Certificates (if applicable) for Borden Shares and Rights (if applicable) to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Borden Shares and Rights (if applicable) have been tendered for the account of an Eligible Institution. If Borden Shares and Rights (if applicable) have been tendered pursuant to the procedure for book-entry transfer as described under "--Procedure for Tendering Shares of Borden Common Stock--Book-Entry Transfer," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Borden Shares and Rights (if applicable), in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Partnership, any of their affiliates or assigns, the Dealer Manager, the

Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Borden Shares and Rights (if applicable) properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Borden Shares and Rights (if applicable) may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described under "--Procedure for Tendering Shares of Borden Common Stock."

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Exchange Offer is open for any reason, including the occurrence of any of the conditions specified under "--Certain Conditions of the Exchange Offer," by giving oral or written notice of such extension to the Exchange Agent. During any such extension, all Borden Shares and Rights (if applicable) previously tendered and not properly withdrawn will remain subject to the Exchange Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Borden Shares and Rights (if applicable). See "--Withdrawal Rights."

    Pursuant to the Merger Agreement, the Purchaser has agreed that, upon the request of Borden (and without limiting the number of times that the Purchaser may extend the Exchange Offer, or the total number of days for which the Exchange Offer may be extended), the Purchaser will extend the Exchange Offer, one or more times, for an aggregate of not more than twenty business days. See "Description of Merger Agreement and Conditional Purchase/Option Agreement."

    Subject to the applicable regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time or from time to time to
(i) delay acceptance for exchange of or, regardless of whether such Borden Shares were theretofore accepted for exchange, exchange for any Borden Shares pending receipt of any regulatory approvals specified under "--Certain Regulatory Approvals and Legal Matters," (ii) terminate the Exchange Offer (whether or not any Borden Shares have theretofore been accepted for exchange) if any of the conditions referred to under "--Certain Conditions of the Exchange Offer" has not been satisfied or upon the occurrence of any of the conditions specified thereunder and (iii) waive any condition or otherwise amend the Exchange Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Exchange Agent and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Borden Shares and Rights (if applicable) tendered promptly after the termination or withdrawal of the Exchange Offer and (ii) that the Purchaser may not delay acceptance for exchange of, or exchange for (except as provided in clause (i) of the preceding sentence), any Borden Shares upon the occurrence of any of the conditions specified under "--Certain Conditions of the Exchange Offer" without extending the period of time during which the Exchange Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Borden Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Purchaser will extend the Exchange Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Borden Shares being sought, increases or decreases the consideration offered pursuant to the Exchange Offer or changes any dealer's soliciting fee, and if the Exchange Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or change is first published, sent or given to shareholders, the Exchange Offer will be extended at least until the expiration of such ten business day period. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Purchaser shall not be required to accept for exchange, exchange or deliver any shares of Holdings Common Stock for, subject to Rule 14e-1(c) under the Exchange Act, any Borden Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Exchange Offer or may postpone the acceptance for exchange of the Borden Shares tendered, if immediately before acceptance for exchange of any such Borden Shares (whether or not any Borden Shares have theretofore been accepted for exchange pursuant to the Exchange Offer): (i) the Minimum Condition shall not have been satisfied; (ii) any waiting period under the HSR Act applicable to the purchase of Borden Shares pursuant to the Exchange Offer shall not have expired or been terminated or the requisite approvals, authorizations or consents required by the Investment Canada Act, Canada's Competition Act and the European Community (see "--Certain Regulatory Approvals and Legal Matters") shall not have been obtained; (iii) all consents and waivers on terms satisfactory to the Partnership necessary in order that the consummation of the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement not constitute (A) an event of default or an event which with or without notice or the passage of time would constitute an event of default under any indebtedness, partnership agreement or equityholders agreement of Borden or any subsidiary (or Borden Chemicals and Plastics Limited Partnership, Borden Chemicals and Plastics Operating Limited Partnership and T.M. Investors Limited Partnership) ("Indebtedness"), including, without limitation, Borden's Amended and Restated Credit Agreement dated as of August 16, 1994 with Citibank, N.A., as Administrative Agent, and T.M. Investors Limited Partnership's Amended and Restated Credit Agreement dated as of August 16, 1994 with Citibank, N.A., as Administrative Agent, or (B) an event which would individually or in combination with other events give rise to an obligation on the part of Borden to repay or repurchase any Indebtedness, partnership interest or equity interest, which event of default or other event described in clause (A) or (B) above would give rise to, with or without notice or the passage of time and taking into account any cross-acceleration or cross-default provisions, the obligation to repay prior to maturity or the acceleration of an aggregate of at least $25 million of Indebtedness or other obligations shall not have been obtained; (iv) Borden shall not have refinanced, or received commitments for refinancing or indications satisfactory to the Partnership from lenders that it will be able to refinance, in each case on market terms reasonably acceptable to the Partnership, the principal bank credit facilities of Borden and T.M.I. Associates, L.P., provided that such refinancing shall not be required to increase the available lines of credit under such facilities except to meet the working capital and other reasonable needs of Borden and its subsidiaries and shall principally be related to extending maturities and renegotiating repayment schedules under such facilities as appropriate to meet Borden's business plan as determined by the Partnership and Borden; (v) the Registration Statement and any required post-effective amendment thereto shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, or any material "blue sky" and other state securities laws applicable to the registration of the Holdings Common Stock to be exchanged for Borden Common Stock shall not have been complied with; or (vi) any of the following shall occur and remain in effect and shall, in the reasonable judgment of the Purchaser in any such case, make it inadvisable to proceed with the Exchange Offer or such acceptance for exchange of any of the Borden Shares or to proceed with the Proposed Merger:

        (a) (i) any representation or warranty of Borden in the Merger Agreement shall have been untrue as of the date of the Merger Agreement and shall continue to be untrue, which untrue representations or warranties, in the aggregate, would have a Material Adverse Effect (as defined below) on Borden; or there has been a breach by Borden of any covenant or agreement set forth in the Merger Agreement or the Conditional Purchase/Option Agreement having a Material Adverse Effect on Borden which has not been cured; (ii) the SEC Documents (as defined below) filed by Borden with the Commission since the date of the Merger Agreement did not comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, or the SEC Documents (including any and all financial statements included therein), except to the extent revised or superseded by a subsequent filing with the Commission, as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) the consolidated financial statements of Borden included in the SEC Documents filed since the date of the Merger Agreement did not comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were not prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) or did not fairly present the consolidated financial position of Borden and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments);

        (b) there shall be any United States or foreign statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any governmental entity, that (i) restrains or prohibits the making or consummation of the Exchange Offer or the Proposed Merger or restrains or prohibits the performance of the Merger Agreement or the Conditional Purchase/Option Agreement, (ii) prohibits or materially limits the ownership or operation by the Partnership or the Purchaser of all or any substantial portion of the business or assets of Borden or any of its subsidiaries or compels the Partnership or the Purchaser to dispose of or to hold separate all or any substantial portion of the business or assets of Borden or any of its subsidiaries, or imposes any material limitation on the ability of the Partnership or the Purchaser to conduct such business or own such assets or (iii) imposes material limitations on the ability of the Partnership or the Purchaser (or any other affiliate of the Partnership or the Purchaser) to acquire or hold or to exercise full rights of ownership of the Borden Shares, including, but not limited to, the right to vote the Borden Shares acquired by the Purchaser on all matters properly presented to the shareholders of Borden; provided, however, that the Partnership and the Purchaser shall have used their best efforts to have any such decree, order or injunction vacated or reversed;

        (c) any change shall have occurred since the date of the Merger Agreement in the business, financial condition or results of operations of Borden or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Borden, including, without limitation, the commencement in respect of, or by, Borden of an involuntary, or voluntary, proceeding under any applicable bankruptcy law, decree, order or any other case or proceeding adjudging Borden a bankrupt or insolvent, or the condition of Borden is such that it is unable to pay all of its liabilities as such liabilities mature or has unreasonably small capital for conducting the business theretofore or proposed to be conducted by it;

        (d) there shall have occurred (and the adverse effect of such occurrence shall, in the reasonable judgment of the Purchaser, be continuing) (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any governmental entity, on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than in Haiti) which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Exchange Offer or (vi) in the case of any of the foregoing existing at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or

        (e) the Merger Agreement shall have been terminated in accordance with its terms or the Exchange Offer shall have been amended or terminated with the consent of Borden.

    The foregoing conditions are for the sole benefit of the Partnership and the Purchaser and may be asserted by the Partnership or the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Partnership or the Purchaser in whole or in part, provided, however, that if the Purchaser shall have exercised the Option in whole or in part prior to the termination of the Exchange Offer, the Purchaser shall not be permitted to waive the Minimum Condition. The Partnership's or the Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    The term "Material Adverse Effect" means, when used in connection with any person, any change or effect that either individually or in the aggregate with all other such other changes or effects is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries taken as a whole or adversely affects the ability of such person to consummate the transactions contemplated by the Merger Agreement in any material respect.

    The term "SEC Documents" means, with respect to any person, all reports, schedules, forms, statements and other documents filed with the Commission by such person since January 1, 1990, in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

CERTAIN TAX CONSEQUENCES

    Certain Federal Income Tax Consequences. The summary of tax consequences set forth below is for general information only. The tax treatment of each Borden shareholder will depend in part upon his particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Borden Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Borden Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE PROPOSED MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of shares of Holdings Common Stock pursuant to the Exchange Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a Borden shareholder will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received (including cash received in lieu of fractional shares) and such shareholder's adjusted tax basis in the Borden Shares. The fair market value of the Holdings Common Stock will be the mean between the high and the low trading prices on the NYSE Composite Tape on the date the Purchaser accepts such Borden Shares for exchange pursuant to the Exchange Offer or the effective date of the Proposed Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Borden Shares are a capital asset in the hands of such shareholder, and a long-term capital gain or loss if such shareholder's holding period is more than one year as of the date the Purchaser accepts such Borden Shares for exchange pursuant to the Exchange Offer or the effective date of the Proposed Merger, as the case may be. There are limitations on the deductibility of capital losses.

    A Borden shareholder will have a tax basis in the shares of Holdings Common Stock received pursuant to the Exchange Offer or the Proposed Merger equal to the fair market value of such shares as of the date the Purchaser accepts such Borden Shares for exchange pursuant to the Exchange Offer or the effective date of the Proposed Merger, as the case may be, and a new holding period for such shares will commence on the day after such date.

    New York Real Estate Transfer Taxes. The New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax (collectively, the "Real Estate Transfer Taxes") are imposed on the transfer or acquisition, directly or indirectly, of controlling interests in an entity which owns interests in real property located in New York State or New York City, as the case may be. The Exchange Offer and the Proposed Merger will result in the taxable transfer of controlling interests in entities which own New York State or New York City real property for purposes of the Real Estate Transfer Taxes. Although any Real Estate Transfer Taxes could be imposed directly on the shareholders of Borden, Borden will complete and file any necessary tax returns, and Borden will pay all Real Estate Transfer Taxes that are imposed as a result of the Exchange Offer and the Proposed Merger. Upon receipt of the consideration for either the Exchange Offer or the Proposed Merger, each shareholder of Borden will be deemed to have agreed to be bound by the Real Estate Transfer Tax returns filed by Borden.

FEES AND EXPENSES OF THE EXCHANGE OFFER AND SOURCE OF FUNDS

    Morgan Stanley is acting as the Purchaser's financial advisor in connection with the proposed acquisition of Borden Common Stock and as Dealer Manager for the Exchange Offer. In connection with such services, the Purchaser has agreed to pay to Morgan Stanley a fee of $3 million upon commencement of the Exchange Offer and of an additional $4.9 million at such time as the Purchaser accepts for exchange pursuant to the Exchange Offer and/or otherwise acquires in connection with the Transactions at least 50.1% of the Borden Shares. In addition, the Purchaser has agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, in connection with the provision of its financial advisory services to the Purchaser and the Exchange Offer, and has agreed to indemnify Morgan Stanley against certain liabilities and expenses relating to, arising out of or in connection with its engagement, including certain liabilities under the federal securities laws.

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information
Agent and       to act as the Exchange Agent in connection with the Exchange
Offer. The Information Agent may contact holders of shares of Borden Common Stock by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations in their respective roles as Information Agent or Exchange Agent.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of shares of Borden Common Stock pursuant to the Exchange Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    The consideration to be provided to Borden's shareholders pursuant to the Exchange Offer and the Proposed Merger will be shares of Holdings Common Stock currently owned by the Common Stock Partnerships. Certain fees and expenses of the Partnership and the Purchaser in connection with the Transactions will be paid by Borden pursuant to the Merger Agreement or by the Partnership and/or KKR, from internally generated funds. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement."

    Pursuant to the Registration Rights Agreement, Holdings will pay certain expenses incident to the registration of the Holdings Common Stock to be exchanged for Borden Common Stock, including filing fees.

    Pursuant to an Indemnification Agreement, each of Holdings, Borden and the Partnership and the Purchaser have agreed to indemnify the other parties for certain liabilities under the Securities Act and the Exchange Act with respect to certain information furnished by such parties to the others in connection with the preparation of the Registration Statement and this Offering Circular/Prospectus.

CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS

  General

    Except as set forth below, neither the Purchaser nor the Partnership is aware of any governmental licenses or other regulatory permits that appear to be material to the business of Borden and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Borden Shares (and the indirect acquisition of the stock of Borden's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Borden Shares (or the indirect acquisition of the stock of Borden's subsidiaries) by the Purchaser pursuant to the Exchange Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not presently intend, however, to delay the exchange of Borden Shares tendered pursuant to the Exchange Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to exchange Borden Shares if any of the conditions described under "--Certain Conditions of the Exchange Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Borden, the Partnership or the Purchaser or that certain parts of the businesses of Borden, the Partnership or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Exchange Offer without the exchange of the Borden Shares thereunder. In the Merger Agreement, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser, provided that certain conditions are met. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement."

  State Takeover Laws

    A number of states (including New Jersey, where Borden is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. However, in 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Under New Jersey law, a publicly-traded New Jersey corporation with its principal executive offices or significant business operations located in New Jersey is prohibited from consummating a business combination with an interested shareholder for a period of five years unless the business combination is approved by the board of directors prior to the date the shareholder became interested. In addition, after the five-year period a New Jersey corporation may not engage in a business combination with an interested shareholder unless either (i) the business combination is approved by the board of directors prior to the date the shareholder became an interested shareholder or (ii) the business combination is approved by the holders of two-thirds of the voting stock not held by the interested shareholder or (iii) subject to certain other requirements, the consideration per share received in the business combination is at least equal to the greater of (x) the highest price per share paid by the interested shareholder in the five years prior to either the announcement of the business combination or the date at which the interested shareholder became such, whichever results in a higher price, and (y) the market price on either the date the business combination is announced or on the date the interested shareholder first became such, whichever is higher. New Jersey law defines "interested shareholder" as a person beneficially owning 10% or more of the outstanding voting stock of the corporation. Because Borden's Board of Directors approved the Merger Agreement and the transactions contemplated thereby prior to the Purchaser attaining the status of an "interested shareholder," the Proposed Merger may be effected prior to the expiration of the five year waiting period provided in the New Jersey business combination statutes. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement--Merger" for a discussion of certain limitations on business combinations between the Partnership (and its affiliates) and Borden under certain circumstances. See "Comparison of Rights of Holders of Borden and Holdings Common Stock."

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Exchange Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Exchange Offer and nothing in this Offering Circular/Prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Exchange Offer, the

Purchaser might be unable to accept for exchange or exchange for Borden Shares tendered pursuant to the Exchange Offer or be delayed in continuing or consummating the Exchange Offer. In such case, the Purchaser may not be obligated to accept for exchange, or exchange for, any Borden Shares tendered. See "--Certain Conditions of the Exchange Offer."

  Antitrust

    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Borden Shares pursuant to the Exchange Offer is subject to such requirements.

    The Partnership filed on September 19, 1994 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the exchange of Borden Shares pursuant to the Exchange Offer. Under the provisions of the HSR Act applicable to the Exchange Offer, the exchange of Borden Shares pursuant to the Exchange Offer may not be consummated until the expiration of a 30-calendar day waiting period following the filing by the Partnership. Accordingly, the waiting period under the HSR Act applicable to such exchange of Borden Shares pursuant to the Exchange Offer should expire at 11:59 P.M., New York City time, on October 19, 1994, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, the Partnership has requested early termination of the waiting period applicable to the Exchange Offer. There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If, however, either the FTC or the Antitrust Division were to request additional information or documentary material from the Partnership, the waiting period would expire at 11:59 P.M., New York City time, on the twentieth calendar day after the date of substantial compliance by the Partnership with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Borden Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Exchange Offer may, but need not, be extended and, in any event, the exchange of and exchange for Borden Shares will be deferred until 20 days after the request is substantially complied with, unless the 20-day extended period expires on or before the date when the initial 30-day period would otherwise have expired or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "--Withdrawal Rights." Although Borden is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Exchange Offer, neither Borden's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to Borden will extend the waiting period.

    On September 29, 1994, Borden filed a Premerger Notification and Report Form in connection with the Exchange Offer and the other Transactions. Accordingly, the waiting period under the HSR Act should expire at 11:59 P.M., New York City time, on October 19, 1994, subject to early termination (which has been requested by Borden) or extension as described above with respect to the Partnership's HSR Act filing.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Borden Shares by the Purchaser pursuant to the Exchange Offer. At any time before or after the exchange by the Purchaser of Borden Shares pursuant to the Exchange Offer, the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of Borden Shares pursuant to the Exchange Offer or seeking the divestiture of Borden Shares acquired by the Purchaser or the divestiture of substantial assets of Holdings, the Partnership, its subsidiaries or Borden. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Holdings, the Partnership and its subsidiaries and Borden and its subsidiaries are engaged, the Partnership and the Purchaser believe that the Exchange Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Exchange Offer on antitrust grounds will not be made or, if such a challenge is made, of the result. See "--Certain Conditions of the Exchange Offer" for a discussion of certain conditions of the Exchange Offer, including conditions with respect to litigation.

    In the Merger Agreement, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser, provided that certain conditions are met. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement."

  New Jersey Industrial Site Recovery Act

    The New Jersey Industrial Site Recovery Act (formerly known as the Environmental Cleanup Responsibility Act, or "ECRA") and the implementing regulations thereunder (collectively "ISRA") subjects the "transfer" of an "industrial establishment" in New Jersey to various requirements concerning the identification of certain environmental matters and their remediation. Requirements include the timely submission to the New Jersey Department of Environmental Protection (the "NJDEP") of detailed information about environmental matters at the industrial establishment. The NJDEP may also require additional investigation of environmental conditions at the industrial establishment, the development of an NJDEP-approved cleanup plan to address environmental conditions, and the implementation of the plan, along with a financial guarantee, such as a surety bond, self guarantee or a letter of credit, of the implementation of the cleanup plan. Under specified conditions, the NJDEP may defer actual implementation of the cleanup plan if the entity acquiring control of the industrial establishment is certified to have the financial ability to implement the plan.

    Under ISRA, the acquisition of a controlling stock interest in a company which is the owner or operator of an industrial establishment is generally a "transfer" subject to ISRA.

    Borden has certain facilities located in New Jersey. If these facilities are industrial establishments subject to ISRA, the acquisition of more than a majority of the outstanding Borden Shares by the Purchaser pursuant to the Exchange Offer may constitute a "transfer" subject to ISRA.

    After consummation of the Exchange Offer and after the Purchaser has reviewed the nature and extent of Borden's operations in New Jersey and consulted with counsel, the Purchaser will determine whether any of Borden's properties are establishments subject to ISRA and, if so, the Purchaser will comply, or seek to cause Borden to comply, with ISRA in the time frame set forth in ISRA. See "--Certain Conditions of the Exchange Offer."

  Connecticut Environmental Transfer Law

    The Connecticut Transfer Act, Conn. Gen. Stat. Sec.Sec.22a-134 et seq. (the "CTA"), requires that prior to the transfer of ownership of an establishment subject to the CTA, the transferor must submit a "Negative Declaration" to the transferee stating (i) that there has been no spillage or discharge of hazardous waste on the property or that any such spillage or discharge has been cleaned up according to the procedures and requirements of the Connecticut Department of Environmental Protection (the "CDEP") and (ii) that any hazardous waste remaining on-site is being managed in accordance with all applicable regulations. If the transferor cannot submit a "Negative Declaration," the transferee or another party to the transfer must certify to the Commissioner of the CDEP that such transferee or other party will contain or otherwise mitigate the effects of any spillage or discharge in accordance with the procedures and timetable approved by the Commissioner pursuant to an order or consent decree.

Based on publicly available information, the Purchaser believes that Borden operates certain facilities in Connecticut. The Purchaser will seek to determine whether any of Borden's properties are establishments subject to the CTA and, if so, the Purchaser will comply, or seek to cause Borden to comply, with the CTA as promptly as practicable following consummation of the Exchange Offer. See "--Certain Conditions of the Exchange Offer."

  EEA Merger Regulation

    Borden conducts substantial operations within the European Economic Area ("EEA") and certain of the individual member states of the EEA. Regulation (EEC) No. 4064/89 (the "Merger Regulation") and Article 57 of the EEA Agreement require that notices of concentrations with a "Community dimension" be provided to the European Commission for review and approval for compatibility with the common market prior to being put into effect. The Exchange Offer would be deemed to have a "Community dimension" if the combined aggregate worldwide consolidated annual revenues of both the Partnership and Borden exceed ECU 5 billion, if the Community-wide annual revenues of each of the Partnership and Borden exceed ECU 250 million, and if both the Partnership and Borden do not receive more than two-thirds of their respective Community-wide revenues from one and the same member state. The Purchaser believes that the Exchange Offer may be considered to have a "Community dimension." If the Exchange Offer falls within the Merger Regulation, the European Commission, as opposed to individual member states, has exclusive jurisdiction to review it, subject to certain exceptions. The Purchaser intends to file any required notifications.

    Under the Merger Regulation, a concentration that meets the foregoing criteria requires the filing of a notification in a prescribed form with the European Commission. This filing must normally be made within seven days of the earlier of the announcement of a public bid, the conclusion of the relevant agreement or acquisition of a controlling interest. Transactions subject to the filing requirements of the Merger Regulation are suspended automatically until three weeks after receipt of the notification. The European Commission may extend the suspension period for such period as it finds necessary to make a final decision on the legality of the transaction. In the case of a public bid, the bidder may acquire shares of the target company during the suspension period, but may not vote such shares until after the end of the period unless the European Commission grants permission to do so in order to maintain the full value of the bidder's investment.

    The European Commission must decide whether to initiate proceedings within one month after the receipt of the notification, subject to certain extensions for holidays or if an individual member state has requested a referral of the transaction (or part of it) to itself. If proceedings are initiated, the European Commission must reach a decision in the proceedings within four months of the commencement of the proceedings. If the European Commission fails to reach a decision within either of these time periods the transaction will be deemed to be compatible with the common market.

    If the European Commission declares the Exchange Offer to be not compatible with the common market, it may prevent the consummation of the transaction, order a divestiture if the transaction has already been consummated or impose conditions or other obligations. In the event that the transaction is found not to be subject to the Merger Regulation, various national merger control regimes of the member states of the EEA may apply, resulting in the possibility that approvals may be necessary from the various national authorities.

    There can be no assurance that a challenge to the Exchange Offer will not be made pursuant to the Merger Regulation or, alternatively, pursuant to the merger regulations of one or more of the various member states, or, if such a challenge is made, what the outcome will be. See "--Certain Conditions of the Exchange Offer."

  Investment Canada Act

    Borden conducts certain operations in Canada. The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" (as defined in the
ICA) by "non-Canadians" (as defined in the

ICA) of any "Canadian business" (as defined in the ICA) be furnished to Investment Canada, a Canadian governmental agency.

    The acquisition of Borden Shares by the Purchaser pursuant to the Exchange Offer may constitute an indirect acquisition of a "Canadian business" within the meaning of the ICA. The Purchaser intends to file any required notice under the ICA. See "--Certain Conditions of the Exchange Offer."

  Canadian Pre-Merger Notification Requirements

    Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company which has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million per year. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. The Canadian Director may waive the waiting period. After the applicable waiting period expires or is waived, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of the Canadian assets acquired in such transaction. The Purchaser intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Exchange Offer or Proposed Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially. See "--Certain Conditions of the Exchange Offer."

  Other Foreign Approvals

    Borden also owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Borden Shares pursuant to the Exchange Offer, the laws of certain of those foreign countries and jurisdictions, including, without limitation, Australia, may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Borden's operations conducted in such countries and jurisdictions as a result of the acquisition of the Borden Shares pursuant to the Exchange Offer. There can be no assurance that the Purchaser will be able to cause Borden or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for Borden or any subsidiary after purchase of the Borden Shares pursuant to the Exchange Offer.

PENDING LITIGATION

    Litigation Against Holdings. Five putative class and derivative actions have been filed by purported Holdings shareholders in the Court of Chancery of the State of Delaware in and for New Castle County against the members of the Holdings Board of Directors, KKR, and Holdings challenging the proposed acquisition by Holdings of an interest in Borden. These actions, encaptioned Mushala v. Greeniaus, et al., C.A. No. 13738; Leffler v. Greeniaus, et al., C.A. No. 13751; Schreiber v. Greeniaus, et al., C.A. No. 13749; Malloy v. Greeniaus, et al., C.A. No. 13748; and Alessi v. Greeniaus, et. al., C.A. No. 13750 (collectively, the "Class and Derivative Complaints"), allege, among other things, that the "agreement for [Holdings] to purchase a 20% stake in Borden is manifestly unfair" to Holdings' shareholders and constitutes a breach of fiduciary duty in that (i) the price paid by Holdings for its Borden stake is inflated because it includes a "control premium" and (ii) the issuance of "new [Holdings] common stock will substantially dilute the cash value and shareholdings of the non-controlling public stockholders of [Holdings]." The Class and Derivative Complaints also allege that the proposed acquisition of a stake in Borden "serves no corporate interest of [Holdings], but rather serves to facilitate KKR's acquisition of Borden while ensuring KKR's continued control of [Holdings]," and constitutes corporate waste. The Class and Derivative Complaints seek preliminary and permanent relief, including declaratory relief, a preliminary injunction, rescission, damages and attorneys' fees. The plaintiff in the Mushala case has filed a First Request for Production of Documents.

    An additional putative class and derivative action, encaptioned Debora v. Greeniaus, et al., C.A. No. 13755, has also been brought in the Court of Chancery of the State of Delaware in and for New Castle County by a purported holder of Holdings' Series A Preferred Stock. The Debora action names the same defendants and contains the same allegations and prayers for relief as the Class and Derivative Complaints.

    A putative shareholder's derivative complaint, encaptioned Shingala v. Harper, et al., C.A. No. 13739, has been filed in the Court of Chancery of the State of Delaware in and for New Castle County by a putative Holdings shareholder against Borden, Holdings and members of the Board of Directors of Holdings alleging that the proposed acquisition by Holdings of a stake in Borden constitutes a breach of the fiduciary duty of loyalty of Holdings' Board of Directors. The Shingala complaint alleges that the purpose of the Borden transaction is "solely to benefit KKR," "serves no legitimate business purpose of [Holdings]" and that Holdings "has been required to participate in the transaction" due to "KKR's domination and effective control of the Holdings Board." The Shingala complaint further alleges that the investment by Holdings in Borden "makes it less likely that Holdings will be in position to restructure itself to divide its tobacco and food operations" to the "detriment" of Holdings, and that the price paid by Holdings for its Borden shares is inflated. The Shingala complaint seeks an injunction of the Borden transaction, damages, and attorneys' fees.

    Litigation Against Borden. Eleven putative class actions have been filed by purported Borden shareholders in the New Jersey and Ohio state courts against Borden, members of Borden's Board of Directors and, in two of the cases, KKR. These actions, encaptioned Kohnstamm v. Borden, Inc., et al., C-257-94; Hartman
v. Borden, Inc., et al., 94-CV-H09-6306; Jaroslawicz v. Borden, Inc., et al., 94-CV-H09-6654; Lubin v. Borden, Inc., et al.; Weiss v. Borden, Inc., et al.; Stepak v. Borden, Inc., et al.; Strougo v. Borden, Inc., et al.; Krim v. Borden, Inc., et al.; Peterson v. Borden, Inc., et al.; Marcus v. Borden, Inc., et al.; and Dwyer v. Borden, Inc., et al. (collectively, the "Borden Class Complaints"), allege, among other things, that Borden is being sold at too low a price, and that Borden's directors have breached their fiduciary duties by failing to "auction" the company and by "locking-up" a transaction that is not in the best interests of shareholders. KKR is alleged to have aided and abetted these breaches of fiduciary duty. The Borden Class Complaints seek preliminary and permanent relief, including a preliminary injunction, damages in an unspecified amount and attorneys' fees.

                      DESCRIPTION OF MERGER AGREEMENT AND
                     CONDITIONAL PURCHASE/OPTION AGREEMENT

    The following are summaries of certain provisions of the Merger Agreement and the Conditional Purchase/Option Agreement, which are filed as exhibits to the Registration Statement of which this Offering Circular/Prospectus is a part and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to such exhibits.

MERGER AGREEMENT

    Exchange Offer. Pursuant to the Merger Agreement, on the terms and subject to the conditions described herein under "--The Exchange Offer," the Partnership and the Purchaser have agreed to commence the Exchange Offer as soon as reasonably practicable following the effectiveness of the Registration Statement of which this Offering Circular/Prospectus is a part. Without the written consent of Borden, the Purchaser may not decrease the number of Borden Shares being sought in the Exchange Offer, change the form of consideration payable in the Exchange Offer (other than by adding consideration), add additional conditions to the Exchange Offer or make any other change in the terms or conditions of the Exchange Offer which is adverse to the holders of Borden Shares, except that a waiver by the Purchaser of any condition in whole or in part at any time and from time to time in its discretion will not be deemed to be materially adverse to any holder of Borden Shares. If the Purchaser shall have exercised the Option in whole or in part prior to the termination of the Exchange Offer, the Purchaser may not waive the Minimum Condition. The Purchaser has agreed with Borden that upon the request of Borden (and without limiting the number of times that the Purchaser may extend the Exchange Offer, or the total number of days for which the Exchange Offer may be extended), the Purchaser will extend the Exchange Offer, one or more times, for an aggregate of not more than twenty business days. See "The Exchange Offer--Certain Conditions of the Exchange Offer."

    In accordance with the Merger Agreement, Borden has approved of and consented to the Exchange Offer and represented and warranted that (a) its Board of Directors has (i) determined that the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, including the Exchange Offer and the Proposed Merger, taken together, are fair to the shareholders of Borden, and resolved to recommend that holders of Borden Shares
(A) accept the Exchange Offer, (B) tender their Borden Shares to the Purchaser, and (C) if required by applicable law, approve and adopt the Merger Agreement and the Proposed Merger (collectively, the "Recommendations") and (ii) approved the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, and that such approval constitutes approval of the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby for purposes of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA and Article VIII of Borden's Restated Certificate of Incorporation (the "Charter") (relating to the approval requirements for certain business combinations) and renders inapplicable certain change in control provisions of certain debt securities and loan documents of Borden and its subsidiaries and (b) Borden's financial advisors have delivered to the Board of Directors of Borden their respective written opinions to the effect that, as of September 22, 1994, the consideration to be received by holders of Borden Shares pursuant to each of the Exchange Offer and the Proposed Merger was fair to such holders from a financial point of view. Borden has agreed, subject to certain exceptions described below under "--No Solicitation," not to change the Recommendations unless the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less (without giving effect to the limitation regarding the minimum and maximum Exchange Ratio pursuant to the definition thereof). Borden will not have any right to terminate the Merger Agreement as a result of any such change in the Recommendations and notwithstanding any such change in the Recommendations, Borden will continue to be bound by its representations and warranties and covenants contained in the Merger Agreement (except representations and warranties and covenants with respect to the Recommendations), including, without limitation, those with respect to the Rights Agreement, antitrust approvals and divestitures (provided that following receipt of such approvals the Purchaser purchases at least 28,138,000 Borden Shares), Article VIII of the Charter and Sections 14A:10A-4 and 14A:10A-5 of the NJBCA.

    According to the Merger Agreement, to the knowledge of Borden after due inquiry, all the directors of Borden intend to tender their Borden Shares pursuant to the Exchange Offer or to vote their Borden Shares in favor of approval and adoption of the Proposed Merger and the Merger Agreement at the shareholders' meeting in respect thereof, if any.

    The Purchaser has reserved the right to transfer or assign, in whole or from time to time in part, to one or more affiliates, the right to exchange all or any portion of the Borden Shares tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations pursuant to the Exchange Offer and will in no way prejudice the rights of tendering shareholders to exchange for Borden Shares validly tendered and accepted for exchange pursuant to the Exchange Offer. According to the Merger Agreement, it is presently contemplated that the right of the Purchaser to exchange for shares of Borden Common Stock pursuant to the Exchange Offer and the right of the Purchaser to exercise the Option will be assigned to the Partnership (or a direct or indirect wholly owned subsidiary of the Partnership).

    The Merger Agreement provides that, if requested by the Partnership, Borden will, following the acceptance for exchange of the Borden Shares to be exchanged pursuant to the Exchange Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Option Agreement, and from time to time thereafter, take all actions necessary to cause the Applicable Percentage of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of Borden selected by the Partnership to consist of persons designated or elected by the Partnership (whether, at the election of Borden, by means of increasing the size of the board of directors or seeking the resignation of directors and causing the Partnership's designees to be elected); provided that, if the Purchaser has acquired at least 28,138,000 Borden Shares, the Applicable Percentage shall not be less than 33 1/3%.

    Following the election or appointment of the Partnership's designees as described in the preceding paragraph and prior to the effective time of the Proposed Merger, any amendment by Borden or termination by Borden of the Merger Agreement or the Conditional Purchase/Option Agreement, extension by Borden for the performance or waiver of the obligations, conditions or other acts of the Partnership or the Purchaser or waiver by Borden of its rights under the Merger Agreement or the Conditional Purchase/Option Agreement, will require the concurrence of a majority of directors of Borden then in office who are not affiliated with the Partnership or the Purchaser or selected by the Partnership for appointment or election to the board of directors of Borden ("Independent Borden Directors").

    Merger. Pursuant to the Merger Agreement, if approval of Borden's shareholders is required by applicable law in order to consummate the Proposed Merger, provided that the Minimum Condition is satisfied without being reduced or waived, following the acceptance for exchange of Borden Shares pursuant to the Exchange Offer, Borden, acting through its Board of Directors, will, in accordance with applicable law, as soon as practicable following the expiration or termination of the Exchange Offer: duly call, give notice of, convene and, subject to the right of the parties to delay a special meeting under certain circumstances described in the Merger Agreement, hold the Borden Shareholders' Meeting for the purpose of considering and taking action upon the Merger Agreement and the Proposed Merger and use its best efforts to obtain the necessary approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, including the Proposed Merger.

    In the Merger Agreement, Borden has agreed that (a) its obligations described in the preceding paragraph (including, without limitation, the obligation to submit the Merger Agreement and the Proposed Merger to a vote of Borden's shareholders) will not be affected by the withdrawal or modification of the Recommendations (but there shall be no obligation of the Board of Directors of Borden to continue the Recommendation that shareholders approve and adopt the Merger Agreement and the Proposed Merger) and (b) (i) if the Proposed Merger is not approved by the shareholders of Borden following the acceptance for exchange of Borden Shares pursuant to the Exchange Offer or the purchase of Borden Shares pursuant to the Conditional Purchase/Option Agreement or (ii) if the Proposed Merger is not submitted to the shareholders of Borden but the Purchaser has acquired at least 28,138,000 Borden Shares, the approval of the transactions contemplated by the Merger Agreement, including the Exchange Offer and the Proposed Merger, by the Board of Directors of Borden shall constitute, solely for the purposes of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA and, to the extent that there are no Continuing Directors (as defined in the Charter),
Article VIII of the Charter, an approval of any future "Business Combination" (as defined in Section 14A:10A-3 of the NJBCA and Article VIII of the Charter) between Borden and the Partnership or any affiliate thereof, provided that (x) such "Business Combination" is approved by a majority of the Independent Borden Directors and (y) if appropriate, Borden shall have received the opinion of an investment banking firm selected by the Independent Directors that such "Business Combination" is fair to Borden's shareholders from a financial point of view (an "Excepted Future Transaction").

    At the Borden Shareholders' Meeting, each of the Partnership and the Purchaser has agreed that it will vote, or cause to be voted, all Borden Shares acquired in the Exchange Offer or otherwise beneficially owned by it or any of its respective subsidiaries in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Proposed Merger.

    Under the Merger Agreement, in the event that the Partnership and the Purchaser, or any other direct or indirect subsidiary of the Partnership acquires at least 90% of the outstanding Borden Shares, the parties have agreed to take all necessary or appropriate action to cause the Proposed Merger to become effective as soon as practicable after the expiration of the Exchange Offer without a meeting of shareholders of Borden, in accordance with applicable provisions of the NJBCA.

    Upon the effective time of the Proposed Merger, the Purchaser will be merged with and into Borden, and Borden will continue as the surviving corporation in the Merger under the name "Borden, Inc."

    The directors of the Purchaser at the effective time of the Proposed Merger will be the directors of the surviving corporation, each to hold office in accordance with the restated certificate of incorporation and by-laws of the surviving corporation and until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be. The officers of Borden at the effective time of the Proposed Merger will be the officers of the surviving corporation, each to hold office in accordance with the restated certificate of incorporation and by-laws of the surviving corporation and until the earlier of his or her resignation or removal or until his or her successor is duly appointed and qualified, as the case may be.

    By virtue of the Proposed Merger and without any action on the part of the holder of any shares of Borden Common Stock or any shares of capital stock of the Purchaser: (a) each share of common stock of the Purchaser issued and outstanding immediately prior to the effective time of the Proposed Merger will be converted into a number of shares of common stock, par value $.01 per share, of the surviving corporation equal to one one-thousandth of the total number of outstanding shares of Borden Common Stock immediately prior to the Proposed Merger, which will be all of the issued and outstanding capital stock of the surviving corporation; (b) each share of Borden Common Stock that is owned by Borden or by any subsidiary of Borden and each share of Borden Common Stock that is owned by the Partnership, the Purchaser or any other subsidiary of the Partnership will automatically be cancelled and retired and cease to exist, and no cash, Holdings Common Stock or other consideration will be delivered or deliverable in exchange therefor; and (c) each issued and outstanding share of Borden Common Stock will be converted into the right to receive a number of fully paid and nonassessable shares of Holdings Common Stock equal to the number of fully paid and nonassessable shares of Holdings Common Stock that were delivered by the Purchaser with respect to each share of Borden Common Stock that was validly tendered and not properly withdrawn and accepted for exchange pursuant to the terms of the Exchange Offer.

    The Merger Agreement provides that, as of the effective time of the Proposed Merger, each holder of a then outstanding option to purchase Borden Common Stock (a "Stock Option") shall receive with respect to each share subject to such Stock Option an amount in cash equal to the excess, if any, of (i) the product of the final Exchange Ratio and the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the effective time of the Proposed Merger over (ii) the per share exercise price of such Stock Option, and Borden shall cause the surrender and cancellation of each Stock Option (and any related stock appreciation right) with respect to which a payment by Borden is made. With respect to Stock Options not so surrendered and cancelled, such Stock Options shall, if not previously terminated or expired in accordance with their terms, terminate upon the grantee leaving Borden except upon such grantee's death, Disability (as defined for purposes of the plans under which the Stock Options were granted) or retirement at or after age sixty-five (or such earlier age as the Purchaser may expressly agree) and except that, to the extent provided under any such existing Stock Option, if the grantee is terminated by Borden without Cause (as defined for purposes of the plans under which the Stock Options were granted) within two years following a Change in Control (as defined for purposes of the plans under which the Stock Options were granted) of Borden, the grantee shall have a period of ninety days following such termination within which to exercise such Stock Option. No employee who has been previously granted a Stock Option or stock appreciation right will be approved for retirement for purposes of any plan or agreement under which such Stock Option or right has been granted without the express consent of the Purchaser. The Purchaser and Borden have agreed to continue to discuss the manner in which outstanding Stock Options shall be treated after the Proposed Merger is consummated. According to the Merger Agreement, as of September 23, 1994, there were outstanding Stock Options with respect to 7,357,473 Borden Shares. Of these, Stock Options with respect to 1,408,326 Borden Shares, with an average exercise price of $12.31, were exercisable at prices of $14.25 or less.

    Under the Merger Agreement, Borden has agreed to take all steps necessary so that no participant in any employee plans, programs or arrangements of Borden will have any right to acquire or receive any Borden Common Stock or other equity interest in Borden on or after the effective time of the Proposed Merger other than in connection with the exercise of Stock Options outstanding on the date of the Merger Agreement which have not been cancelled as described in the preceding paragraph. On or prior to the effective time of the Proposed Merger, Borden has agreed to amend each of its (and cause the amendment of each of its affiliate's) qualified defined contribution plans to eliminate any investment in Borden Common Stock after such effective time. In addition, Borden has agreed to cause an amendment of each of its employee plans, programs and arrangements pursuant to which an employee may be entitled to receive Borden Common Stock (each a "Stock Plan") to provide that any employee entitled to receive Borden Common Stock in respect of previously deferred bonuses or compensation will receive instead cash equal to the product of (i) the final Exchange Ratio multiplied by the average of the average of the high and the low closing sales prices of the Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the effective time of the Proposed Merger and
(ii) the number of shares of Borden Common Stock so deferred, plus interest equal to the rate otherwise credited on deferred amounts under the applicable plans or, if no such rate is credited, the prime rate established by Chemical Bank, from time to time on such deferred bonuses or compensation from the effective time of the Proposed Merger to the date of distribution.

    Pursuant to the Merger Agreement, subject to the terms of any Borden plan, any merger consideration paid in respect of restricted shares of Borden Common Stock held by any employee or former employee of Borden or any of its affiliates will remain restricted and subject to the same terms and conditions imposed on such restricted shares.

    Exchange of Certificates and Exchange Procedures in the Proposed
Merger. Pursuant to the Merger Agreement, at or prior to the effective time, the Purchaser shall deposit with or for the account of a bank or trust company designated by the Partnership, which shall be reasonably satisfactory to Borden (the "Merger Exchange Agent"), for the benefit of the holders of shares of Borden Common Stock, for exchange, the consideration to be paid in the Proposed Merger in respect of each Borden Share outstanding immediately prior to the effective time (other than Borden Shares to be cancelled and retired in connection with the Proposed Merger).

    As soon as reasonably practicable after the effective time, the Purchaser will instruct the Merger Exchange Agent to mail to each holder of record immediately prior to the effective time (other than holders of Borden Shares to be cancelled and retired in connection with the Proposed Merger) of a Share Certificate or Share Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Merger Exchange Agent and shall be in such form and have such other provisions as the Partnership or the Purchaser may reasonably specify) (the "Merger Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for Holdings Common Stock. Upon surrender to the Merger Exchange Agent of Share Certificates, together with such Merger Letter of Transmittal duly executed and any other required documents, and acceptance thereof by the Merger Exchange Agent, each holder of a Share Certificate shall be entitled to a certificate or certificates representing the number of full shares of Holdings Common Stock into which the aggregate number of shares of Borden Common Stock previously represented by such Share Certificate surrendered shall have been converted pursuant to the Merger Agreement. The Merger Exchange Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Merger Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the effective time, there shall be no further transfer on the books and records of Borden or its transfer agent of Share Certificates and if such Share Certificates are presented to Borden for transfer, they shall be cancelled against delivery of certificates for Holdings Common Stock as described herein. If any certificate for such Holdings Common Stock is to be issued in a name other than that in which the Share Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Purchaser or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Holdings Common Stock in a name other than that of the registered holder of the Share Certificate surrendered, or establish to the satisfaction of the Purchaser or its transfer agent that such tax has been paid or is not applicable. Until surrendered as described herein, each Share Certificate shall be deemed at any time after the effective time to represent only the right to receive upon such surrender the merger consideration.

    No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Share Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdings; and notwithstanding any other provision of the Merger Agreement, each holder of shares of Borden Common Stock exchanged pursuant to the Proposed Merger who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock (after taking into account all shares of Borden Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Merger Exchange Agent (following the deduction of applicable transaction costs of third parties other than the Merger Exchange Agent, Borden, the Purchaser or affiliates of any of the foregoing), on behalf of all such holders, of the shares (the "Excess Shares") of Holdings Common Stock representing all such fractions. Such sale shall be made as soon as practicable after the effective time.

    No dividends or other distributions with respect to Holdings Common Stock with a record date after the effective time shall be paid to the holder of any unsurrendered Share Certificate for shares of Borden Common Stock with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder as described above, until the surrender of such Share Certificate as described herein. Subject to the effect of applicable laws, following surrender of any such Share Certificate, there shall be delivered to the holder of such Share Certificate a certificate representing whole shares of Holdings Common Stock issued in exchange therefor and, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares as practicable, the amount of any cash payable in lieu of a fractional share of Holdings Common Stock to which such holder is entitled as described herein and the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of Holdings Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Holdings Common Stock with a record date after the effective time but prior to such surrender and a payment date subsequent to such surrender. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

    All shares of Holdings Common Stock delivered and cash paid upon the surrender for exchange of Share Certificates which represented shares of Borden Common Stock (including any cash paid in respect of fractional shares of Holdings Common Stock) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Borden Common Stock theretofore represented by such Share Certificates, subject, however, to the surviving corporation's obligation, with respect to shares of Borden Common Stock, to pay any dividends or make any other distributions with a record date prior to the effective time which may have been declared or made by Borden on such shares of Borden Common Stock prior to the date of the Merger Agreement and which remain unpaid at the effective time.

    Any portion of the consideration in the Proposed Merger deposited with the Merger Exchange Agent (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Borden Common Stock for nine months after the effective time shall be delivered to the Partnership, upon demand, and any holders of shares of Borden Common Stock who have not theretofore complied with the foregoing exchange procedures shall thereafter look only to the Partnership and only as general creditors thereof for payment of their claim for Holdings Common Stock (or any security or consideration into which Holdings Common Stock is converted) and any cash in lieu of fractional shares of Holdings Common Stock and shall look only to the Partnership and only as general creditors thereof for payment of any dividends or distributions with respect to Holdings Common Stock to which such holders may be entitled.

    None of the Partnership, the Purchaser, Holdings, Borden or the Merger Exchange Agent shall be liable to any person in respect of any shares of Holdings Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share Certificates which represented shares of Borden Common Stock shall not have been surrendered prior to five years after the effective time (or immediately prior to such earlier date on which any shares of Holdings Common Stock, any cash in lieu of fractional shares of Holdings Common Stock or any dividends or distributions with respect to Holdings Common Stock in respect of such Share Certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Partnership, free and clear of all claims or interest of any person previously entitled thereto.

    The Merger Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Partnership, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Partnership.

    Representations and Warranties. The Merger Agreement contains customary representations and warranties of Borden relating, with respect to Borden and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) certain subsidiaries; (c) Borden's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, the Conditional Purchase/Option Agreement and related matters;
(e) documents filed by Borden with the Commission and the accuracy of information contained therein; (f) the accuracy of information supplied by Borden in connection with this Offering Circular/Prospectus and other documents filed with the Commission in connection with the Exchange Offer and the Proposed Merger; (g) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to Borden; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (i) filing of tax returns and payment of taxes; (j) the inapplicability of provisions of Borden's Charter and the NJBCA relating to business combinations with interested stockholders and state takeover or similar statutes, to the Merger Agreement, the Conditional Purchase/Option Agreement and related agreements and transactions; (k) environmental matters; (l) brokers' fees and expenses; (m) no material conflicts with laws or agreements of Borden and its subsidiaries; (n) any required vote of shareholders to approve the Merger Agreement, the Proposed Merger and the other transactions contemplated thereby and the Conditional Purchase/Option Agreement and the transactions contemplated thereby; (o) certain matters relating to the Rights; and (p) certain resolutions of Borden's Board of Directors relating to the declaration and payment of future dividends.

    The Merger Agreement also contains customary representations and warranties of the Purchaser and the Partnership relating to, among other things, (a) organization, standing and similar corporate matters with respect to the Purchaser and Holdings; (b) subsidiaries of the Purchaser and Holdings; (c) the Purchaser's and Holdings' capital structures; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Conditional Purchase/Option Agreement and related matters with respect to the Purchaser, the Partnership and Holdings, as applicable; (e) documents filed by Holdings with the Commission and the accuracy of information contained therein;
(f) the accuracy of information supplied by the Partnership or the Purchaser in connection with this Offering Circular/Prospectus and other documents filed with the Commission in connection with the Exchange Offer and the Proposed Merger;
(g) brokers' fees and expenses; (h) interim operations of the Purchaser; and (i) the absence of certain changes or events since the most recent financial statements filed with the Commission, including material adverse changes with respect to Holdings.

    In addition, the Merger Agreement contains representations of the Partnership relating to, among other things, (a) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (b) the Partnership's good title to the Holdings Common Stock to be transferred pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, and the listing thereof on the NYSE; and (c) no material conflicts with laws or agreements of the Partnership.

    Covenants Regarding Conduct of Business. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the date on which a majority of the Board of Directors of Borden consist of designees or representatives of the Partnership, Borden, with respect to itself and each of its subsidiaries, has agreed in the Merger Agreement to conduct its operations according to its ordinary course of business consistent with past practice and to use its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it to the end that its goodwill and ongoing businesses will be unimpaired at the date on which a majority of the Board of Directors of Borden consist of designees or representatives of the Partnership. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, or as required by law or contract existing on the date of the Merger Agreement, prior to the date on which a majority of the Board of Directors of Borden consists of designees or representatives of the Partnership, Borden has agreed that neither it nor any of its subsidiaries will, without the prior written consent of the Partnership: (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) certain dividends and distributions by subsidiaries of Borden to their respective parents and (B) that Borden may continue the declaration and payment of regular quarterly cash dividends not in excess of $.01 per share on the shares of Borden Common Stock (with usual record and payment dates and in accordance with its past dividend policy)), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(z) except for the redemption of the Rights and the outstanding Preferred Stock-Series B of Borden, purchase, redeem or otherwise acquire any shares of capital stock of Borden or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) subject to certain exceptions, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of Borden; (iv) acquire or agree to acquire
(x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Borden and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of (A) inventory in the ordinary course of business consistent with past practice (B) properties or assets (x) with a value of less than $10 million individually but not more than $25 million in the aggregate, (y) that are currently being marketed or sold by Borden pursuant to Borden's January 1994 restructuring plan (but for consideration not lower than certain specified prices to the extent disclosed in writing to the Partnership) or (z) with respect to which a definitive agreement has been entered into by Borden prior to September 12, 1994 (provided that no material modification or amendment shall be made to any such agreements), (C) certain sales and pledges of accounts receivable, or mortgages of other property in connection with certain financings or refinancings outside the United States and (D) in connection with certain capital expenditures otherwise permitted by the Merger Agreement; (vi) except in the ordinary course of business consistent with past practice and except for an increase of up to $300 million of the amount available or outstanding under a certain credit agreement and the refinancing of certain industrial revenue bonds in an aggregate outstanding principal amount of $40 million, subject to certain conditions, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than certain guarantees by Borden in favor of subsidiaries or by any of its subsidiaries in favor of Borden), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Borden or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to Borden or any direct or indirect wholly owned subsidiary of Borden; (vii) expend funds for capital expenditures other than in accordance with Borden's current capital expenditure plans; (viii) waive, release, grant, or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (x) enter into or amend any material collective bargaining agreement, other than in the ordinary course of business; (xi) change any accounting principle used by it, unless required by the Commission or the Financial Accounting Standards Board;
(xii) subject to certain exceptions, make any tax election or settle or compromise any income tax liability or file its 1994 federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of Borden and its subsidiaries taken as a whole; (xiii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1 million and in the aggregate in an amount in excess of $10 million, other than in consultation and cooperation with the Purchaser, and, with respect to any such settlement, with the prior written consent of the Purchaser; (xiv) take any action which would cause any debt securities of Borden or any of its subsidiaries no longer to be listed on any national securities exchange or registered pursuant to the Exchange Act, other than with respect to any such debt securities that have become due as a result of the maturity thereof; or (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

    In the Merger Agreement, Borden has also agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of Borden or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of Borden or any of its subsidiaries, pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of employees or directors of Borden or any of its subsidiaries, other than contributions to the directors trust fund in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding the foregoing, any amendments required to be made to the provisions of any employee pension plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code in order to maintain such status may be made.

    Pursuant to the Merger Agreement, the Partnership and the Purchaser have agreed that, during the period from the date of the Merger Agreement to the effective time of the Proposed Merger, the Purchaser will not engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, the Merger Agreement.

    No Solicitation. Under the Merger Agreement, except with respect to divestitures in accordance with Borden's January 1994 restructuring plan, Borden has agreed that neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any Transaction Proposal or agree to or endorse any

Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses will not prohibit Borden from (i) furnishing information pursuant to an appropriate confidentiality letter concerning Borden and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal or (iii) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Recommendations, but in each case referred to in the foregoing clauses (i) through (iii), only after the Board of Directors of Borden concludes in good faith that such action is necessary or appropriate in order for the Board of Directors of Borden to act in a manner which is consistent with its fiduciary obligations under applicable law. If the Board of Directors of Borden receives a Transaction Proposal, then Borden has agreed promptly to inform the Partnership of the terms and conditions of such proposal and the identity of the person making it and to keep the Partnership generally informed with reasonable promptness of any steps it is taking pursuant to the foregoing with respect to such Transaction Proposal.

    Under the Merger Agreement, neither Borden nor any subsidiary will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of the Partnership, unless the Board of Directors of Borden or such subsidiary concludes in good faith that waiving such provision is necessary or appropriate in order for the Board of Directors of Borden to act in a manner which is consistent with its fiduciary obligations under applicable law.

    Access to Information. Subject to applicable provisions regarding confidentiality, each of Borden and the Partnership has agreed in the Merger Agreement to, and to cause each of its subsidiaries to, afford to the other parties and to their representatives reasonable access during normal business hours during the period prior to the effective time of the Proposed Merger to all its properties, books, contracts, commitments, personnel and records and, during such period, to, and to cause each of its subsidiaries to, furnish as promptly as practicable to the other parties and their respective representatives such information concerning its business, properties, financial conditions, operations and personnel as they may from time to time reasonably request.

    Cooperation and Best Efforts. Pursuant to the Merger Agreement, subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take actions appropriate so that the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement may be consummated.

    Certain Antitrust Matters and Divestitures. In the Merger Agreement, Borden and the Partnership have agreed, as promptly as practicable, to file notification and report forms under the HSR Act with the FTC and the Antitrust Division and to make any other necessary filings with the applicable governmental entities related to the transactions contemplated by the Merger Agreement, including the Transactions, and the Conditional Purchase/Option Agreement and to use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other governmental entities for additional information or documentation. Provided that following receipt of such approvals the Purchaser (or one of its affiliates) acquires at least 28,138,000 Borden Shares pursuant to the Exchange Offer and/or the Option, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser.

    Employee Benefits Matters. Pursuant to the Merger Agreement, prior to the occurrence of a "Change in Control" as defined in the Supplemental Benefit Trust Agreement between Borden and

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Wachovia Bank of North Carolina, N.A. (the "Trust Agreement"), Borden has agreed to take all such action as may be necessary so that no funding of the Trust created thereunder will occur as a result of the transactions contemplated by the Merger Agreement. The Trust Agreement will be amended prior to a Change in Control to permit the disposition of all Borden Shares held thereunder. Borden may amend certain benefit plans that would have been required to be funded pursuant to the terms of the Trust Agreement in a manner which provides for a lump-sum distribution to, but does not result in the constructive receipt of compensation by, a covered employee of his or her deferred compensation thereunder in the event of the involuntary termination or normal retirement (under Borden's Employees Retirement Income Plan) of such employee.

    Prior to the effective time of the Proposed Merger, the Purchaser will not request that Borden cancel, and Borden will be under no obligation to cancel, certain agreements ("Core Management Agreements") between Borden and certain executives of Borden designated by Borden which provide for certain payments and benefits in the event of certain terminations of employment.

    The Purchaser (or its affiliate) has agreed to continue Borden's Non-Exempt Associate Assistance Program and Exempt Associate Assistance Program, on terms no less favorable than the terms in existence on the date of the Merger Agreement, for the one-year period following the effective time of the Proposed Merger. Pursuant to the Merger Agreement, Borden is required to maintain, for the two-year period following the effective time of the Proposed Merger, employee plans and programs which are substantially similar in the aggregate to those pension and welfare plans maintained for employees of Borden generally.

    Borden has agreed that neither it nor any of its affiliates will accelerate the payment of any deferred award under any bonus plan or arrangement nor award or pay any pro rata awards thereunder as a result, or in anticipation, of the transactions contemplated by the Merger Agreement; provided that Borden may pay the 1994 annual bonuses pursuant to its Management Incentive Plan or other similar annual bonus plan in a manner which is consistent with past practice and the achievement of goals set forth therein.

    Borden also has agreed to ensure that no prohibited transaction (within the meaning of Section 406 of ERISA or 4975 of the Code) will occur with respect to any Borden Plan as a result of the transactions contemplated by the Merger Agreement.

    With respect to any of certain employees of Borden, in lieu of any other severance arrangement for such individual, Borden has agreed to pay such employee in the event of that employee's termination by Borden after a "Change in Control" without "Cause" (as those terms are defined in the Core Management Agreements) a cash severance amount equal to twelve months of salary. The special severance payments described herein will no longer be applicable when twelve (eighteen for one employee) months have elapsed after the Change in Control. For certain executives of Borden, such executive's letter of employment will be modified so that a termination without Cause prior to the second anniversary of a Change in Control (as defined in such letters) will include a termination by the executive due to the occurrence of any one of the following events without his advance consent: (i) the executive's office is relocated to a different city; (ii) the executive's base salary is reduced or his bonus opportunity is materially lower than other Borden executives of comparable rank;
(iii) there is a material diminution in the nature or scope of the authority or responsibilities attached to the executive's position (and, for this purpose, a diminution in nature or scope of authority or responsibilities will not be deemed to occur simply because the company or business in which the executive is engaged has changed in size or structure); or (iv) in the case of one executive, the business (either separately or as part of a larger business unit) in which the executive is engaged is sold or otherwise disposed of.

    Indemnification and Insurance. Under the Merger Agreement, the certificate of incorporation and by-laws of the surviving corporation in the Proposed Merger shall contain provisions eliminating

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personal liability of directors and officers of the surviving corporation and with respect to indemnification, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the Proposed Merger in any manner that would adversely affect the rights thereunder of individuals who at such time were directors, officers, agents or employees of Borden.

    In addition, pursuant to the Merger Agreement, the surviving corporation in the Proposed Merger will maintain in effect for six years from the effective time of the Proposed Merger policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by Borden at the date of the Merger Agreement, with respect to matters occurring prior to the effective time of the Proposed Merger, to the extent available, and having the maximum available coverage under the current policies of directors and officers' liability insurance; provided that such surviving corporation will not be required to spend in excess of a $3 million annual premium therefor; provided further that if such surviving corporation would be required to spend in excess of a $3 million premium per annum to obtain insurance having the maximum available coverage under the current policies, such surviving corporation will be required, subject to availability, to spend $3 million to maintain or procure such insurance coverage, subject to its availability.

    In furtherance of and not in limitation of the preceding paragraph, the Partnership and the Purchaser have agreed that the officers and directors of Borden that are defendants in all litigation commenced by shareholders of Borden with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Purchaser's offer or proposal to acquire Borden, including, without limitation, any and all such litigation commenced on or after September 11, 1994 (the "Subject Litigation"), will be entitled to be represented, at the reasonable expense of Borden, in the Subject Litigation by one counsel (and New Jersey counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel will be selected by a plurality of such director defendants; provided that neither Borden nor the surviving corporation nor the Partnership shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided as described above shall be that such director defendant not have settled any Subject Litigation without the consent of the Partnership or the surviving corporation; and provided further that the surviving corporation and the Partnership shall have no obligation to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated by the Merger Agreement is prohibited by applicable law.

    Redemption of Series B Preferred Stock. The Merger Agreement provides that, if the Minimum Condition is satisfied without having been waived or lowered, Borden will, promptly after consummation of the Exchange Offer, in the manner and to the extent permitted by the Charter, redeem all of its outstanding shares of Preferred Stock-Series B prior to any record date in connection with the Proposed Merger at the amount provided for redemption in the Charter, and Borden has agreed, subject to first obtaining required approvals under certain debt instruments of Borden, promptly to commence taking all steps necessary to effect such redemptions.

    Redemption of Rights. Pursuant to the Merger Agreement, Borden has agreed to redeem all outstanding Rights at a redemption price of one and two-thirds cents per Right effective immediately prior to the acceptance for exchange of any Borden Shares pursuant to the Exchange Offer, provided that the Minimum Condition is satisfied in the Exchange Offer. In accordance with the Merger Agreement, Borden has amended the Rights Agreement so that none of the execution or the delivery of the Merger Agreement or the Conditional Purchase/Option Agreement, or both such agreements taken together, or commencement of the Exchange Offer or the acceptance of Borden Shares for exchange pursuant to the Exchange Offer, or the consummation of the transactions contemplated by the Conditional Purchase/Option Agreement will (i) trigger the exercisability of the Rights, the separation

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of the Rights from the stock certificates to which they are attached or any other provisions of the Rights Agreement, including causing the Partnership and/or the Purchaser from becoming an Acquiring Person (as defined in the Rights Agreement), the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) or
(ii) trigger the right of the holders of the common units of Borden Chemicals and Plastics Limited Partnership, pursuant to the Second Amended and Restated Deposit Agreement dated February 16, 1993, to require Borden to purchase the common units held by such holders. Borden and the Partnership have also agreed in the Merger Agreement that, if Borden amends any provision of the Rights Agreement in connection with a Transaction Proposal (or with respect to any person) or if the application of the Rights Agreement or any provision thereof is enjoined with respect to any person or Transaction Proposal or if Borden agrees to redeem the Rights on terms more favorable than the terms set forth with respect to the Partnership and the Purchaser in the Merger Agreement (any of such events, a "Third Party Rights Amendment") in a manner that makes such Third Party Rights Amendment less restrictive with respect to such person, or in connection with such Transaction Proposal, or is otherwise more favorable with respect to such person, or in connection with such Transaction Proposal, than the Rights Agreement as then in effect with respect to Parent and Purchaser, Borden will be deemed (if and to the extent possible and without derogating the obligations of Borden pursuant to the next sentence), without the necessity of any action by Borden or the Rights Agent, to have so amended the Rights Agreement with respect to the Partnership and the Purchaser to the same extent or to have agreed to redeem the Rights with respect to Partnership and the Purchaser on terms as favorable. Borden has agreed to notify the Partnership promptly of any Third Party Rights Amendment and simultaneously with the execution of the Third Party Rights Amendment to execute a written amendment to the Rights Agreement with respect to the foregoing.

    Conditions to Each Party's Obligations to Effect the Proposed Merger. The Merger Agreement provides that the respective obligation of each party to effect the Proposed Merger is subject to the following conditions: (i) if required by New Jersey law or the Charter, the approval of Borden's shareholders shall have been obtained; (ii) any waiting period applicable to the Proposed Merger under the HSR Act shall have terminated or expired; (iii) Borden Shares shall have been purchased pursuant to the Exchange Offer; (iv) the Registration Statement shall have become effective, and any required post-effective amendment shall have become effective, under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Holdings Common Stock to be exchanged for shares of Borden Common Stock shall have been complied with; and (v) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Proposed Merger, whether temporary, preliminary or permanent, provided, however, that the parties have agreed to use their best efforts to have any such order, decree or injunction vacated.

    Conditions to Obligation of Borden. Pursuant to the Merger Agreement, if fewer than 66 2/3% of the Borden Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Exchange Offer, the obligation of Borden to effect the Proposed Merger is further subject to the condition that the representation and warranty of the Purchaser and the Partnership to the effect that, except as disclosed in documents filed by Holdings with the Commission, since the date of the most recent audited financial statements included in such documents, Holdings has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of Holdings or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Holdings shall be true and correct, as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date.

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
    Conditions to Obligations of the Purchaser and the Partnership to Effect the Proposed Merger. If fewer than 66 2/3% of the Borden Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Exchange Offer, the obligations of the Purchaser and the Partnership to effect the Proposed Merger are further subject to the following conditions: (i) the representation and warranty of Borden to the effect that, except as disclosed in SEC Documents filed by Borden with the Commission, since the date of the most recent audited financial statements included in such documents, Borden has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of Borden or any of its subsidiaries which has had, or would reasonably be expected to have a Material Adverse Effect with respect to Borden shall be true and correct, as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date; (ii) subject to certain exceptions, Borden shall have performed in all material respects certain affirmative covenants required to be performed by it under the Merger Agreement at or prior to the effective date; and (iii) the representation and warranty referred to in clause (e) of the second paragraph under "Representations and Warranties" above, applied mutatis mutandis to the documents filed by Borden with the Commission since the date of the Merger Agreement, shall be true and correct in all material respects as of closing date as though made on and as of the closing date.

    Notwithstanding the foregoing, the obligations of Borden or the Purchaser and the Partnership under the Merger Agreement to effect the Proposed Merger are not subject to the satisfaction or waiver of any of the conditions described in the two preceding paragraphs to the extent that the failure of any such condition to be satisfied is the result of any action approved by a majority of those directors of Borden who are designees or representatives of the Partnership or to the extent the same results from affirmative action taken by Borden with the knowledge of its Board of Directors while a majority of the directors of Borden consists of persons designated or elected by the Partnership.

    Termination. The Merger Agreement may be terminated and the Proposed Merger contemplated thereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of Borden, but prior to the effective time of the Proposed Merger: (a) by mutual written consent of the Partnership, the Purchaser and Borden; (b) by the Partnership or Borden, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either Borden or the Partnership, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Proposed Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by the Partnership if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Exchange Offer the Purchaser shall have terminated the Exchange Offer, unless such termination shall have been caused by or resulted from the failure of the Partnership or the Purchaser to perform in any material respect their material covenants and agreements contained in the Merger Agreement; (d) by the Partnership, if Borden shall have modified or amended in any respect materially adverse to the Partnership or the Purchaser or withdrawn its approval or recommendation of the Exchange Offer, the Proposed Merger or the Merger Agreement, provided that any communication that advises that Borden has received a Transaction Proposal or is engaging in certain permitted activities with respect to a Transaction Proposal and that takes no action or position with respect to the Exchange Offer, the Proposed Merger, the Merger Agreement or any Transaction Proposal shall not be deemed to be a withdrawal, modification or amendment of Borden's approval or recommendation of the Exchange Offer, the Proposed Merger or the Merger Agreement and provided, further, that a "stop-look-and-listen" communication with respect to the Exchange Offer, the Proposed Merger or the Merger Agreement of the nature contemplated in Rule 14d-9(e) under the Exchange Act made by Borden as a result of a Transaction Proposal (whether or not a tender offer), without more, shall not be deemed to be a modification or amendment of Borden's approval or recommendation of the Exchange Offer, the Proposed Merger or the Merger Agreement that is materially adverse to the Partnership or the Purchaser, if within 10 business days after the date of such communication Borden shall have reaffirmed its recommendation of the Exchange Offer, the Proposed Merger and the Merger Agreement; (e) by the Partnership if Borden shall have (i) entered into any definitive agreement to effect the transaction contemplated by a Transaction Proposal, (ii) recommended any Transaction Proposal from a person other than the Partnership or the Purchaser or any of its affiliates or (iii) resolved to do any of the foregoing; (f) by the Partnership, if any corporation (including Borden or any of its subsidiaries), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Partnership or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 35% of the outstanding Borden Shares (excluding any dilution due to the Rights) (an "Alternative Acquisition"); (g) by Borden if
(i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions of the Exchange Offer the Purchaser shall have terminated the Exchange Offer, unless such termination shall have been caused by or resulted from the failure of Borden to perform in any material respect its material covenants and agreements contained in the Merger Agreement or (ii) prior to the exchange of Borden Shares pursuant to the Exchange Offer, any person shall have made a bona fide Transaction Proposal (A) that the Board of Directors of Borden determines in its good faith judgment is more favorable to Borden's shareholders than the Exchange Offer and the Proposed Merger and (B) as a result of which the Board of Directors concludes in good faith that termination of the Merger Agreement is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law, provided that such termination under this clause (ii) shall not be effective until payment of the full fee and expense reimbursement required as described under "--Certain Required Payments" below;
(h) by the Partnership or Borden if, without fault of the terminating party, the effective time of the Proposed Merger shall not have occurred on or before June 30, 1995 (provided, that the right to terminate the Merger Agreement under this clause (h) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Proposed Merger to have been consummated within such period); (i) by Borden if (i) on or after December 15, 1994, the termination date of the waiver granted to Borden of certain provisions relating to changes in control of the credit agreement dated as of August 16, 1994 among Borden and the banks' party thereto shall not then extend past December 15, 1994 and (ii) Borden (A) shall have received written notice from the administrative agent under such credit agreement that, as a result of the applicability of such provisions, all amounts payable under the credit agreement and the other related loan documents shall have become and be due and payable (and provided that the Merger Agreement shall be deemed to be terminated without any further action by any party immediately prior to the receipt by Borden of such notice), (B) shall have been advised in writing by the administrative agent that, as a result of such provisions, the required number of banks have requested or consented to such action or (C) Borden shall reasonably believe either such action referred to in
(A) or (B) above to be imminent based on communications with the administrative agent, any of the banks party to such credit agreement or representatives thereof; or (j) by the Partnership or Borden if any required approval of the shareholders of Borden shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.

    Amendment. Subject to the concurrence of a majority of the Independent Borden Directors (following the election or appointment of the Partnership's designees pursuant to the Merger Agreement and prior to the effective time of the Proposed Merger), the Merger Agreement may be amended or supplemented at any time before or after the date on which a majority of the board of directors of Borden shall consist of designees or representatives of the Partnership but, after such date, no amendment shall be made which decreases or increases the Exchange Ratio or which adversely affects the rights of Borden's shareholders under the Merger Agreement without the approval of Borden and Borden's shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

    Extension; Waiver. Subject to the concurrence of a majority of the Independent Borden Directors (following the election or appointment of the Partnership's designees pursuant to the Merger Agreement and prior to the effective time of the Proposed Merger), at any time prior to the effective time of

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
the Proposed Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other parties hereto or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under the Merger Agreement shall not constitute a waiver of such rights.

    Certain Required Payments. Pursuant to the Merger Agreement, Borden has agreed promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse the Parent and the Purchaser for all of their Expenses (as defined below) as incurred from time to time in an aggregate amount of up to $15 million, against which aggregate amount Expenses actually reimbursed (other than the fee in the amount of $20 million (the "Initial Advisory Fee") reimbursed by Borden upon the execution of a certain letter agreement dated September 11, 1994 between the Parent and Borden (the "Letter Agreement")) may be credited. The term "Expenses" includes all out-of-pocket expenses and fees including the fees and disbursements of counsel, financial printers, experts, consultants and accountants, as well as all fees and expenses payable to investment banking firms and other financial institutions and their respective agents and counsel, whether incurred prior to, on or after the date of the Merger Agreement, incurred in connection with the transactions contemplated by the Merger Agreement, the Letter Agreement and the Conditional Purchase/Option Agreement. The parties have acknowledged that the reimbursement of the Initial Advisory Fee shall not limit the reimbursement of any additional advisory fees paid by the Parent or the Purchaser to non-affiliates of the Purchaser.

    Under the Merger Agreement, if (i) (x) prior to termination of the Merger Agreement, any Person shall have commenced, publicly proposed or communicated to Borden a Transaction Proposal (a "Pre-Termination Transaction Proposal") (y) the Merger Agreement is terminated and (z) on or prior to June 30, 1996, any Person who commenced, publicly proposed or communicated to Borden a Pre-Termination Transaction Proposal enters into any definitive agreement to effect the transaction contemplated by such Transaction Proposal (whether or not related to such Pre-Termination Transaction Proposal) or effects an Alternative Acquisition; or (ii) prior to the purchase of Borden Shares pursuant to the Exchange Offer, the Merger Agreement is terminated pursuant to clause (d) under "--Termination" above (other than solely in the event that the average of the closing sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to any minimum or maximum Exchange Ratio pursuant to the definition thereof) or (iii) prior to the purchase of Borden Shares pursuant to the Exchange Offer, the Merger Agreement is terminated pursuant to clause (e), (f) or clause (g)(ii) under "--Termination" above, then in each case, Borden shall promptly, but in no event later than one business day after the first of such events shall occur, pay KKR a fee of $30 million in cash, which amount shall be payable in same day funds. No more than $30 million in aggregate shall be payable to KKR and no fee shall be payable to KKR pursuant to this provision if $30 million has been paid to KKR as described in the succeeding paragraph.

    If the Parent, together with any subsidiary or affiliate of the Parent including the Purchaser, shall acquire beneficial ownership (in one or more transactions) of a majority of the outstanding shares of Borden Common Stock, then Borden shall promptly, but in no event later than one business day after such event shall occur, pay KKR a fee of $30 million in cash, which amount shall be payable in same day funds. No fee shall be payable to KKR pursuant to this provision if $30 million has been paid to KKR as described in the preceding paragraph.

    If the fee of $30 million in cash required to be paid by Borden to KKR as described in the two immediately preceding paragraphs (the "Transaction Fee") is not paid within five business days after the events set forth above requiring payment of the Transaction Fee occur, KKR, at its sole option, may

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demand (the "Fee Demand") that Borden tender to KKR, immediately in satisfaction of the Transaction Fee, such number of shares (rounded to the nearest whole share) of (i) Borden Common Stock ((A) if it is publicly traded and (B) which at the request of KKR shall be issued in shares of treasury stock, if available) or
(ii), at the sole option of KKR if the Option shall have been exercised, and Borden shall at the time own Holdings Common Stock that is not subject to any other call or exchange right, Holdings Common Stock equal to (x) $30 million divided by (y) the Average Market Price. The term "Average Market Price" means the average of the average of the high and low prices of Borden Common Stock, or Holdings Common Stock, as the case may be, as reported on the NYSE Composite
Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the Fee Demand. Borden has acknowledged that it is obligated to pay the Transaction Fee in cash and that such obligation is not derogated in any respect by the existence of the option of KKR to seek satisfaction of such obligation by means of the Fee Demand.

    In addition to the foregoing, Borden has agreed in the Merger Agreement promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR, the Parent and the Purchaser for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting Expenses and the Transaction Fee as a result of any willful breach by Borden of its obligations described above.

    Except as otherwise provided above, under the Merger Agreement, whether or not the Proposed Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement will be paid by the party incurring such expenses (including, in the case of Borden, the costs of printing the Schedule 14D-9 and any other filings to be printed, and in each case all exhibits, amendments or supplements thereto). Notwithstanding the foregoing, the costs and expenses of preparing and distributing any proxy statement and obtaining and complying with the antitrust requirements of any governmental entity will be paid by Borden.

    No Recourse Provisions. Nothwithstanding anything that may be expressed or implied in the Merger Agreement, no recourse under the Merger Agreement or the Conditional Purchase/Option Agreement or any documents or instruments delivered in connection therewith shall be had against any officer, agent or employee of the Partnership or against any partner of the Partnership or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by an officer, agent or employee of the Partnership or any partner of the Partnership or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, as such for any obligations of the Partnership under the Merger Agreement or any documents or instruments delivered in connection with the Merger Agreement or the Conditional Purchase/Option Agreement or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that the foregoing limitation of liability shall in no way constitute a limitation on the rights of Borden to enforce any remedies it may have against the undistributed assets of the Partnership for the collection of any obligations or liabilities in connection with the Merger Agreement or the Conditional Purchase/Option Agreement.

    Dissenters' Rights. Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Exchange Offer or the Proposed Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock unless required by applicable law.

CONDITIONAL PURCHASE/OPTION AGREEMENT

    Pursuant to the Conditional Purchase/Option Agreement, Borden has granted to the Purchaser the irrevocable Option to purchase up to 28,138,000 Option Shares (or approximately 19.9% of the outstanding Borden Shares), on the terms and subject to the conditions set forth therein. At the time that the Option is exercised, Borden will designate whether the Option Shares shall be newly issued shares or shares of treasury stock of Borden.

    Exercise of Option. Under the Conditional Purchase/Option Agreement, the Option may be exercised by the Purchaser (or its designee, which designee must be the Partnership or a direct or indirect wholly owned subsidiary of the Partnership), in whole or in part, at any time, or from time to time, during the period beginning on the date of the Conditional Purchase/Option Agreement and ending on the Option Expiration Date, provided that if the Purchaser (or its designee) has not exercised the Option in whole or in part prior to the expiration of the Exchange Offer, it will not be entitled to exercise the Option thereafter if it waives or otherwise reduces the Minimum Condition and accepts fewer than 41% of the outstanding Borden Shares for payment in the Exchange Offer.

    Pursuant to the Conditional Purchase/Option Agreement, the purchase of Borden Shares upon exercise of the Option will occur only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the HSR Act, the Exchange Act and the rules and regulations thereunder, or the rules of the NYSE) and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into or enforced by any governmental agency or authority or court which prohibits delivery of the Borden Shares, whether temporary, preliminary or permanent (provided, however, that the parties shall have agreed to use their best efforts to have any such order, decree or injunction vacated or reversed). In the event a closing of such purchase is delayed as a result of clause (i) or
(ii) above, the Purchaser shall not be obligated to purchase any Borden Shares after the date nine months following the date of its notice of exercise of the Option.

    Conversion of Option. The Conditional Purchase/Option Agreement provides that, upon the Conversion Date, if any, the Option will be converted in part from an irrevocable option to purchase the Borden Shares into an obligation on the part of the Purchaser (or its designee, which designee must be the Partnership or a direct or indirect wholly owned subsidiary of the Partnership) to make the Mandatory Purchase, on the terms and subject to the conditions set forth in the Conditional Purchase/Option Agreement, of the Mandatory Purchase Shares. Borden Shares subject to the Option in excess of the number of Mandatory Purchase Shares will continue to be subject to purchase at the option of the Purchaser.

    Payments. The Conditional Purchase/Option Agreement provides that, in the event the Purchaser exercises the Option, the Purchaser (or, at the Purchaser's option, its designee) will, at any closing or Mandatory Purchase closing, as the case may be, deliver to Borden, such number of shares (rounded to the nearest whole share) of Holdings Common Stock as will equal the product of the Option Exchange Ratio and the number of Borden Shares purchased pursuant to the exercise of the Option.

    In the event that a payment is actually made to the Partnership pursuant to the provisions of the Merger Agreement described in the second paragraph under "--Merger Agreement--Certain Required Payments," the Option Purchase Price will be adjusted upward (retroactively if necessary and net of any taxes or brokerage fees paid in connection with the sale, tender or exchange of shares by Purchaser or its designee, which designee must be the Partnership or a direct or indirect wholly owned subsidiary of the Partnership) to reflect (i) with respect to any Borden Shares sold, tendered, or exchanged in any third party transaction that triggers a payment pursuant to such provisions of the Merger Agreement, the price per share (subject to the calculation principles described in the next succeeding sentence) actually paid to holders of Borden Common Stock as a result of any such third party transaction and (ii) with respect to any Borden Shares sold, tendered or exchanged to another party or parties by Purchaser (or its designee) other than pursuant to such third party transaction, the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to Purchaser (or its designee) by such other party or parties in consideration for such Borden Shares (the "Option Purchase Price Adjustment"). To the extent the "price per share" referred to in the preceding sentence consists in whole or in part of non-cash consideration, it will be based on the trading market value thereof or if there is no trading market for such consideration, the fair market value as determined by an independent investment banker jointly selected by the Purchaser and Borden. The Option Purchase Price Adjustment shall be payable with respect to shares actually sold, tendered or exchanged promptly following receipt of the consideration therefor (and, if necessary, the valuation thereof), and the Purchaser agrees promptly, but in no event later than two business days following such event, to notify Borden of the receipt of such consideration. The Partnership agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse Borden for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Option Purchase Price Adjustment as a result of any willful breach by the Partnership of its obligations in connection with the Option Purchase Price Adjustment.

    Representations and Warranties of the Purchaser. The Conditional Purchase/Option Agreement contains customary representations and warranties of the Purchaser and the Partnership relating to, among other things: (a) organization, standing and similar matters; (b) the authorization, execution, delivery, performance and enforceability of the Conditional Purchase/Option Agreement and related matters; (c) no material conflicts with laws or agreements of the Purchaser, the Partnership and Holdings; (d) with respect to the Purchaser only, distribution of the Borden Shares that would be acquired upon exercise of the Option in compliance with the Securities Act; and (e) with respect to the Partnership only, title to shares of Holdings Common Stock.

    The Conditional Purchase/Option Agreement also contains customary representations and warranties of Borden relating to, among other things: (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Conditional Purchase/Option Agreement and related matters; (c) no material conflicts with laws or agreements of Borden or its subsidiaries; (d) certain resolutions of Borden's Board of Directors; (e) certain amendments to the Rights Agreement in connection with the Transactions; and (f) distribution of the shares of Holdings Common Stock that would be acquired upon exercise of the Option in compliance with the Securities Act.

    Adjustment Upon Changes in Capitalization. Pursuant to the Conditional Purchase/Option Agreement, in the event of any change in the number (or conversion or exchange) of issued and outstanding shares of Borden Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, exchange of shares, spin-off or other change in the corporate or capital structure of Borden which could have the effect of diluting or otherwise diminishing the Purchaser's rights under the Conditional Purchase/Option Agreement (including any issuance of Borden Common Stock or other equity security of Borden at a price below the fair value thereof), the number and kind of Borden Shares or other securities subject to the Option and the Option Exchange Ratio therefor will be appropriately adjusted so that the Purchaser will receive upon exercise of the Option (or at the closing of the purchase upon such exercise) the number and kind of shares or other securities or property that the Purchaser would have received in respect of the Borden Shares that the Purchaser is entitled to purchase upon exercise of the Option if the Option had been exercised (or such closing had occurred) immediately prior to such event.

    Registration Rights. The Conditional Purchase/Option Agreement provides that, if the Option is exercised, Borden will extend to the Purchaser (or its designee) registration rights with respect to the Option Shares on substantially the same terms and subject to the same conditions as Holdings has extended to the Partnership pursuant to the Registration Rights Agreement dated July 15, 1990 between Holdings and the Partnership (the "Registration Rights Agreement"), a copy of which is on file with the Commission, except that only the first two registrations of Registrable Securities (as defined in the Registration Rights Agreement) will be at the expense of Borden.

    The Conditional Purchase/Option Agreement also provides that, if the Option is exercised, then subject in all respects to the terms and conditions of the Registration Rights Agreement, Borden will succeed with respect to the shares of Holdings Common Stock acquired as a result of the exercise of the Option to the rights and obligations of a subsequent Holder (as defined in the Registration Rights Agreement) under such agreement, unless, in the written opinion of counsel to Holdings, which opinion shall be delivered to Borden and shall be reasonably satisfactory in form and substance to Borden and its counsel, registration of the shares of Holdings Common Stock acquired as a result of the exercise of the Option is not required to lawfully sell and distribute such shares in the manner contemplated by Borden. By its execution of the Conditional Purchase/Option Agreement, Borden has agreed to be bound by the terms of the Registration Rights Agreement. If the Option is exercised, the Partnership and Borden have agreed that Borden will be entitled to two registrations at the expense of Holdings (or if Holdings refuses to bear such expenses, at the expense of the Partnership or the Purchaser) of Registrable Securities and, subject to the terms of the Registration Rights Agreement, such other registrations at its own expense as it shall request.

    Board of Directors. The Conditional Purchase/Option Agreement includes provisions relating to the Purchaser's designation of persons as directors of Borden following the exercise of the Option similar to those described with respect to the Merger Agreement under "--Merger Agreement--Board of Directors" above.

    Amendments. The Conditional Purchase/Option Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties thereto.

    Certain Antitrust Matters and Divestitures. In the Conditional Purchase/Option Agreement, Borden has made certain agreements relating to antitrust matters and divestitures similar to those described with respect to the Merger Agreement under "--Merger Agreement--Certain Antitrust Matters and Divestitures."

                           RJR NABISCO HOLDINGS CORP.

    The operating subsidiaries of Holdings owned through RJR Nabisco, Inc. ("RJRN") comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by R.J. Reynolds Tobacco Company ("RJRT"), the second largest manufacturer of cigarettes, and the packaged foods business is conducted by the Nabisco Group ("Nabisco"), the largest manufacturer and marketer of cookies and crackers. Tobacco operations outside the United States are conducted by R.J. Reynolds Tobacco International, Inc. ("Tobacco International") and food operations outside the United States and Canada are conducted by Nabisco International, Inc. ("Nabisco International"). Together, RJRT's and Tobacco International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

    Domestic Tobacco. RJRT's largest selling cigarette brands in the United States include WINSTON, DORAL, SALEM, CAMEL, MONARCH and VANTAGE. RJRT's other cigarette brands, including BEST VALUE, MORE, NOW, STERLING, MAGNA and CENTURY, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. A primary long-term objective of RJRT is to increase earnings and cash flow through selective marketing investments in its key brands and continual improvements in its cost structure and operating efficiency. Marketing programs for full-price brands are designed to build brand awareness and add value to the brands in order to retain current adult smokers and attract adult smokers of competitive brands. RJRT believes it is essential to compete in all segments of the cigarette market, and accordingly offers a range of lower-priced brands intended to appeal to more cost-conscious adult smokers. Based on data collected for RJRT by an independent market research firm, RJRT had an overall share of retail consumer cigarette sales during 1993 of 29.8%, an increase of approximately one share point from 1992.

    International Tobacco. Tobacco International operates in over 160 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market. Tobacco International markets over 55 brands of which WINSTON, CAMEL and SALEM, all American Blend cigarettes, are its international leaders. Tobacco International has strong brand presence in Western Europe and is well established in its other key markets in the Middle East/Africa, Asia and Canada. Tobacco International is aggressively pursuing development opportunities in Eastern Europe and the former Soviet Union.

    Nabisco Group. Nabisco's domestic operations represent one of the largest packaged food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, margarine, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, SNACKWELL'S, NEWTONS, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE, ORTEGA, CREAM OF WHEAT, FLEISCHMANN'S and BLUE BONNET. Nabisco Biscuit Company ("Nabisco Biscuit") is the largest manufacturer and marketer in the United States cookie and cracker industry with the nine top selling brands, each of which had annual sales of over $100 million in 1993. Overall, in 1993, Nabisco Biscuit had a 37% share of the domestic cookie industry sales, more than double the share of its closest competitor, and a 55% share of the domestic cracker industry sales, more than three times the share of its closest competitor. In 1992, Nabisco Biscuit became the leading manufacturer and marketer of no fat/reduced fat cookies and crackers with the introduction of the SNACKWELL'S line. In 1993, the SNACKWELL'S brand recorded over $200 million in sales to become the sixth largest cookie/cracker brand in the United States. On the basis of the most recent data available, LIFE SAVERS is the largest selling hard candy in the United States, with an approximately 16.5% share of the hard candy category, and PLANTERS nuts are the clear leader in the packaged nut category, with a market share of more than five times that of its nearest competitor.

    Nabisco International. Nabisco International is a leading producer of powdered dessert and drink mixes, biscuits, baking powder and other grocery items, industrial yeast and bakery ingredients in many of the 17 Latin American countries in which it has operations. Nabisco International has significantly increased its presence in Europe through the acquisition of Royal Brands S.A. in Spain and Royal Brands Portugal.

    RJRN was acquired in 1989 by an indirect, wholly owned subsidiary of Holdings (the "Acquisition") at the direction of KKR. Prior to the Acquisition, RJRN was a publicly held corporation. See "Certain Significant
Considerations--KKR Ownership."

                           RJR NABISCO HOLDINGS CORP.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of June 30, 1994 and for the six months ended June 30, 1994 and 1993 were derived from Holdings' unaudited quarterly consolidated condensed financial statements incorporated herein by reference. The selected consolidated financial data presented below as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 for Holdings were derived from Holdings' consolidated financial statements, incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the selected consolidated financial data as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for the period from February 9, 1989 through December 31, 1989 for Holdings and for the period from January 1, 1989 through February 8, 1989 for RJRN were derived from the consolidated financial statements of Holdings and RJRN as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for each of the periods within the one-year period ended December 31, 1989, not presented or incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The data should be read in conjunction with Holdings' consolidated financial statements and Holdings' unaudited quarterly consolidated condensed financial statements incorporated herein by reference.

                                                                     HOLDINGS
                                     ------------------------------------------------------------------------      RJRN
                                        FOR THE SIX                                                             ----------
                                     MONTHS ENDED JUNE
                                            30,
                                                                         FOR THE YEARS ENDED DECEMBER 31,
(DOLLARS IN MILLIONS EXCEPT PER      -----------------   -----------------------------------------------------------------
SHARE AMOUNTS)                        1994      1993      1993      1992      1991      1990               1989
                                     -------   -------   -------   -------   -------   -------   -------------------------
                                                                                                 2/9 TO 12/31   1/1 TO 2/8
                                                                                                 ------------   ----------
RESULTS OF OPERATIONS
 Net sales.........................  $ 7,356   $ 7,455   $15,104   $15,734   $14,989   $13,879     $ 12,114      $    650
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Cost of products sold.............    3,264     3,060     6,640     6,326     6,088     5,652        5,241           332
 Selling, advertising,
   administrative and
   general expenses................    2,473     2,820     5,731     5,788     5,358     4,801        4,276           295
 Amortization of trademarks and
   goodwill........................      312       310       625       616       609       608          557            10
 Restructuring expense.............    --        --          730       106     --        --          --            --
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Operating income(1).............    1,307     1,265     1,378     2,898     2,934     2,818        2,040            13
 Interest and debt expense.........     (588)     (620)   (1,209)   (1,449)   (2,217)   (3,176)      (3,340)          (44)
 Change in control costs...........    --        --        --        --        --        --          --              (247)
 Other income (expense), net.......      (43)        4       (58)        7       (69)      (44)         169            15
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Income (loss) from continuing
    operations before income
    taxes..........................      676       649       111     1,456       648      (402)      (1,131)         (263)
 Provision (benefit) for income
   taxes...........................      290       297       114       680       280        60         (156)          (66)
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Income (loss) from continuing
    operations.....................      386       352        (3)      776       368      (462)        (975)         (197)
 Income (loss) from operations of
   discontinued businesses, net of
   income taxes(2).................    --        --        --        --        --        --              (1)           24
 Extraordinary item--(loss) gain on
   early extinguishments of debt,
   net of income taxes.............     (145)     (112)     (142)     (477)    --           33       --            --
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Net income (loss).................      241       240      (145)      299       368      (429)        (976)         (173)
 Preferred stock dividends.........       65        13        68        31       173        50       --                 4
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Net income (loss) applicable to
   common stock....................  $   176   $   227   $  (213)  $   268   $   195   $  (479)    $   (976)     $   (177)
                                     -------   -------   -------   -------   -------   -------       ------     ----------
                                     -------   -------   -------   -------   -------   -------       ------     ----------
PER SHARE DATA
 Income (loss) from continuing
   operations per common and common
   equivalent share................  $   .22   $   .25   $  (.05)  $   .55   $   .22   $ (1.19)    $  (3.21)     $   (.89)
 Dividends per share of Series A
   Preferred Stock(3)..............    1.670     1.670      3.34      3.34       .49     --          --            --
 Dividends per share of Series C
   Preferred Stock(3)..............     .935     --        --        --        --        --          --            --
BALANCE SHEET DATA
 (AT END OF PERIODS)
 Working capital...................  $   510     --      $   202   $   730   $   165   $(1,089)    $    106        --
 Total assets......................   31,874     --       31,295    32,041    32,131    32,915       36,412        --
 Total debt........................   11,615     --       12,448    14,218    14,531    18,918       25,159        --
 Redeemable preferred stock(4).....    --        --        --        --        --        1,795       --            --
 Stockholders' equity(5)...........   10,814     --        9,070     8,376     8,419     2,494        1,237        --
 Book value per common share after
   conversion of Series A Preferred
   Stock and Series C Preferred
   Stock...........................     5.88     --         5.77     --        --        --          --            --

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) The 1992 amount includes a gain of $98 million on the sale of the ready-to-eat cold cereal business.

(2) The 1989 amount for Holdings included $237 million of interest expense allocated to discontinued operations.

(3) On November 8, 1991, Holdings issued 52,500,000 shares of Series A Preferred Stock and sold 210,000,000 Series A Depositary Shares. On May 6, 1994, Holdings issued 26,675,000 shares of Series C Preferred Stock and sold 266,750,000 Series C Depositary Shares. Because Series A Preferred Stock and Series C Preferred Stock mandatorily convert into Holdings Common Stock, dividends on such shares are reported similar to common equity dividends.

(4) On December 16, 1991, an amendment to the Amended and Restated Certificate of Incorporation of Holdings was filed which deleted the provisions providing for the mandatory redemption of the redeemable preferred stock of Holdings on November 1, 2015. Accordingly, such securities were presented as a component of Holdings' stockholders' equity as of December 31, 1992 and 1991. Such securities were redeemed on December 6, 1993.

(5) Holdings' stockholders' equity at June 30, 1994 and December 31 of each year from 1993 to 1989 includes non-cash expenses related to accumulated trademark and goodwill amortization of $3.327 billion, $3.015 billion, $2.390 billion, $1.774 billion, $1.165 billion and $.557 billion, respectively.

See Notes to Holdings' Consolidated Financial Statements and Holdings' Unaudited
  Quarterly Consolidated Condensed Financial Statements incorporated herein by reference.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Holdings Common Stock as of August 31, 1994 by (a) persons known to Holdings to be the beneficial owners of more than five percent of the outstanding Holdings Common Stock, (b) each director of Holdings, (c) each of the five most highly compensated executive officers of Holdings during the 1993 fiscal year of Holdings, (d) one individual who served as Chief Executive Officer of Holdings during the 1993 fiscal year of Holdings and (e) all directors and executive officers of Holdings as a group. The following table assumes: (i) the mandatory conversion of Holdings' Series A Preferred Stock,
(ii) all outstanding options for Borden Common Stock are exercised, (iii) all outstanding shares of Borden's Series B Preferred Stock are converted into Borden Common Stock and (iv) Borden Shares equal to the Minimum Condition are exchanged in the Exchange Offer at an Exchange Ratio of 1.78125 to 1. If 100% of the Borden Shares are exchanged at an Exchange Ratio of 2.375 to 1, the Beneficial Ownership After Exchange Offer and Mandatory Conversion for KKR Associates shown in the table below would be 203,085,971 shares and 14.96% (11.78% on a fully diluted basis), respectively. Information concerning Borden shares and options outstanding is based on information available on September 23, 1994. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                     BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
                                                      PRIOR TO EXCHANGE        AFTER EXCHANGE OFFER
                                                          OFFER AND                    AND
NAME OF BENEFICIAL OWNER                             MANDATORY CONVERSION      MANDATORY CONVERSION
- -------------------------------------------------   ----------------------    ----------------------
                                                      SHARES       PERCENT      SHARES       PERCENT
                                                    -----------    -------    -----------    -------
KKR Associates(1)................................   556,766,236     48.51%    448,009,553     33.00%
  9 West 57th Street
  New York, New York 10019
College Retirement Equities Fund(2)..............    57,360,153      5.00      57,360,153      4.22
  730 Third Avenue
  New York, New York 10017
John T. Chain, Jr.(3)............................        40,000      *             40,000      *
John L. Clendenin................................         2,266      *              2,266      *
Louis V. Gerstner, Jr.(4)........................     2,114,213       .18       2,114,213       .16
James H. Greene, Jr.(1)..........................        27,301      *             27,301      *
H. John Greeniaus(3).............................     2,234,093       .19       2,234,093       .16
Charles M. Harper(3).............................     2,810,490       .24       2,810,490       .21
James W. Johnston(3)(5)..........................     2,174,455       .19       2,174,455       .16
Henry R. Kravis(1)...............................       289,189      *            289,189      *
John G. Medlin, Jr...............................        34,333      *             34,333      *
Paul E. Raether(1)...............................        94,185      *             94,185      *
Lawrence R. Ricciardi(3)(6)......................     1,435,339       .12       1,435,339       .11
Rozanne L. Ridgway(3)............................        30,000      *             30,000      *
Clifton S. Robbins(1)............................        21,614      *             21,614      *
George R. Roberts(1).............................       289,189      *            289,189      *
Scott M. Stuart(1)...............................        14,186      *             14,186      *
G. Richard Thoman(3).............................       --           --           --           --
Michael T. Tokarz(1).............................        29,577      *             29,577      *
Karl M. von der Heyden(3)........................     1,921,315       .17       1,921,315       .14
All directors and executive officers of Holdings
  as a group (other than as set forth above in
  relation to KKR Associates)(1)(3)..............    19,029,327      1.64%     19,029,327      1.39%

- ------------

* Less than 0.1%.

(1) Shares of Holdings Common Stock shown as beneficially owned by KKR Associates include shares owned of record by the limited partnerships of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power, including the Partnership and, after giving effect to the Exchange Offer, any shares of Holdings Common Stock held by Borden upon exercise of the Option and indirectly controlled by KKR Associates. KKR Associates is a limited partnership of which Messrs. Greene, Kravis, Raether, Roberts and Tokarz, all directors of Holdings, and Saul A. Fox, Robert I. MacDonnell and Michael N. Michelson are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares. Messrs. Robbins and Stuart, both directors of Holdings, are limited partners of KKR Associates.

(2) College Retirement Equities Fund reported in its Schedule 13G dated February 8, 1994 that it had sole voting and investment power over all of its shares.

(3) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares beneficially owned includes (i) 30,000 shares subject to currently exercisable options granted to each of Mr. Chain and Ms. Ridgway; 2,187,500 shares subject to currently exercisable options granted to Mr. Harper; 1,602,606 shares subject to currently exercisable options granted to each of Messrs. Greeniaus and Johnston; 1,069,799 shares subject to currently exercisable options granted to Mr. Ricciardi; and 11,918,850 shares subject to currently exercisable options granted to all directors and executive officers as a group; and (ii) 768, 1,308, 1,317, 1,315, 1,315 and 19,486 shares of Holdings Common Stock currently issuable on conversion of a like number of shares of ESOP Preferred Stock (as defined below) owned by, respectively, Messrs. Harper, Greeniaus, Johnston, Ricciardi, von der Heyden and all directors and executive officers as a group.

(4) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Gerstner include 103,600 shares held in trust for the benefit of Mr. Gerstner's children, as to which Mr. Gerstner disclaims beneficial ownership.

(5) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Johnston include 60,000 shares held in trust for the benefit of Mr. Johnston's children, as to which Mr. Johnston disclaims beneficial ownership.

(6) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Ricciardi include 60,000 shares held in trust for the benefit of Mr. Ricciardi's children, as to which Mr. Ricciardi disclaims beneficial ownership.

    As of June 20, 1994, Wachovia Bank of North Carolina, N.A. ("Wachovia"), Box 3875, Trust Operations, Winston-Salem, North Carolina 27102, beneficially owned 15,490,964 shares of ESOP Convertible Preferred Stock of Holdings ("ESOP Preferred Stock"), representing 100% of the issued and outstanding ESOP Preferred Stock. Wachovia holds such shares in its capacity as Trustee of the RJRN Defined Contribution Master Trust. Under the terms of the Master Trust, Wachovia is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia has no investment power with respect to shares of ESOP Preferred Stock.

                                  BORDEN, INC.

    Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products. Borden is organized into three operating divisions: North American Foods, International Foods and Packaging and Industrial Products. North American Foods is comprised of niche grocery, pasta and sauce, and dairy products, while International Foods includes international milk powder, European bakery products and several European grocery and pasta businesses. Packaging and Industrial Products includes primarily wallcoverings, adhesives and resins, and plastic films and packaging.

    Recent Announcement. Borden has announced that it expects to record pretax charges of $150 million to $200 million in its third quarter 1994 results, scheduled to be announced October 26. Approximately $95 million of the amount relates to less-than-estimated proceeds from the divestiture of discontinued operations, as announced by Borden in January 1994. Third quarter results will also include charges for the write-down of certain impaired assets and the reversal of the unused portion of the 1993 restructuring charge for business re-engineering. Management reviewed the 1993 restructuring program in light of recent events and determined that a portion of the reserve for this project would not be utilized. Borden said in its announcement that the charges would lead to a net loss for the third quarter of 1994.

                                  BORDEN, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for the six months ended June 30, 1994 and 1993 were derived from unaudited quarterly consolidated financial statements contained in Borden's Quarterly Report on Form 10-Q at and for the six months ended June 30, 1994 and incorporated herein by reference. The selected consolidated financial data presented below for each of the years in the three-year period ended December 31, 1993 for Borden were derived from the consolidated financial statements contained in Borden's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein, which have been audited by Price Waterhouse LLP, independent accountants. The unaudited quarterly consolidated financial statements include all adjustments which are, in the opinion of Borden management, necessary for a fair statement of the interim results. All such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results to be expected for the full year. The data below should be read in conjunction with the audited consolidated financial statements and unaudited quarterly consolidated condensed financial statements of Borden, and the related notes thereto, incorporated by reference herein.

                                                                FOR THE SIX MONTHS
                                                                  ENDED JUNE 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------    --------------------------------
                                                                 1994        1993        1993        1992        1991
                                                               --------    --------    --------    --------    --------
                                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUE
 Net sales..................................................   $  2,642    $  2,650    $  5,506    $  5,872    $  5,924

COST AND EXPENSES
 Cost of goods sold.........................................      1,998       1,944       4,078       4,302       4,269
 Marketing, general and administrative expenses.............        526         499       1,224       1,163       1,024
 Restructuring charges(1)...................................      --          --            115         298          67
 Interest expense...........................................         58          62         125         116         167
 Equity in income of affiliates.............................         (5)         (6)        (16)        (19)        (24)
 Minority interest..........................................         19          20          41          40           3
 Other (income) and expense, net............................         18          18          23          (4)        (13)
 Income taxes...............................................         11          39         (27)         14         151
                                                               --------    --------    --------    --------    --------
                                                                  2,625       2,576       5,563       5,910       5,644
                                                               --------    --------    --------    --------    --------
EARNINGS
 (Loss) income from continuing operations...................         17          74         (57)        (38)        280
 Discontinued operations:(1)(2)
   (Loss) income from operations............................      --            (28)        (66)        (86)         15
   Loss on disposal.........................................      --          --           (490)      --          --
                                                               --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and cumulative
   effect of
   accounting changes.......................................         17          46        (613)       (124)        295
 Extraordinary loss on early retirement of debt.............      --          --          --            (11)      --
 Cumulative effect of change in accounting for:
   Postemployment benefits..................................      --            (18)        (18)      --          --
   Postretirement benefits other than pensions..............      --          --          --           (189)      --
   Income taxes.............................................      --          --          --            (40)      --
                                                               --------    --------    --------    --------    --------
 Net (loss) income..........................................   $     17    $     28    $   (631)   $   (364)   $    295
                                                               --------    --------    --------    --------    --------
                                                               --------    --------    --------    --------    --------
SHARE DATA
 (Loss) income from continuing operations...................   $    .12    $    .53    $   (.40)   $   (.27)   $   1.90
 Discontinued operations:
   (Loss) income from operations............................      --           (.20)       (.47)       (.60)        .10
   Loss on disposal.........................................      --          --          (3.47)      --          --
                                                               --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and cumulative
   effect of
   accounting changes.......................................        .12         .33       (4.34)       (.87)       2.00
 Extraordinary loss on early retirement of debt.............      --          --          --           (.07)      --
 Cumulative effect of change in accounting for:
   Postemployment benefits..................................      --           (.13)       (.13)      --          --
   Postretirement benefits other than pensions..............      --          --          --          (1.32)      --
   Income taxes.............................................      --          --          --           (.28)      --
                                                               --------    --------    --------    --------    --------
 Net (loss) income per common share.........................   $    .12    $    .20    $  (4.47)   $  (2.54)   $   2.00
                                                               --------    --------    --------    --------    --------
                                                               --------    --------    --------    --------    --------
 Cash dividends paid per common share.......................   $    .15    $    .60    $    .90    $  1.185    $   1.12
 Average number of common shares outstanding during the
   period...................................................      141.5       140.8       141.0       143.4       147.6

                                                                          AT JUNE 30,    AT DECEMBER 31,
                                                                          -----------    ----------------
                                                                             1994         1993      1992
                                                                          -----------    ------    ------
                                                                           (DOLLARS IN MILLIONS, EXCEPT
                                                                                  PER SHARE DATA)
 BALANCE SHEET DATA
 Current assets........................................................     $ 1,469      $1,290    $1,928
 Investments and other assets..........................................         459         443       352
 Property and equipment................................................       1,338       1,337     1,788
 Intangibles...........................................................         790         802     1,178
 Total assets..........................................................       4,056       3,872     5,246
 Current liabilities...................................................       1,528       1,372     1,808
 Long-term debt........................................................       1,244       1,241     1,330
 Other liabilities (including long-term debt)..........................       2,270       2,254     2,312
 Shareholders' equity..................................................         258         246     1,126
 Book value per common share...........................................        1.82        1.74

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) 1993 includes a pretax charge of $752.3 million for business divestitures and restructuring. 1992 and 1991 include pretax restructuring charges of $377.2 million and $71.6 million, respectively.

(2) Financial data for the years prior to 1993 were restated in 1993 to reflect discontinued operations.

(3) Set forth below is selected financial data for the years ended December 31, 1990 and 1989 (in millions, except per share data).

                                                                        1990      1989
                                                                       ------    ------
Net sales...........................................................   $6,273    $6,391
Net (loss) income...................................................      320       (17)
Net (loss) income per common share..................................     2.16      (.11)
Cash dividends per common share.....................................    1.035      1.90
Average number of common shares outstanding during period...........    147.9     148.2
Current assets......................................................    2,026     2,011
Total assets........................................................    5,284     4,825
Property, plant and equipment, net..................................    1,707     1,441
Current liabilities.................................................    1,847     1,466
Long-term debt......................................................    1,340     1,441
Shareholders equity.................................................    1,842     1,689

Results for these years have been restated for discontinued operations and to consistently present marketing expenses.

(4) For discussion concerning Borden's announcement that it expects to record pretax charges of $150 million to $200 million in its third quarter 1994 results, see "Recent Announcement".

       See Notes to Borden's Consolidated Financial Statements and Borden's
                                Unaudited Quarterly
        Consolidated Financial Statements incorporated herein by reference.

                       THE PURCHASER AND THE PARTNERSHIP

    The Purchaser, a New Jersey corporation and a wholly owned subsidiary of the Partnership, was organized in connection with the Transactions and has not carried on any activities to date other than those incident to its formation and the Transactions. The Partnership is a Delaware limited partnership, whose general partner is KKR Associates, an affiliate of KKR. The Partnership's principal assets consist of investments in various entities, including its investment in Holdings. The Partnership may transfer to the other Common Stock Partnership a portion of its interest in the Purchaser.

                     DESCRIPTION OF HOLDINGS CAPITAL STOCK

    The authorized capital stock of Holdings consists of 2,200,000,000 shares of Holdings Common Stock and 150,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of August 31, 1994, 1,147,681,192 shares of Holdings Common Stock were outstanding. As of such date, 94,664,699 shares of Preferred Stock were outstanding, of which 52,500,000 shares were Series A Preferred Stock, 50,000 shares were Series B Cumulative Preferred Stock (the "Series B Preferred Stock"), 26,675,000 shares were Series C Preferred Conversion Stock (the "Series C Preferred Stock") and 15,439,699 shares were ESOP Preferred Stock.

    The following is a description of the terms of the capital stock of Holdings. This description does not purport to be complete and is qualified in its entirety by reference to Holdings' Amended and Restated Certificate of Incorporation, as amended (the "Holdings Certificate of Incorporation"), which has been incorporated by reference as an exhibit to the Registration Statement of which this Offering Circular/Prospectus is a part and is incorporated by reference herein. Holdings believes that the summaries of the Holdings Certificate of Incorporation set forth below are accurate and complete summaries of the material terms of such instruments.

COMMON STOCK

    Each share of Holdings Common Stock is entitled to one vote at all meetings of stockholders of Holdings for the election of directors of Holdings and on all other matters. Dividends may be paid to the holders of Holdings Common Stock when, as and if declared by the board of directors of Holdings out of funds legally available therefor. The Holdings Common Stock has no preemptive or similar rights. Holders of Holdings Common Stock are not liable to further call or assessment. Upon liquidation, dissolution or winding up of the affairs of Holdings, any assets remaining after provision for payment of creditors (and any liquidation preference of any outstanding preferred stock) would be distributed pro rata among holders of the Holdings Common Stock. Holdings has never paid any cash dividends on shares of the Holdings Common Stock. Holdings' and RJRN's credit agreement, dated as of December 1, 1991, as amended (the "1991 Credit Agreement") and Holdings' and RJRN's credit agreement dated as of April 5, 1993, the amended (the "1993 Credit Agreement," and together with the 1991 Credit Agreement, the "Credit Agreements") restrict cash dividends and other distributions on Holdings Common Stock. The indenture relating to subordinated debentures (the "RJRN Subordinated Debentures") of RJRN (the "RJRN Subordinated Debenture Indenture") and the indenture relating to certain senior notes (the "Senior Notes") of RJRN (the "Senior Note Indenture") restrict dividends or distributions to Holdings from RJRN and its subsidiaries which could otherwise be used for the payment of cash dividends on the Holdings Common Stock by Holdings. The timing, amount and form of future dividends, if any, will depend, among other things, upon the effect of applicable restrictions on the payment of dividends, results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the board of directors of Holdings. See "Certain Significant Considerations--Holding Company Structure" and "Description of Holdings Capital Stock--Contractual Restrictions on Payment of Dividends."

    The Holdings Common Stock is listed on the NYSE.

    First Chicago Trust Company of New York is the registrar and transfer agent for the Holdings Common Stock.

PREFERRED STOCK

    Series A Preferred Stock. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative cash dividends at a rate of $3.34 per annum, payable quarterly in arrears. Each share of Series A Preferred Stock will mandatorily convert into four shares of Holdings Common Stock on November 15, 1994, subject to adjustment in certain events (the "Series A Common Equivalent Rate"). In addition, each share of Series A Preferred Stock may be redeemed by Holdings, in whole or in part, at any time at a redemption price to be paid in shares of Holdings Common Stock, plus accrued and unpaid dividends. The optional redemption price declines from $64.82 per share by $.009218 on each day following November 8, 1991 to $55.36 on September 15, 1994, and is $54.80 thereafter.

    Immediately prior to the effectiveness of a merger or consolidation of Holdings (other than a merger or consolidation of Holdings with or into a wholly owned subsidiary of Holdings) that results in the conversion or exchange of Holdings Common Stock into other securities or property, each outstanding share of Series A Preferred Stock will convert automatically into (i) shares of Holdings Common Stock at a rate, which currently is four shares of Holdings Common Stock for each share of Series A Preferred Stock, in effect immediately prior to such merger or consolidation, plus (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Series A Preferred Stock to and including the business day immediately prior to the effective date of the merger or consolidation (the "Settlement Date"), plus (iii) the right to receive an amount of cash initially equal to $10.02, declining by $.009218 on each day following November 8, 1991 to $.56 on September 15, 1994, and equal to zero thereafter, unless sooner redeemed. At the option of Holdings, it may deliver on the Settlement Date in lieu of some or all of the cash consideration described in clauses (ii) and (iii) of the preceding sentence, shares of Holdings Common Stock.

    Holders of Series A Preferred Stock have the right, voting together with the holders of Holdings Common Stock (and any other class of capital stock of Holdings entitled to vote together with the Holdings Common Stock, including the Series C Preferred Stock and ESOP Preferred Stock) as one class, to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis initially of one vote (equal to one-fourth of the Series A Common Equivalent Rate) for each Series A Preferred Stock held; provided that the holders of Series A Preferred Stock are not entitled to vote on any increase or decrease in the number of authorized shares of any class or classes of stock. In the event dividends on all series of Preferred Stock, including the Series A Preferred Stock, are in arrears and unpaid for six quarterly periods, the holders of Series A Preferred Stock, together with the holders of all other outstanding series of Preferred Stock entitled to vote thereon, are entitled to elect two additional directors to the board of directors of Holdings until all cumulative dividends on all series of Preferred Stock, have been paid or declared and set aside for payment; provided that such directors may not exceed 25% of the total board of directors or be less than one director. While such holders are entitled to elect two directors, they shall not be entitled to participate with the holders of Holdings Common Stock in the election of any other directors, but would continue to vote with the holders of Holdings Common Stock upon each other matter coming before any meeting of the stockholders.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Series A Preferred Stock will be entitled to receive $40.50 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

    Series B Preferred Stock. Each share of Series B Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative preferential cash dividends at the rate per annum of 9.25%, payable quarterly in arrears. On and after August 19, 1998, Holdings, at its option upon not less than 30 nor more than 60 days' notice, may redeem shares of the Series B Preferred Stock, as a whole or in part, at any time, at a redemption price equivalent to $25,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent Holdings will have funds legally available therefor.

    The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock of Holdings.

    The holders of the Series B Preferred Stock do not have any voting rights, except as otherwise provided by law and under certain other limited circumstances.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Series B Preferred Stock will be entitled to receive $25,000 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

    Series C Preferred Stock. Each share of Series C Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative preferential cash dividends accruing at a rate of $6.012 per annum, payable quarterly in arrears. Each share of Series C Preferred Stock will mandatorily convert into ten shares of Holdings Common Stock on May 15, 1997, subject to adjustment in certain events (the "Series C Common Stock Equivalent"), plus accrued and unpaid dividends on the Series C Preferred Stock until the date of conversion. In addition, each share of Series C Preferred Stock may be redeemed by Holdings, in whole or in part, at any time or from time to time prior to the mandatory conversion date at a redemption price to be paid in shares of Holdings Common Stock (or following certain circumstances, other consideration), plus accrued and unpaid dividends. The optional redemption price declines from $112.286 per share by $.01656 per share on each day following May 6, 1994 to $95.246 per share on March 15, 1997, and is $94.25 thereafter (the "Call Price").

    Immediately prior to a merger or consolidation of Holdings (other than a merger or consolidation of Holdings with or into a wholly owned subsidiary of Holdings) that results in the conversion or exchange of Holdings Common Stock into other securities or property, outstanding Series C Preferred Stock may be converted at the option of Holdings into (i) shares of Holdings Common Stock at a rate equal to the Series C Common Stock Equivalent (currently ten shares for each share of Series C Preferred Stock), in effect immediately prior to such merger or consolidation, plus (ii) the right to receive an amount in cash (which may, at the option of Holdings, be payable in shares of Holdings Common Stock) equal to all accrued and unpaid dividends on such Series C Preferred Stock to and including the Settlement Date, plus (iii) the right to receive an amount of cash (which may, at the option of Holdings, be payable in shares of Holdings Common Stock) initially equal to $18.036 per share, declining by $.01656 on each day following May 6, 1994 to $.996 on March 15, 1997 and equal to zero thereafter. The shares of Holdings Common Stock issuable under clause (i) above will be reduced, if necessary, so that the value of the aggregate consideration described in clauses (i) and (iii) above does not exceed the Call Price on the Settlement Date. Alternatively, Holdings may cause the Series C Preferred Stock to remain outstanding or convert into a substantially similar security of Holdings or of the entity issuing the consideration in such merger or consolidation. In that event, each holder of a share of Series C Preferred Stock may elect to convert the Series C Preferred Stock into Holdings Common Stock at a rate equal to the Series C Common Stock Equivalent immediately prior to the merger or consolidation (provided that the number of shares of Holdings Common Stock issuable will be reduced, if necessary, so that the value of such shares does not exceed the Call Price on the Settlement Date), plus the right to receive an amount of cash (which may, at the option of Holdings, be payable in shares of Holdings Common Stock) equal to all accrued and unpaid dividends on such Series C Preferred Stock to and including the Settlement Date.

    If Holdings has recommended acceptance of (or has expressed no opinion and is remaining neutral toward) a tender offer which would result in the ownership by the bidder (or an affiliate of the bidder) of more than 50% of the then outstanding Holdings Common Stock, then each holder of Series C Preferred Stock will have the option to convert such shares, in whole (but not in part), into Holdings Common Stock at the Series C Stock Equivalent in effect at the close of business on the day prior to the date of expiration or termination of such tender offer; provided that the number of shares of Holdings Common Stock issuable upon such conversion will be reduced if necessary, so that the value of such shares does not exceed the Call Price on such date.

    If Holdings distributes to holders of Holdings Common Stock the capital stock of a subsidiary representing all or substantially all of either of Holdings' two present principal lines of business (the "Spinoff Company"), Holdings will (subject to the final sentence of this paragraph) convert each share of Series C Preferred Stock into one-half of a share of the existing Series C Preferred Stock and one-half of a share of a substantially equivalent security of the Spinoff Company. In such case, the conversion rate per share of the new Series C Preferred Stock will be equal to a fraction, of which the numerator will be the product of the market price of Holdings Common Stock prior to the distribution and the Series C Common Stock Equivalent and of which the denominator will be the excess of the market price of Holdings Common Stock prior to the distribution over the market value of a share of the Spinoff Company. The conversion rate per share of the new security of the Spinoff Company will be equal to a fraction, of which the numerator will be the product of the market price of Holdings Common Stock prior to the distribution and the Series C Common Stock Equivalent and of which the denominator will be the market value of a share of the Spinoff Company. Alternatively, Holdings may elect to distribute to each holder of Series C Preferred Stock the number of shares of capital stock of the Spinoff Company that such holder would have been entitled to receive if the Series C Preferred Stock had been converted to Holdings Common Stock immediately prior to the distribution at the Series C Common Stock Equivalent then in effect. In the event that either (a) the fair value of the shares of the Spinoff Company distributed are greater than or equal to 95% of the market price of Holdings Common Stock prior to the distribution or (b) the record date for the distribution is fixed less than twenty-one trading days prior to such record date, then Holdings must elect to distribute the shares of the Spinoff Company to the holders of the shares of Series C Preferred Stock in accordance with the preceding sentence.

    The voting rights of the holders of Series C Preferred Stock are generally consistent with those of the holders of Series A Preferred Stock.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Series C Preferred Stock will be entitled to receive $60.50 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

    ESOP Preferred Stock. Each share of ESOP Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative cash dividends at a rate of 7.8125% of stated value per annum ($1.25 per annum) at least until April 10, 1999, payable semi-annually in arrears. Each share of ESOP Preferred Stock is convertible into one share of Holdings Common Stock, subject to adjustment in certain events. The ESOP Preferred Stock is redeemable at the option of Holdings, in whole or in part, at any time on or after April 10, 1999, at an initial optional redemption price of $16.25 per share, declining thereafter on an annual basis in the amount of $.125 a year to $16 per share on April 10, 2001, plus accrued and unpaid dividends. Under certain other circumstances, the ESOP Preferred Stock is subject to redemption at any time. Holders of ESOP Preferred Stock have voting rights which are generally consistent with those of the holders of the Series A Preferred Stock.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of ESOP Preferred Stock will be entitled to receive $16.00 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

CONTRACTUAL RESTRICTIONS ON PAYMENT OF DIVIDENDS

    Holdings is subject to various contractual restrictions on its ability to pay dividends on its Preferred Stock and Holdings Common Stock.

    Under the Credit Agreements, if no event of default exists thereunder in the case of clauses (i), (iii) and (iv) below, Holdings may (i) declare and pay regularly scheduled dividends on its preferred or preference stock outstanding on December 9, 1991, in the case of the 1991 Credit Agreement, and April 5, 1993, in the case of the 1993 Credit Agreement, when and as scheduled at dividend rates not exceeding those in effect on December 19, 1991, in the case of the 1991 Credit Agreement, and April 5, 1993, in the case of the 1993 Credit Agreement; (ii) issue shares of Holdings Common Stock upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred stock, and in connection with any such exercise, conversion or redemption, Holdings may pay cash in lieu of issuing fractional shares of Holdings Common Stock; (iii) repurchase shares of Holdings Common Stock (and/or options or warrants in respect thereof) pursuant to and in accordance with the terms of, management and/or employee stock plans; (iv) declare and pay, or otherwise effect, any other cash dividend or other dividend or distribution, or repurchase or redeem any capital stock, provided that the aggregate amount of such other dividends or distributions, repurchases or redemptions, when added to all dividends or distributions, repurchases or redemptions, made in accordance with this clause (iv) after December 19, 1991, in the case of the 1991 Credit Agreement, and January 1, 1992, in the case of the 1993 Credit Agreement, will not exceed an amount equal to the sum of (x) 50% of the sum of (A) consolidated net income of Holdings and its subsidiaries for the period (taken as one accounting period) from January 1, 1992 to the last day of the last fiscal quarter of Holdings then ended plus (B) all losses from debt retirement deducted in determining consolidated net income of Holdings and its subsidiaries for the period referred to in clause (A) above plus (y) the aggregate cash proceeds (net of underwriting discounts and commissions) received by Holdings after March 22, 1993, in the case of the 1991 Credit Agreement, and April 5, 1993, in the case of the 1993 Credit Agreement, from issuances of its equity securities; (v) issue and exchange shares of any class or series of Holdings Common Stock now or hereafter outstanding for shares of any other class or series of Holdings Common Stock now or hereafter outstanding and (vi) in connection with any reclassification of Holdings Common Stock and any exchange permitted by clause
(v) above, pay cash in lieu of issuing fractional shares of any class or series of Holdings Common Stock.

    The RJRN Subordinated Debenture Indenture and the Senior Note Indenture, by containing restrictions on the payment of cash dividends or the making of other distributions by RJRN to Holdings in excess of certain specified amounts and for certain specified purposes, also effectively limit the payment of dividends on the Holdings Common Stock or any Preferred Stock. The restrictions in these indentures have the effect of prohibiting the payment of dividends or the making of other payments or distributions by RJRN in respect of its Capital Stock (as defined in the RJRN Subordinated Debenture Indenture and the Senior Note Indenture) if, at the time of such payment (x) a default under such indentures shall have occurred and be continuing, (y) RJRN, after giving effect to such payment, could not incur at least $1.00 of additional Indebtedness (as defined in the RJRN Subordinated Debenture Indenture and the Senior Note Indenture) by virtue of meeting certain fixed charge coverage ratios as set forth in the restrictions on Indebtedness in such indentures or (z) after giving effect to such payment, the aggregate amount expended for all Restricted Payments (as hereinafter defined) subsequent to September 30, 1990 (December 31, 1990, in the case of the Senior Note Indenture) shall exceed the sum of (1) 25% (50% in the case of the Senior Note Indenture excluding the cash dividends referred to in
(3) below) of the aggregate Consolidated Net Operating Income (as hereinafter defined) of RJRN accrued on a cumulative basis subsequent to December 31, 1990, plus (2) the aggregate net proceeds received by RJRN from the issuance and sale (other than to a subsidiary (as defined in the RJRN

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Subordinated Debenture Indenture and the Senior Note Indenture)) after December
31, 1990, of RJRN's Capital Stock (other than Redeemable Stock (as defined in the RJRN Subordinated Debenture Indenture and the Senior Note Indenture)), including the issuance or sale for cash after December 31, 1990, or upon the conversion after December 31, 1990, of any Indebtedness of RJRN (which Indebtedness is, by its terms, convertible into Capital Stock (other than Redeemable Stock) of RJRN) or from the exercise after December 31, 1990 of any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of RJRN plus (3) in the case of the Senior Note Indenture, the aggregate net proceeds received by RJRN from capital contributions made to RJRN after December 31, 1990 plus $250 million plus the amount of all cash dividends from an Unrestricted Subsidiary (as defined in the Senior Note Indenture) after December 31, 1990, minus (4) the aggregate amount of certain payments made with respect to minority interests previously made by all Subsidiaries of RJRN; provided, however, that notwithstanding the foregoing restrictions, (a) such indentures do not prevent the payment of dividends by RJRN on RJRN's common stock, following public offerings of RJRN's or Holdings' Common Stock, of up to 6% per annum of the net proceeds received by RJRN in such public offering or, in the case of public offerings by Holdings, up to 6% per annum of the amount of proceeds contributed down to RJRN as common equity and (b) the RJRN Subordinated Debenture Indenture permits loans, advances, dividends and distributions by RJRN to Holdings to the extent necessary to permit Holdings to pay cash dividends on the Holdings Common Stock on and after May 1, 1993, up to $100 million per annum limited to an aggregate of $250 million, provided no default under such indenture shall have occurred and be continuing or occur and be continuing as a consequence thereof.

    As used herein:

        "Restricted Payments" means (i) the declaration or payment of any dividend or the making of any distribution on RJRN's Capital Stock or to holders of RJRN's Capital Stock (other than dividends or distributions payable in RJRN's common stock or in shares of RJRN's Capital Stock) or the making of any loans or advances to the holders of RJRN's Capital Stock or to Holdings or the purchase of Capital Stock of Holdings, (ii) the purchase, redemption or acquisition or retirement for value by RJRN or any of its Subsidiaries of any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) or Capital Stock or any other security of a direct or indirect parent of RJRN, (iii) the redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance) or the acquisition or retirement for value by RJRN or any of its Subsidiaries prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of Indebtedness of RJRN that is pari passu or subordinate (whether pursuant to its terms or by operation of law) in right of payment to the RJRN Subordinated Debentures under the RJRN Subordinated Debenture Indenture or subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Senior Notes under the Senior Note Indenture and which was scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the maturity date of the RJRN Subordinated Debentures or the Senior Notes, as the case may be (after giving effect to any and all options to extend the maturity thereof) (except, in the case of the Senior Notes, certain permitted redemptions, repurchases, defeasances, acquisitions or retirements for value of the subordinated Indebtedness of RJRN) or (iv) the making of any Investment in any Unrestricted Subsidiary in excess of the Minimum Permitted Investment (as such terms are defined, respectively, in the RJRN Subordinated Debenture Indenture and the Senior Note Indenture).

        "Consolidated Net Operating Income" of any person means, for any period, the aggregate Consolidated Net Income of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted by excluding (to the extent not otherwise excluded in calculating Consolidated Net Income) the net extraordinary gain or the net extraordinary loss, as the case may be, during such period and including, in the case of the RJRN Subordinated Debenture Indenture, the amount of all dividends

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    received by RJRN or its Subsidiaries from an Unrestricted Subsidiary in excess of the amount of all Investments made by RJRN in such Unrestricted Subsidiary.

        "Consolidated Net Income" of any person means, for any period, the net income (or loss) of such person and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles, provided that there shall be excluded (i) the net income (or loss) of any person that is not a Subsidiary of such person in which any other person (other than such person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such person or any of its Subsidiaries by such other person during such period, (ii) except to the extent includible pursuant to the foregoing clause (i), the net income (or loss) of any other person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or such other person's assets are acquired by such person or any of its Subsidiaries, (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iv) any gains or losses attributable to Asset Sales (as defined in the RJRN Subordinated Debenture Indenture and the Senior Note Indenture) on an after-tax basis (in the case of the Senior Note Indenture).

    In determining "Consolidated Net Income" the RJRN Subordinated Debenture Indenture and the Senior Note Indenture specify that generally accepted accounting principles applicable to RJRN for 1988 fiscal year shall apply, without giving effect to (i) certain adjustments required or permitted by Accounting Principles Board Opinions Nos. 16 and 17 in respect of the Acquisition and the related financings, (ii) the effects of any "carryover basis" accounting required by generally accepted accounting principles, (iii) the amortization of certain goodwill and intangible assets consummated prior to the tender offer for RJRN's shares of Holdings Common Stock ended February 9, 1989 and (iv) the amortization or write-off of certain expenses in respect of the Acquisition and the related financing and debt issued prior to the Acquisition.

    The mandatory conversion of Holdings' Series A Preferred Stock into Holdings Common Stock on November 15, 1994 will constitute a change of control under the provisions of the Credit Agreements, the Senior Note Indenture relating to $1.5 billion of 10 1/2% Senior Notes due 1998 and the Subordinated Debenture Indenture relating to $100 million of 13 1/2% Subordinated Debentures due 2001. Unless waived, the change of control would cause the commitments of the banks to be reduced to zero under the Credit Agreements and would entitle the Required Banks (as defined) to call an event of default and accelerate indebtedness under the Credit Agreements. Holdings expects to obtain a waiver of these provisions from the Required Banks under each of the Credit Agreements. Under the Senior
Note Indenture and the Subordinated Debenture Indenture, the change of control will entitle the holders of the 10 1/2% Senior Notes and the 13 1/2% Subordinated Debentures to tender such debt to RJRN at 101% plus accrued interest. In addition, upon the change of control, the 10 1/2% Senior Notes will be redeemable, at the option of RJRN, at the principal amount thereof plus accrued interest and a premium equal to the greater of (i) 1.0% of their principal amount and (ii) the excess of (A) the present value of the required interest and principal payments due on such notes, computed using a discount rate equal to the Treasury Rate, as defined, plus 50 basis points, over (B) the outstanding principal amount of such notes. The 13 1/2% Subordinated Debentures are currently redeemable at 106.75% plus accrued interest to the date of redemption.

CERTAIN STATUTORY AND BY-LAW PROVISIONS

    Holdings is currently, and following the consummation of the offering will be, subject to the "business combination" statute of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the

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transaction in which the person became an "interested stockholder," unless (a)
prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or if such person is an affiliate or associate of the corporation within three years, did own) 15% or more of the corporation's voting stock.

    Holdings' By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of Holdings. The By-laws provide that only persons who are nominated by, or at the direction of, the board of directors of Holdings or any committee designated by the board of directors of Holdings, or by a stockholder who has given timely written notice to the Secretary of Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of Holdings. The By-laws also provide that in order to properly submit any business to an annual meeting of stockholders, a stockholder must give timely written notice to the Secretary of Holdings of such stockholder's intention to bring such business before such meeting. Generally, for notice of stockholder nominations or other business to be made at an annual meeting to be timely under the By-laws, such notice must be received by Holdings (i) not less than 120 days nor more than 150 days before the first anniversary date of Holdings' proxy statement in connection with the last annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than a reasonable time, as determined by the board of directors of Holdings, prior to the date of the applicable annual meeting. Under the By-laws, a stockholder's notice must also contain certain information specified in the By-laws.

    The provisions described above, together with certain terms of Holdings outstanding Preferred Stock and its ability to issue additional Preferred Stock, may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members of the board of directors of Holdings. As such, the provisions could have the effect of discouraging open market purchases of Holdings Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

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                 DESCRIPTION OF BORDEN CAPITAL STOCK AND RIGHTS

    Borden has authorized 480,000,000 shares of Borden Common Stock, of which 141,515,502 shares were issued and outstanding as of September 23, 1994 (excluding 53,465,136 shares held in Borden's treasury). Borden has also authorized 10,000,000 shares of Preferred Stock, without par value. Of these 10,000,000 Preferred Shares, 475,000 have been designated Preferred Stock--Series A, none of which were issued or outstanding as of September 23, 1994. In addition, 688,700 shares of Preferred Stock have been designated Preferred Stock--Series B, of which 6,822 were issued and outstanding as of September 23, 1994. Each share of preferred series B stock has an involuntary liquidating value of $28.88, bears an annual cumulative dividend of $1.32, is convertible into 6.6 shares of Borden Common Stock and is redeemable at Borden's option. At September 23, 1994, 45,031 shares of Borden Common Stock were reserved for issuance upon conversion of the preferred series B stock. In addition, 2,400,000 shares of Preferred Stock have been designated Series C Junior Participating Preferred Stock of Borden (the "Series C Stock"), none of which were issued and outstanding as of September 23, 1994.

    Under the Rights Agreement, each outstanding share of Borden Common Stock has one Right, which entitles the shareholder to purchase, under certain circumstances, one one-hundredth of a share of Series C Stock at a purchase price of $175, subject to adjustment (the "Purchase Price").

    The Rights Agreement provides that the Rights become exercisable on the tenth day (calendar days in the case of clause (i) and business days in the case of clause (ii)) (the "Distribution Date") following the earlier of: (i) the acquisition by any person or group (an "Acquiring Person") of beneficial ownership of 20% or more of the outstanding Borden Common Stock or (ii) the commencement by any person or group of a tender offer which would result in such person owning 20% or more of the outstanding Borden Common Stock. After the acquisition by any Acquiring Person of 20% of the Borden Common Stock but before such person has acquired 50% of the Borden Common Stock, Borden may exchange all or part of the Rights at the rate of one share of Borden Common Stock per Right. Subsequent to the date that the Rights become exercisable, the Rights will trade separately from the Borden Common Stock. The percentage ownership required to trigger a Distribution Date may be reduced by Borden to not less than the greater of (i) the sum of 0.001% and the largest percentage of the outstanding Borden Common Stock then known by Borden to be beneficially owned by any person and (ii) 10%.

    Under the Rights Agreement, the Rights are redeemable at a price of one and two-thirds cents per Right by the vote of the Board of Directors of Borden, at any time until the time when a person has acquired 20% or more of the outstanding Borden Common Stock.

    In the event that Borden were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

    In the event any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to purchase, upon payment of the Purchase Price, such number of shares of Borden Common Stock having a market value equal to twice the Purchase Price. The Acquiring Person will not be entitled to the benefit of such right and Rights beneficially owned by such Acquiring Person will thereafter be void.

    In the event of any merger, consolidation or other transaction in which shares of Borden Common Stock are exchanged, each share of the Series C Stock will be entitled to receive 100 times the amount and type of consideration received per share of Borden Common Stock.

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    The Rights Agreement was amended as of September 11, 1994 and as of
September 23, 1994 to provide that (i) the letter agreement dated as of September 11, 1994 between Borden and the Partnership pursuant to which the Partnership stated its intent to enter into the Merger Agreement and transactions contemplated thereby does not cause the Partnership or the Purchaser to be the "Beneficial Owner" (as defined in the Rights Agreement) of any Borden Shares or cause a Distribution Date to occur and (ii) none of the execution or delivery of the Merger Agreement or the Conditional Purchase/Option Agreement, or both such agreements taken together, or commencement of the Exchange Offer, or the consummation of the transactions contemplated by the Conditional Purchase/Option Agreement will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provisions of the Rights Agreement, including causing the Partnership and/or the Purchaser from becoming an Acquiring Person (as defined in the Rights Agreement), the occurrence of the Distribution Date or a Share Acquisition Date (as defined in the Rights Agreement).

                        COMPARISON OF RIGHTS OF HOLDERS
                      OF BORDEN AND HOLDINGS COMMON STOCK

    The rights of shareholders of Borden are currently governed by applicable New Jersey law, including the NJBCA, and by Borden's Charter and By-Laws. If the Proposed Merger is consummated, shareholders of Borden will become shareholders of Holdings and their rights will be governed by applicable Delaware law, including the DGCL, and by Holdings' Certificate of Incorporation and By-Laws. Although it is not practicable to compare all of the differences between the corporation laws of Delaware and New Jersey and between the governing corporate documents of Borden and Holdings, the following is a summary of certain of those differences which may significantly affect the rights of Borden's shareholders.

  Antitakeover Provisions

    Both Delaware and New Jersey have enacted legislation which encourages a potential acquiror of certain publicly-held corporations organized in the state to negotiate with the board of directors and make it more difficult to effect an acquisition not approved by the board. Under Delaware law, a publicly-held corporation may be prohibited from consummating a business combination with an "interested shareholder" for a period of three years after the shareholder became interested unless (i) the business combination was approved by the board of directors prior to the date the shareholder became interested, (ii) the business combination was approved by the holders of 66 2/3% of the outstanding voting other than shares held by the interested shareholder or (iii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the corporation's voting stock. Under Delaware law, "beneficial ownership" of 15% or more of the outstanding voting stock results in "interested shareholder" status.

    Under New Jersey law, a publicly-traded New Jersey corporation with its principal executive offices or significant business operations located in New Jersey is prohibited from consummating a business combination with an interested shareholder for a period of five years unless the business combination is approved by the board of directors prior to the date the shareholder became interested. In addition, after the five-year period, a New Jersey corporation may not engage in a business combination with an interested shareholder unless either (i) the business combination is approved by the board of directors prior to the date the shareholder became an interested shareholder or (ii) the business combination is approved by the holders of two-thirds of the voting stock not held by the interested shareholder or (iii) subject to certain other requirements, the consideration per share received in the business combination is at least equal to the greater of (x) the highest price per share paid by the interested shareholder in the five years prior to either the announcement of the business combination or the date at which the interested shareholder became such, whichever results in a higher price, and (y) the market price on either the date the business combination is announced or on the date the

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interested shareholder first became such, whichever is higher. New Jersey law defines "interested shareholder" as a person beneficially owning 10% or more of the outstanding voting stock of the corporation.

    Borden's Charter adds to the requirements of the NJBCA and provides that no business combination with a "related person" (defined as a shareholder who beneficially owns 20% or more of any class of capital stock of the corporation) may occur unless (i) the business combination is approved by the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote for directors, (ii) the business combination is approved by a majority of the continuing directors (defined as a director who is not affiliated with any "related person" and was a director prior to the time that the "related person" crossed the threshold of 5% voting power of any class of capital stock) or (iii) the consideration to be received per share in the business combination is at least as high as the greater of the highest price per share of prior purchases of Borden's capital stock by the "related person" and the average closing price per share on the NYSE for the prior 200 trading days. See "The Exchange Offer--Description of Merger Agreement and Conditional Purchase/Option Agreement" for a discussion of certain agreements of Borden with respect to the antitakeover provisions of the NJBCA and Borden's Charter in connection with the Exchange Offer, the Proposed Merger and the Option.

  Dissenters' or Appraisal Rights

    Both the DGCL and the NJBCA give shareholders the right to dissent from certain business acquisitions, dispositions and combinations and to demand and receive cash payment of the fair value of their shares. These rights are known as "appraisal rights" in Delaware and "dissenters' rights" in New Jersey.

    Shareholders of a Delaware corporation generally have appraisal rights with respect to a merger or consolidation. Unless the corporation's certificate of incorporation provides otherwise, such appraisal rights generally are not available (i) when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger, except that appraisal rights are available in certain short-form mergers under Section 253 of the DGCL in which the parent corporation of a subsidiary more than 90% (but less than 100%) of the common stock of which is owned by the parent merges with such subsidiary, or (ii) when the stock of the constituent corporation, on the record date fixed to determine the shareholders entitled to receive notice of and vote on the agreement of merger, is listed on a national securities exchange or held of record by more than 2,000 shareholders, unless in the case of (i) or (ii) above, such shareholders are required by the terms of the merger to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation that are so listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. Shareholders of a Delaware corporation do not have appraisal rights with respect to the disposition of all or substantially all the assets of the corporation unless the corporation's certificate of incorporation provides otherwise.

    Shareholders of a New Jersey corporation generally have dissenters' rights with respect to a merger or consolidation as well as with respect to the disposition of all or substantially all of the assets of the corporation. Such dissenters' rights are not available to shareholders of a New Jersey corporation
(i) if the shares that they hold are a class or series that is listed on a national securities exchange or is held of record by 1,000 or more shareholders or (ii) if, pursuant to such disposition of assets, merger or consolidation, they will receive stock or other securities so listed or held, cash, or a combination of cash and such securities. A shareholder of a surviving corporation in a merger will not have dissenters' rights if the vote of shareholders of the corporation was not required for approval of the plan of merger. Dissenters' rights are not available to holders of Borden Shares in the Exchange Offer or the Proposed Merger. See "The Exchange Offer--Right to Dissent and Appraisal Rights."

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  Special Meetings of Shareholders

    Under Delaware law, special meetings of shareholders may be called by the board of directors of a corporation or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws of the corporation. Holdings' By-Laws permit the chairman of the board of directors or, upon written request to the chairman or secretary, the holders of not less than 25% of the outstanding shares of Holdings Common Stock to call a special meeting.

    Under New Jersey law, special meetings of shareholders may be called by the president or board of directors of a corporation or by such other officers, directors or shareholders, as may be provided in the by-laws. The By-Laws of Borden permit the chairman, chief executive officer, president or a majority of directors to call a special meeting. In addition, under New Jersey law, upon the application of a holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court for good cause shown may order a special meeting to be called and held.

  Action By Written Consent

    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Holdings' Certificate of Incorporation does not contain a provision limiting the right to act by written consent.

    Under the NJBCA, except as otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting upon (i) the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting and (ii) ten or twenty days' (depending on the circumstances) written notice to all non-consenting shareholders who would have been entitled to notice of a meeting to vote on such action. Borden's Charter does not contain a provision limiting the right to act by written consent.

  Statutory Voting Requirements

    The DGCL generally requires the approval of a majority of the outstanding voting shares for merger, consolidation, sale of all or substantially all of the corporation's assets, or an amendment to its certificate of incorporation unless the corporation's certificate of incorporation provides for a higher voting requirement. The NJBCA generally requires approval by a majority of votes cast at a meeting of shareholders by those entitled to vote, unless the charter or another provision of the NJBCA requires a greater plurality. Holdings' Certificate of Incorporation does not contain any higher voting requirement. Borden's Charter provides that the affirmative vote of two-thirds of all issued and outstanding voting stock is required to adopt a plan of merger or consolidation involving Borden. In addition, Borden's Charter provides that the consent of 85% of all the issued and outstanding voting stock is required to approve the lease or sale of all the property and assets of Borden.

    The NJBCA permits a New Jersey corporation, without shareholder approval, to sell all or substantially all of its assets if such sale is in the ordinary course of the corporation's business. The DGCL contains no similar provision.

  Limiting of Liability and Indemnification of Directors and Officers

    Delaware law permits a corporation to indemnify its directors and officers and limit the liability of its directors for monetary damages for breach of the fiduciary duty of care as a director or officer except in certain circumstances. New Jersey law permits a corporation to indemnify and limit the liability of both directors and officers under similar circumstances. Holdings' Certificate of Incorporation and By-Laws contain provisions limiting the liability of directors and officers to the maximum extent permitted by the DGCL. Borden's Charter and By-Laws contain provisions indemnifying and limiting the liability of directors and officers to the maximum extent permitted by the NJBCA.

  Classified Board of Directors

    Under Delaware law, a corporation may have a classified board of directors providing for up to three classes of directors each having a term of up to three years, and newly elected directors selected by the board of directors may serve to the expiration of the term of the class to which they are named. Under New Jersey law a corporation may have a classified board of directors, but no class of directors shall hold office for a term shorter than one year or longer than five years, and the term of at least one class shall expire in each year. In addition, directors elected to the board of directors to fill newly created directorships serve until the next annual meeting of shareholders. Neither Holdings nor Borden has a classified board of directors.

  Dividends

    Delaware law permits corporations to pay dividends out of surplus or, in the event there is no surplus, out of (i) net profits for the fiscal year in which the dividend is declared or (ii) net profits for the preceding year.

    Under New Jersey law, a dividend may not be paid if the corporation would be unable to pay its debts as they become due in the usual course of business or if the corporation's total assets would be less than its total liabilities.

  Shareholder Derivative Actions

    Under New Jersey law, if the shareholder-plaintiffs in a shareholder derivative action own less than 5% of the outstanding shares of any class of the stock of the corporation on behalf of which such shareholders are bringing suit (unless such shares have a fair market value in excess of $25,000), the corporation may require the shareholder-plaintiffs to give security for the reasonable expenses, including attorneys' fees of the corporation or any defendants; moreover, shareholders found by a court of competent jurisdiction to have instituted a derivative suit without reasonable cause may be required to pay the reasonable expenses, including attorney's fees, of the defendants named in such action.

    No comparable provisions exist under the DGCL.

  Loans to and Guarantees of Obligations of Officers and Employees

    Under both Delaware and New Jersey law, a corporation may lend money to, or guarantee of an obligation of, an officer, employee or director of a corporation whenever in the judgment of the board of directors of the corporation such loan or guarantee may reasonably be expected to benefit the corporation. Delaware law also requires that loans or guarantees may be made for a director only if the director is an officer or employee.

                                 LEGAL MATTERS

    The legality of the Holdings Common Stock being offered hereby is being passed upon for Holdings by Jo-Ann Ford, Vice President, Assistant General Counsel and Secretary of Holdings. Ms. Ford owns options to purchase shares of Holdings Common Stock which represent less than 0.1% of the currently outstanding shares of Holdings Common Stock.

                                    EXPERTS

    The consolidated financial statements of Holdings as of December 31, 1993 and 1992 and for each of the years in the three year period ended December 31, 1993 incorporated in this Offering Circular/Prospectus by reference from (1) Holdings' Registration Statement No. 33-52381 on Form S-3, at the time such Registration Statement was declared effective and (2) Holdings' Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Borden, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement and reclassification of the 1992 consolidated financial statements as described in note 3 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Borden Shares and/or Rights and any other required documents should be sent or delivered by each shareholder of Borden or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

                 The Exchange Agent for the Exchange Offer is:

  BY MAIL:              BY FACSIMILE TRANSMISSION:        BY HAND OR OVERNIGHT
                                                                DELIVERY:







    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offering Circular/Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

                The Information Agent for the Exchange Offer is:

                             D.F. KING & CO., INC.

          UNITED STATES                                 EUROPE
         77 Water Street                   Royex House, Aldermanbury Square
    New York, New York 10005                   London, England EC2V 7HR
   1-800-755-3106 (Toll Free)                 (44) 71 600 5005 (Collect)

                 The Dealer Manager for the Exchange Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated

                          1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 703-4774

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person who was or is a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such director, officer, employee or agent actually and reasonably incurred in connection therewith.

    In accordance with the Delaware Law, Article Sixth of the Certificate of Incorporation of Holdings contains a provision to limit the personal liability of the directors of Holdings for monetary damages for breach of their fiduciary duty. This provision eliminates each director's liability to Holdings or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article IV of the By-Laws of Holdings provides for indemnification of any current or former officer or director of Holdings to the full extent permitted by applicable law.

    In connection with the Exchange Offer, the Partnership has agreed to indemnify Holdings and its directors, officers, affiliates and controlling persons and Borden and its directors, officers, affiliates and controlling persons from certain liabilities under the federal securities laws to the extent they arise out of or are based upon information relating to the Partnership furnished by the Partnership to Holdings for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. In addition, Borden has provided a similar indemnity to Holdings and its directors, officers, affiliates and controlling persons and the Partnership and its partners and affiliates and their respective directors, officers and controlling persons with respect to information it furnishes to Holdings for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. Holdings has provided a similar indemnity to the Partnership and its partners and affiliates and their respective directors, officers and controlling persons and Borden and its directors, officers, affiliates and controlling persons with respect to information it furnishes for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. See "Summary."

ITEM 21. EXHIBITS.

EXHIBIT NO.                             DESCRIPTION
- -----------  -----------------------------------------------------------------
     *1.1    Form of Dealer Manager Agreement.
    **2.1    Agreement and Plan of Merger dated as of September 23, 1994 among
               Borden Acquisition Corp., Whitehall Associates, L.P. and
               Borden, Inc.
    **2.2    Conditional Purchase/Stock Option Agreement dated as of September
               23, 1994 by and among Whitehall Associates, L.P., Borden
               Acquisition Corp. and Borden, Inc.
      3.1    Amended and Restated Certificate of Incorporation of RJR Nabisco
               Holdings Corp., filed October 1, 1990 (incorporated by
               reference to Exhibit 3.1 to Amendment No. 4 filed on October 2,
               1990, to the Registration Statement on Form S-4 of RJR Nabisco
               Holdings Corp., Registration No. 33-36070, filed on July 25,
               1990, as amended (the "Form S-4, Registration No. 33-36070")).
      3.1(a) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed January 29,
               1991 (incorporated by reference to Exhibit 3.1(a) to Amendment
               No. 3, filed on January 31, 1991, to the Registration Statement on Form S-4 of RJR Nabisco Holdings Corp., Registration No.
               33-38227).
      3.1(b) Certificate of Designation of ESOP Convertible Preferred Stock,
               filed April 10, 1991 (incorporated by reference to Exhibit
               3.1(b) to Amendment No. 2 filed on April 11, 1991, to the
               Registation Statement on Form S-1 of RJR Nabisco Holdings
               Corp., Registration No. 33-39532, filed on March 20, 1991).
      3.1(c) Certificate of Designation of Series A Conversion Preferred
               Stock, filed November 7, 1991 (incorporated by reference to
               Exhibit 3.1(c) to Amendment No. 3, filed on November 1, 1991, to the Registration Statement on Form S-1 of RJR Nabisco
               Holdings Corp., Registration No. 33-43137, filed October 2,
               1991).
      3.1(d) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed December 16,
               1991 (incorporated by reference to Exhibit 3.1(d) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp., RJR Nabisco
               Holdings Group, Inc., RJR Nabisco Capital Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1991, File
               Nos. 1-10215, 1-10214, 1-10248 and 1-6388 (the "1991 Form
               10-K")).
      3.1(e) Certificate of Amendment to the Amended and Restated Certificate
               of Incorporation of RJR Nabisco Holdings Corp. (relating to the authorization of the issuance of additional shares of Common
               Stock) filed April 6, 1993 (incorporated by reference to
               Exhibit 3.3 of the Quarterly Report on Form 10-Q of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal quarter ended March 31, 1993, filed April 30, 1993 (the "March 1993
               Form 10-Q")).
      3.1(f) Certificate of Designation of Series B Cumulative Preferred
               Stock, filed August 16, 1993 (incorporated by reference to
               Exhibit 3.1(f) of the Annual Report on Form 10-K of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal year ended
               December 31, 1993, File Nos. 1-10215 and 1-6388 (the "1993 Form
               10-K")).
      3.1(g) A composite of the Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., as amended to
               August 16, 1993 (incorporated by reference to Exhibit 3.1(g) of the 1993 Form 10-K).
      3.1(h) Certificate of Designation of Series C Conversion Preferred Stock
               (incorporated by reference to Exhibit 4.1(h) to the
               Registration Statement on Form S-3 of RJR Nabisco Holdings
               Corp., Registration No. 33-52381 filed on February 2, 1994, as amended (the Form S-3, Registration No. 33-52381).
      3.2    Amended and Restated By-laws of RJR Nabisco Holdings Corp., as amended, effective January 20, 1994 (incorporated by reference to Exhibit 3.2 to the 1993 Form 10-K).
      4.1    Credit Agreement dated as of December 1, 1991, among RJR Nabisco
               Holdings Corp., RJR Nabisco Holdings Group, Inc., RJR Nabisco
               Capital Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.1 of the
               1991 Form 10-K) (the "Credit Agreement").
      4.1(a) Amendment No. 1 to Credit Agreement, dated as of October 21, 1992
               (incorporated by reference to Exhibit 4.1(a) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1992, File
               Nos. 1-10215 and 1-6388).
      4.1(b) Amendment No. 2 to Credit Agreement, dated as of March 4, 1993
               (incorporated by reference to Exhibit 4.2 of the March 1993
               Form 10-Q).

      4.1(c) Amendment No. 3 to Credit Agreement, dated as of October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the Quarterly
               Report on Form 10-Q of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the quarter ended September 30, 1993 (the
               "September 1993 Form 10-Q").
      4.2    Credit Agreement dated as of April 5, 1993 among RJR Nabisco
               Holdings Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.3 of the
               March 1993 Form 10-Q) (the "1993 Credit Agreement")
      4.2(a) Amendment No. 1 to 1993 Credit Agreement, dated October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the September
               1993 10-Q).
      4.3    Indenture dated as of April 25, 1991 among RJR Nabisco Capital
               Corp., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group,
               Inc., RJR Nabisco, Inc. and Citibank, N.A., as Trustee,
               relating to the 10 1/2% Senior Notes due 1998, including form of securities. (incorporated by reference to Exhibit 4.5 to
               Amendment No. 7 filed on August 11, 1993, to the Registration
               Statement on Form S-3 of RJR Nabisco Holdings Corp.,
               Registration No. 33-58930, filed March 1, 1993, as amended (the
               "Form S-3, Registration No. 33-58930")).
      4.3(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Citibank, N.A., as Trustee, relating to the 10
               1/2% Senior Notes due 1998 (incorporated by reference to
               Exhibit 4.5(a) to the Form S-3, Registration No. 33-58930).
      4.5    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001, including form of securities
               (incorporated by reference to Exhibit 4.6 to the Form S-3,
               Registration No. 33-58930).
      4.5(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001 (incorporated by reference to
               Exhibit 4.6(a) to the Form S-3, Registration No. 33-58930).
      4.6    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001, including form of securities (incorporated by reference to Exhibit 4.7 to the Form S-3, Registration No.
               33-58930).
      4.6(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001 (incorporated by reference to Exhibit
               4.7(a) to the Form S-3, Registration No. 33-58930).
      4.7    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and U.S. Trust Company of California, N.A., as
               Trustee, relating to the 13 1/2% Subordinated Debentures due
               2001, including form of securities (incorporated by reference to Exhibit 4.8 to the Form S-3, Registration No. 33-58930).
      4.7(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as trustee, relating to the 13 1/2% Subordinated
               Debentures due 2001 (incorporated by reference to Exhibit
               4.8(a) to the Form S-3, Registration No. 33-58930).
     *5.     Opinion of Jo-Ann Ford regarding the legality of the securities being registered.
     10.1    Registration Rights Agreement, dated as of February 9, 1989, among RJR Holdings Corp., RJR Associates, L.P., KKR Partners
               II, L.P., Drexel Burnham Lambert Incorporated and Merrill Lynch
               & Co. (incorporated by reference to Exhibit 4.3 to the
               Registration Statement on Form S-1 of RJR Holdings Corp.,
               Registration No. 33-29401, filed on June 20, 1989, as amended).
     10.28   Registration Rights Agreement (Common Stock), dated as of July
               15, 1990, between RJR Nabisco Holdings Corp. and Whitehall
               Associates, L.P. (incorporated by reference to Exhibit 4.5 to the Form S-4, Registration No. 33-36070).
    *10.50   Indemnification Agreement, dated as of October 4, 1994, among RJR
               Nabisco Holdings Corp., Whitehall Associates, L.P., Borden
               Acquisition Corp. and Borden, Inc.

     21      Subsidiaries of the Registrant (incorporated by reference to
               Exhibit 21 of the 1993 Form 10-K).
   **23.1    Consent of Deloitte & Touche LLP, Independent Auditors for RJR
               Nabisco Holdings Corp. and RJR Nabisco, Inc.
   **23.2    Consent of Price Waterhouse LLP, Independent Accountants for
               Borden, Inc.
    *23.3    Consent of Jo-Ann Ford (included in her opinion filed as Exhibit
               5.1).
   **24.1    Powers of Attorney of Charles M. Harper, Stephen R. Wilson,
               Robert S. Roath, John T. Chain, Jr., John R. Clendenin, James
               H. Greene, Jr., H. John Greeniaus, James W. Johnston, Henry R.
               Kravis, John G. Medlin, Jr., Paul E. Raether, Lawrence R.
               Ricciardi, Rozanne L. Ridgway, Clifton S. Robbins and Scott M.
               Stuart.
    *99.1    Form of Letter of Transmittal.
    *99.2    Form of Notice of Guaranteed Delivery.
    *99.3    Form of Letter from the Dealer Manager to Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees.
    *99.4    Form of letter to clients for use by Brokers, Dealers, Commercial
               Banks and Other Nominees.
    *99.5    Form of Guidelines for Certification of Taxpayer Indentification
               Number on Substitute Form W-9.

- ------------

 * To be filed by amendment.

** Filed herewith.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospects is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 5, 1994.

                                          RJR NABISCO HOLDINGS CORP.

                                          By:      /s/ JO-ANN FORD
                                              ................................
                                          Title: Vice President, Assistant
                                                 General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 5, 1994.

          SIGNATURE                       TITLE
- -----------------------------  ----------------------------

              *                Chairman of the Board and
.............................   Chief Executive Officer
     (Charles M. Harper)        (principal executive
                                officer) and Director

              *                Executive Vice President and
.............................   Chief Financial Officer
     (Stephen R. Wilson)        (principal financial
                                officer)

              *                Senior Vice President and
.............................   Controller (principal
      (Robert S. Roath)         accounting officer)

              *                Director
.............................
    (John T. Chain, Jr.)

              *                Director
.............................
     (John L. Clendenin)

              *                Director
.............................
   (James H. Greene, Jr.)

              *                Director
.............................
     (H. John Greeniaus)

              *                Director
.............................
     (James W. Johnston)

              *                Director
.............................
      (Henry R. Kravis)

              *                Director
.............................
    (John G. Medlin, Jr.)

              *                Director
.............................
      (Paul E. Raether)

              *                Director
.............................
   (Lawrence R. Ricciardi)

          SIGNATURE                       TITLE
- -----------------------------  ----------------------------

              *                Director
.............................
    (Rozanne L. Ridgway)

              *                Director
.............................
    (Clifton S. Robbins)

.............................  Director
     (George R. Roberts)

              *                Director
.............................
      (Scott M. Stuart)

.............................  Director
     (Michael T. Tokarz)

                                      *By:          /s/ JO-ANN FORD
                                           .....................................
                                                       Jo-Ann Ford
                                                     Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                     DESCRIPTION                                  PAGE NO.
- ----------  -------------------------------------------------------------------------   --------
  *1.1      Form of Dealer Manager Agreement.........................................
 **2.1      Agreement and Plan of Merger dated as of September 23, 1994 among Borden
            Acquisition Corp., Whitehall Associates, L.P. and Borden, Inc............
 **2.2      Conditional Purchase/Stock Option Agreement dated as of September 23,
              1994 by and among Whitehall Associates, L.P., Borden Acquisition Corp.
              and Borden, Inc........................................................
   3.1      Amended and Restated Certificate of Incorporation of RJR Nabisco Holdings
              Corp., filed October 1, 1990 (incorporated by reference to Exhibit 3.1 to Amendment No. 4 filed on October 2, 1990, to the Registration
              Statement on Form S-4 of RJR Nabisco Holdings Corp., Registration No.
              33-36070, filed on July 25, 1990, as amended (the "Form S-4,
              Registration No. 33-36070"))...........................................
   3.1(a)   Certificate of Amendment to Amended and Restated Certificate of
              Incorporation of RJR Nabisco Holdings Corp., filed January 29, 1991
              (incorporated by reference to Exhibit 3.1(a) to Amendment No. 3, filed on January 31, 1991, to the Registration Statement on Form S-4 of RJR
              Nabisco Holdings Corp., Registration No. 33-38227).....................
   3.1(b)   Certificate of Designation of ESOP Convertible Preferred Stock, filed
              April 10, 1991 (incorporated by reference to Exhibit 3.1(b) to
              Amendment No. 2 filed on April 11, 1991, to the Registation Statement on Form S-1 of RJR Nabisco Holdings Corp., Registration No. 33-39532,
              filed on March 20, 1991)...............................................
   3.1(c)   Certificate of Designation of Series A Conversion Preferred Stock, filed
              November 7, 1991 (incorporated by reference to Exhibit 3.1(c) to
              Amendment No. 3, filed on November 1, 1991, to the Registration
              Statement on Form S-1 of RJR Nabisco Holdings Corp., Registration No.
              33-43137, filed October 2, 1991).......................................
   3.1(d)   Certificate of Amendment to Amended and Restated Certificate of
              Incorporation of RJR Nabisco Holdings Corp., filed December 16, 1991
              (incorporated by reference to Exhibit 3.1(d) of the Annual Report on
              Form 10-K of RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group,
              Inc., RJR Nabisco Capital Corp. and RJR Nabisco, Inc. for the fiscal year ended December 31, 1991, File Nos. 1-10215, 1-10214, 1-10248 and
              1-6388 (the "1991 Form 10-K")).........................................
   3.1(e)   Certificate of Amendment to the Amended and Restated Certificate of
              Incorporation of RJR Nabisco Holdings Corp. (relating to the authorization of the issuance of additional shares of Common Stock)
              filed April 6, 1993 (incorporated by reference to Exhibit 3.3 of the
              Quarterly Report on Form 10-Q of RJR Nabisco Holdings Corp. and RJR
              Nabisco, Inc. for the fiscal quarter ended March 31, 1993, filed April
              30, 1993 (the "March 1993 Form 10-Q")).................................
   3.1(f)   Certificate of Designation of Series B Cumulative Preferred Stock, filed
              August 16, 1993 (incorporated by reference to Exhibit 3.1(f) of the
              Annual Report on Form 10-K of RJR Nabisco Holdings Corp. and RJR
              Nabisco, Inc. for the fiscal year ended December 31, 1993, File Nos.
              1-10215 and 1-6388 (the "1993 Form 10-K")).............................
   3.1(g)   A composite of the Amended and Restated Certificate of Incorporation of
              RJR Nabisco Holdings Corp., as amended to August 16, 1993 (incorporated by reference to Exhibit 3.1(g) of the 1993 Form 10-K)..................
   3.1(h)   Certificate of Designation of Series C Conversion Preferred Stock
              (incorporated by reference to Exhibit 4.1(h) to the Registration
              Statement on Form S-3 of RJR Nabisco Holdings Corp., Registration No.
              33-52381 filed on February 2, 1994, as amended (the Form S-3,
            Registration No. 33-52381)...............................................
   3.2      Amended and Restated By-laws of RJR Nabisco Holdings Corp., as amended, effective January 20, 1994 (incorporated by reference to Exhibit 3.2 to the 1993 Form 10-K)....................................................
   4.1      Credit Agreement dated as of December 1, 1991, among RJR Nabisco Holdings
              Corp., RJR Nabisco Holdings Group, Inc., RJR Nabisco Capital Corp., RJR
              Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.1 of the 1991 Form 10-K) (the "Credit
              Agreement")............................................................
   4.1(a)   Amendment No. 1 to Credit Agreement, dated as of October 21, 1992
              (incorporated by reference to Exhibit 4.1(a) of the Annual Report on
              Form 10-K of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. for the
              fiscal year ended December 31, 1992, File Nos. 1-10215 and 1-6388).....

 EXHIBIT
   NO.                                     DESCRIPTION                                  PAGE NO.
- ----------  -------------------------------------------------------------------------   --------
   4.1(b)   Amendment No. 2 to Credit Agreement, dated as of March 4, 1993
              (incorporated by reference to Exhibit 4.2 of the March 1993 Form
              10-Q)..................................................................
   4.1(c)   Amendment No. 3 to Credit Agreement, dated as of October 12, 1993
              (incorporated by reference to Exhibit 10.1 of the Quarterly Report on
              Form 10-Q of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. for the
              quarter ended September 30, 1993 (the "September 1993 Form 10-Q")......
   4.2      Credit Agreement dated as of April 5, 1993 among RJR Nabisco Holdings
              Corp., RJR Nabisco, Inc. and the lending institutions party thereto
              (incorporated by reference to Exhibit 4.3 of the March 1993 Form 10-Q)
              (the "1993 Credit Agreement")..........................................
   4.2(a)   Amendment No. 1 to 1993 Credit Agreement, dated October 12, 1993
            (incorporated by reference to Exhibit 10.1 of the September 1993
              10-Q)..................................................................
   4.3      Indenture dated as of April 25, 1991 among RJR Nabisco Capital Corp., RJR
              Nabisco Holdings Corp., RJR Nabisco Holdings Group, Inc., RJR Nabisco,
              Inc. and Citibank, N.A., as Trustee, relating to the 10 1/2% Senior
              Notes due 1998, including form of securities. (incorporated by reference to Exhibit 4.5 to Amendment No. 7 filed on August 11, 1993, to the Registration Statement on Form S-3 of RJR Nabisco Holdings
              Corp., Registration No. 33-58930, filed March 1, 1993, as amended (the
              "Form S-3, Registration No. 33-58930"))................................
   4.3(a)   First Supplemental Indenture dated as of May 18, 1992 among RJR Nabisco,
              Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group, Inc. and
              Citibank, N.A., as Trustee, relating to the 10 1/2% Senior Notes due
              1998 (incorporated by reference to Exhibit 4.5(a) to the Form S-3,
              Registration No. 33-58930).............................................
   4.5      Indenture dated as of May 22, 1989 among RJR Holdings Capital Corp., RJR
              Holdings Corp., RJR Holdings Group, Inc., RJR Nabisco, Inc. and
              Security Pacific National Trust Company (New York), as Trustee,
              relating to the 15% Payment-in-Kind Subordinated Debentures due 2001,
              including form of securities (incorporated by reference to Exhibit 4.6 to the Form S-3, Registration No. 33-58930)............................
   4.5(a)   First Supplemental Indenture dated as of May 18, 1992 among RJR Nabisco,
              Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group, Inc. and
              Security Pacific National Trust Company (New York), as Trustee,
              relating to the 15% Payment-in-Kind Subordinated Debentures due 2001
              (incorporated by reference to Exhibit 4.6(a) to the Form S-3,
              Registration No. 33-58930).............................................
   4.6      Indenture dated as of May 22, 1989 among RJR Holdings Capital Corp., RJR
              Holdings Corp., RJR Holdings Group, Inc., RJR Nabisco, Inc. and
              Security Pacific National Trust Company (New York), as Trustee,
              relating to the Subordinated Discount Debentures due 2001, including form of securities (incorporated by reference to Exhibit 4.7 to the
              Form S-3, Registration No. 33-58930)...................................
   4.6(a)   First Supplemental Indenture dated as of May 18, 1992 among RJR Nabisco,
              Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group, Inc. and
              Security Pacific National Trust Company (New York), as Trustee,
              relating to the Subordinated Discount Debentures due 2001 (incorporated by reference to Exhibit 4.7(a) to the Form S-3, Registration No.
              33-58930)..............................................................
   4.7      Indenture dated as of May 22, 1989 among RJR Holdings Capital Corp., RJR
              Holdings Corp., RJR Holdings Group, Inc., RJR Nabisco, Inc. and U.S.
              Trust Company of California, N.A., as Trustee, relating to the 13 1/2%
              Subordinated Debentures due 2001, including form of securities
              (incorporated by reference to Exhibit 4.8 to the Form S-3, Registration
            No. 33-58930)............................................................
   4.7(a)   First Supplemental Indenture dated as of May 18, 1992 among RJR Nabisco,
              Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group, Inc. and
              Security Pacific National Trust Company (New York), as trustee, relating to the 13 1/2% Subordinated Debentures due 2001 (incorporated by reference to Exhibit 4.8(a) to the Form S-3, Registration No.
              33-58930)..............................................................
  *5.       Opinion of Jo-Ann Ford regarding the legality of the securities being registered.............................................................
  10.1      Registration Rights Agreement, dated as of February 9, 1989, among RJR
              Holdings Corp., RJR Associates, L.P., KKR Partners II, L.P., Drexel
              Burnham Lambert Incorporated and Merrill Lynch & Co. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 of
              RJR Holdings Corp., Registration No. 33-29401, filed on June 20, 1989, as amended)............................................................

 EXHIBIT
   NO.                                     DESCRIPTION                                  PAGE NO.
- ----------  -------------------------------------------------------------------------   --------
  10.28     Registration Rights Agreement (Common Stock), dated as of July 15, 1990, between RJR Nabisco Holdings Corp. and Whitehall Associates, L.P.
              (incorporated by reference to Exhibit 4.5 to the Form S-4, Registration
              No. 33-36070)..........................................................
 *10.50     Indemnification Agreement, dated as of October 4, 1994, among RJR Nabisco
              Holdings Corp., Whitehall Associates, L.P., Borden Acquisition Corp.
              and Borden, Inc........................................................
  21        Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the 1993 Form 10-K).................................................
**23.1      Consent of Deloitte & Touche LLP, Independent Auditors for RJR Nabisco
              Holdings Corp. and RJR Nabisco, Inc....................................
**23.2      Consent of Price Waterhouse LLP, Independent Accountants for Borden,
              Inc....................................................................
 *23.3      Consent of Jo-Ann Ford (included in her opinion filed as Exhibit 5.1)....
**24.1      Powers of Attorney of Charles M. Harper, Stephen R. Wilson, Robert S.
              Roath, John T. Chain, Jr., John R. Clendenin, James H. Greene, Jr., H.
              John Greeniaus, James W. Johnston, Henry R. Kravis, John G. Medlin,
              Jr., Paul E. Raether, Lawrence R. Ricciardi, Rozanne L. Ridgway,
              Clifton S. Robbins and Scott M. Stuart.................................
 *99.1      Form of Letter of Transmittal............................................
 *99.2      Form of Notice of Guaranteed Delivery....................................
 *99.3      Form of Letter from the Dealer Manager to Brokers, Dealers, Commercial
              Banks, Trust Companies and Other Nominees..............................
 *99.4      Form of letter to clients for use by Brokers, Dealers, Commercial Banks and Other Nominees.....................................................
 *99.5      Form of Guidelines for Certification of Taxpayer Indentification Number
              on Substitute Form W-9.................................................

- ------------

 * To be filed by amendment.

** Filed herewith.